As filed with the Securities and Exchange Commission on July 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN REBEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7372	47-3892903
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

909 18th Avenue South, Suite A

Nashville, Tennessee, 37212

(833) 267-3235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Ross, Jr.

Chief Executive Officer

909 18th Avenue South, Suite A

Nashville, Tennessee, 37212

(833) 267-3235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky, Esq.

Steven A. Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 21, 2023

AMERICAN REBEL HOLDINGS, INC.

1,372,998 Shares of Common Stock

This prospectus relates to the offering and resale of up to 1,372,998 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 71,499 shares of Common Stock, (ii) 615,000 shares of Common Stock (the “Prefunded Warrant Shares”) issuable upon exercise of prefunded warrants (the “Prefunded Warrants”) issued to the Selling Stockholder (as defined herein) on June 30, 2023 pursuant to a securities purchase agreement (the “Purchase Agreement”) and (iii) 686,499 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) issued to the Selling Stockholder on June 30, 2023 pursuant to the Purchase Agreement.

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Common Stock, the Prefunded Warrant Shares and the Warrant Shares.

The Selling Stockholder may sell the shares of Common Stock on Nasdaq, in one or more transactions otherwise than on Nasdaq, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholder may sell or otherwise dispose of its shares of Common Stock hereunder.

The Selling Stockholder may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholder may sell its shares of Common Stock hereunder following the effective date of this registration statement.

Our Common Stock and certain existing warrants (the “Existing Warrants”) are traded on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively. On July 20, 2023, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $2.10 per share.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a one for twenty-five (1:25) ratio, which was effected on June 27, 2023.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the section entitled “Risk Factors” on page 9 of this prospectus for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered under this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2023.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “American Rebel” and “our” to refer to American Rebel Holdings, Inc. and its consolidated subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements should be evaluated with consideration given to the risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements.

Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all future periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others:

●	our ability to achieve positive cash flow from operations and new business opportunities;

●	our current reliance on a sole manufacturer and supplier for the production of our safes;

●	our manufacturing partner’s ability to meet production demands, both quantitively and qualitatively;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	our ability to obtain funding for our operations;

●	our creditors not accelerating debt obligations;

●	our ability to satisfy debt obligations going forward;

●	our ability to attract collaborators and strategic arrangements;

●	our ability to meet the Nasdaq Capital Market continued listing requirements;

●	our sole manufacturer’s ability to find adequate replacement in events of shortages of components and materials, and manage chain disruptions;

●	our current reliance on our founder and Chief Executive Officer, Charles A, Ross;

●	general business and economic conditions, including macroeconomic conditions such as high inflation, supply chain issues, labor issues and issues resulting from the continuing global COVID-19 pandemic;

●	risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

●	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

●	our ability to close the Champion Safe Acquisition (defined below);

●	our ability to meet our financial obligations as they become due; and

●	the rate and degree of market acceptance and demand of our products.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. For additional information regarding risk factors that could affect the Company, see “Risk Factors” beginning on page 9 of this prospectus, and as may be included from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”).

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The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus, could materially and adversely affect our results of operations, financial condition, and liquidity, and our future performance. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Industry Data and Forecasts

This prospectus contains data related to the permanent and temporary safes and concealed self-defense products industry in the United States. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. We have not independently verified such third-party information. Industry and market data could be inaccurate because of the method by which sources obtained their data and because information cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Industry and market data are often forecasts by industry experts best equipped to make forecasts, but all forecasts bear a certain degree of uncertainty and should not be relied upon as facts. Such data and estimates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” The permanent and temporary safes and concealed self-defense products industries may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Stock. In addition, the rapidly changing nature of the permanent and temporary safes and concealed self-defense industries subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

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PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning this offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the consolidated historical and consolidated pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.” Unless the context otherwise requires, we use the terms “we,” “us,” “the Company,” “American Rebel” and “our” to refer to American Rebel Holdings, Inc. and its wholly-owned subsidiary American Rebel, Inc.

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Corporate Summary

American Rebel Holdings, Inc. was incorporated on December 15, 2014, in the State of Nevada and is authorized to issue 600,000,000 shares of $0.001 par value common stock (“Common Stock”) and 10,000,000 shares of $0.001 par value preferred stock (“Preferred Stock”).

The Company operates primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded apparel and accessories.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories and other valuables, and we aim to make our products accessible at various price points for home and office use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our manufacturing facilities and various suppliers to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices.

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In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

American Rebel is boldly positioning itself as “America’s Patriotic Brand” in a time when national spirit and American values are being rekindled and redefined. American Rebel is an advocate for the 2nd Amendment and conveys a sense of responsibility to teach and preach good common practices of gun ownership. American Rebel products keep you concealed and safe inside and outside the home. American Rebel Safes protect your firearms and valuables from children, theft, fire and natural disasters inside the home; and American Rebel Concealed Carry Products provide quick and easy access to your firearm utilizing American Rebel’s Proprietary Protection Pocket in its backpacks and apparel outside the home. The initial company product releases embrace the “concealed carry lifestyle” with a focus on concealed carry products, apparel, personal security and defense. “There’s a growing need to know how to protect yourself, your family, your neighbors or even a room full of total strangers,” says American Rebel’s Chief Executive Officer, Andy Ross. “That need is in the forethought of every product we design.”

The “concealed carry lifestyle” refers to a set of products and a set of ideas around the emotional decision to carry a gun everywhere you go. The American Rebel brand strategy is similar to the successful Harley-Davidson Motorcycle philosophy, referenced in this quote from Richard F. Teerlink, Harley’s chairman and former chief executive, “It’s not hardware; it is a lifestyle, an emotional attachment. That’s what we have to keep marketing to.” As an American icon, Harley has come to symbolize freedom, rugged individualism, excitement and a sense of “bad boy rebellion.” American Rebel – America’s Patriotic Brand has significant potential for branded products as a lifestyle brand. Its innovative Concealed Carry Product line and Safe line serve a large and growing market segment; but it is important to note we have product opportunities beyond Concealed Carry Products and Safes.

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Recent Developments

Armistice Agreement and Private Placement

On June 27, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice”) for the purchase and sale of, subject to customary closing conditions, (i) an aggregate of 71,499 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 615,000 shares of Common Stock (the “Prefunded Warrant Shares”) and (iii) warrants (the “Warrants”) to initially acquire up to 686,499 shares of Common Stock (the “Warrant Shares”) (representing 100% of the Common Shares and Prefunded Warrant Shares) in a private placement offering (the “Private Placement”) for gross proceeds of $3 million. The Private Placement closed on June 30, 2023.

The aggregate purchase price for the Common Shares, Prefunded Warrants and the Warrants purchased by Armistice was equal to (i) $4.37 for each Common Share (and related Warrants) purchased by Armistice, or (ii) $4.36 for each Prefunded Warrant (and related Warrants) purchased by Armistice, which Prefunded Warrants are exercisable into Prefunded Warrant Shares at the initial Exercise Price (as defined in the Prefunded Warrant) of $0.01 per Prefunded Warrant Share in accordance with the Prefunded Warrant.

The Warrant has an exercise price of $4.24 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement. The Warrant will be exercisable commencing on the date of issuance, and will expire five years from the date of issuance.

The Prefunded Warrant has an initial exercise price of $0.01 per Prefunded Warrant Share, is to be pre-funded to the Company on or prior to the initial exercise date of the Prefunded Warrant and, consequently, no additional consideration (other than the nominal exercise price of $0.01 per Prefunded Warrant Share) is required to be paid by the Buyer to exercise the Prefunded Warrant.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Armistice to register the Common Shares and the shares of Common Stock underlying the Warrants issued in the Private Placement for resale. The registration statement to which this prospectus relates is being filed pursuant to the Registration Rights Agreement.

The Company engaged EF Hutton, division of Benchmark Investments, LLC (“EF Hutton” or the “Placement Agent”), as the Company’s placement agent for the Private Placement. The Placement Agent was paid a cash fee equal to an aggregate of ten percent (10.0%) of the aggregate gross proceeds raised in the Private Placement.

Amendment to the Articles of Incorporation and Reverse Stock Split

On November 28, 2022, the stockholders of the Company approved a Certificate of Amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s shares of common stock, par value $0.001 per share at a ratio of up to 1-for-25 (the “Reverse Stock Split”). Thereafter, on June 23, 2023, the Board set the Reverse Stock Split ratio at 1-for-25 and approved and authorized the filing of the Certificate of Amendment on June 23, 2023. The Certificate of Amendment became effective on June 27, 2023.

The Reverse Stock Split was intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of Common Stock (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market (“Nasdaq”). The Reverse Stock Split began trading on a Reverse Stock Split-adjusted basis on Nasdaq at the opening of the market on June 27, 2023. On July 12, 2023, the Company received a written notification from the staff of The Nasdaq Stock Market LLC indicating that, as of July 11, 2023, the Company had regained compliance with the Minimum Bid Price Requirement.

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Business Loan and Security Agreement

On April 14, 2023, the Company entered into a $1,000,000 Business Loan and Security Agreement (the “Secured Loan”) with an accredited investor lending source (the “Lender”). Under the Secured Loan, the Registrant received $980,000 on April 20, 2023, which was net of fees to the Lender. The Secured Loan requires 64 weekly payments of $20,000, for a total repayment of $1,280,000 to the Lender. The principal balance bears interest at 22.8%. The Secured Loan is secured by all of the assets of the Registrant and its subsidiaries second only to a previously secured line of credit and contains other customary terms and conditions for agreements of its type. Further, the Registrant’s CEO, Charles A. Ross, Jr., provided a personal guaranty for the Secured Loan.

Change in Directors

On April 10, 2023, Ken Yonika resigned from the Company’s board of directors (the “Board”) effective April 4, 2023. Mr. Yonika’s resignation as a member of the Board also constituted his resignation as a member of the audit committee of the board. As a result of Mr. Yonika’s resignation, the composition of the Audit Committee was reduced from three members to two members. Thereafter, on May 9, 2023, the Board appointed C. Stephen Cochennet to serve as a new independent director. Mr. Cochennet was also appointed as a member of the Audit Committee, a member of the Compensation Committee, a member of the Nominating and Governance Committee and a member of the Mergers and Acquisitions Committee. Mr. Cochennet will serve on the Board and hold office until the next election of directors by stockholders and until his successor is elected and qualified or until earlier resignation or removal.

Acquisition of Champion Entities

On June 29, 2022, the Company entered into a stock and membership interest purchase agreement with Champion Safe Co., Inc. (“Champion Safe”), Superior Safe, LLC (“Superior Safe”), Safe Guard Security Products, LLC (“Safe Guard”), Champion Safe De Mexico, S.A. de C.V. (“Champion Safe Mexico”) and, together with Champion Safe, Superior Safe, Safe Guard, and Champion Safe Mexico, collectively, (the “Champion Entities”) and Mr. Ray Crosby (“Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock and membership interests of the Champion Entities from the Seller. This transaction was completed on July 29, 2022. We have included the Champion Entities assets and liabilities as of that date and the subsequent financial activity through the date of this Annual Report in our consolidated financial statements which consist of the consolidated balance sheets, consolidated statement of operations, consolidated statement of stockholders’ equity (deficit) and consolidated statement of cash flows (the “Consolidated Financial Statements”). The Champion Entities have been integrated with our existing operations and are under the control of our management team.

The closing of the acquisition occurred on July 29, 2022. Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration in the amount of $9,150,000, along with (ii) cash deposits previously of $350,000, and (iii) reimbursement to the Seller for $397,420 of agreed upon acquisitions and equipment purchases completed by the Seller and the Champion Entities since June 30, 2021.

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Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those discussed in the section titled “Risk Factors” beginning on page 9 and elsewhere in this prospectus. These risks include the following:

●	we currently do not own a manufacturing facility, and future acquisition and operation of new manufacturing facilities might prove unsuccessful and could fail;
●	as we currently rely on a sole third-party manufacturer for our safes production, our compromised operational capacity may affect our ability to meet the demand for our safes, which in turn may affect our generation of revenue;

●	our success depends, in part, on our ability to introduce new products that track customer preferences;

●	maintaining and strengthening our brand to generate and maintain ongoing demand for our products;

●	as a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the regulation of firearms and ammunition storage, as well as various economic, social and political factors;

●	shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations;

●	we do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs;

●	we face a high degree of market competition that could result in our losing or failing to gain market share;

●	the inability to efficiently manage our operations;

●	the inability to achieve future operating results;

●	the inability of management to effectively implement our strategies and business plans;

●	given our limited corporate history it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

●	the loss of our founder and Chief Executive Officer, Charles A, Ross, could harm our business;

●	our inability to service our existing and future indebtedness or other liabilities, the failure of which could result in insolvency proceedings and result in a total loss of your equity investment;

●	our inability to raise additional financing for working capital;

●	the unavailability of funds for capital expenditures;

●	our inability to access lending, capital markets and other sources of liquidity, if needed, on reasonable terms, or at all, or obtain amendments, extensions and waivers of financial maintenance covenants, among other material terms;

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●	our ability to continue as a going concern absent obtaining adequate new debt or equity financing, raising additional funds and achieving sufficient sales levels;

●	our ability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target, and to generate sufficient revenue in those targeted markets to support operations;

●	our inability to generate significant cash flow from sales of our products, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, as applicable, in our debt agreements;

●	war, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis - such as COVID-19 - may affect the markets in which the Company operates, as well as global economic, market and political conditions;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	applicable laws and changing legal and regulatory requirements, including U.S. GAAP changes, could harm our business and financial results;

●	if we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;

●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	significant dilution resulting from our financing activities;

●	our Management has control over key decision-making matters as a result of their control of a majority of our voting stock;

●	the actions and initiatives taken by both current and potential competitors; and

●	the other risks and uncertainties detailed in this report.

Corporate Information

Our principal executive offices are located at 909 18th Avenue South, Suite A, Nashville, Tennessee. Our telephone number is (833) 267-3235. Our website address is www.americanrebel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

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THE OFFERING

Issuer	American Rebel Holdings, Inc.

Offered Securities	1,372,998 shares of our Common Stock.

Common Stock outstanding prior to this offering	2,842,311 shares of Common Stock outstanding as of July 17, 2023.

Common Stock outstanding after completion of this offering	4,215,309 shares of Common Stock, assuming the exercise of all 615,000 shares of Prefunded Warrant Shares and 686,499 shares of Warrant Shares.

Terms of the Offering	The Selling Stockholder will determine when and how they will sell the Common Stock offered in this prospectus.

Use of proceeds	We are not selling any securities under this prospectus. We will not receive any proceeds from the resale of the Common Stock by the selling stockholder. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash.

Risk Factors	See “Risk Factors” beginning on page 9 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Market for Common Stock	Our Common Stock is traded on the Nasdaq Capital Market under the symbols “AREB”.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase any Common Stock pursuant to this offering. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

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Our success depends upon our ability to introduce new products that track customer preferences.

Our success depends upon our ability to introduce new products that track consumer preferences. Our efforts to introduce new products into the market may not be successful, and new products that we introduce may not result in customer or market acceptance. We develop new products that we believe will match consumer preferences. The development of a new product is a lengthy and costly process and may not result in the development of a marketable or profitable product. Failure to develop new products that are attractive to consumers could decrease our sales, operating margins, and market share and could adversely affect our business, operating results, and financial condition.

Our business depends on maintaining and strengthening our brand, as well as our reputation as a producer of high-quality goods, to maintain and generate ongoing demand for our products, and any harm to our brand could result in a significant reduction in such demand which could materially adversely affect our results of operations.

The “American Rebel” name and brand image are integral to the growth of our business, as well as to the implementation of our strategies for expanding our business. Our success depends on the value and reputation of our brand, which, in turn, depends on factors such as the quality, design, performance, functionality and durability of our products, e-commerce sales and retail partner floor spaces, our communication activities, including advertising, social media and public relations, and our management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning our brand are important to expanding our customer base and will depend largely on the success of our marketing and merchandising efforts and our ability to provide consistent, high-quality consumer experiences. To sustain long-term growth, we must continue to successfully promote our products to consumers, as well as other individuals, who value and identify with our brand.

Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, and those and other factors could rapidly and severely diminish customer confidence in us. Maintaining and enhancing our brand image are important to expanding our customer base. If we are unable to maintain or enhance our brand in current or new markets, or if we fail to continue to successfully market and sell our products to our existing customers or expand our customer base, our growth strategy and results of operations could be harmed.

Additionally, independent third parties and consumers often review our products as well as those of our competitors. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the Internet. If reviews of our products are negative, or less positive as compared to those of our competitors, our brand may be adversely affected and our results of operations materially harmed.

As a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the availability and regulation of firearm/ammunition storage, as well as various economic, social and political factors.

Our performance is influenced by a variety of economic, social, and political factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce our sales and adversely affect our operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

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Political and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. As most of our revenue is generated from sales of safes, which are purchased in large numbers for firearms storage, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, ammunition, and safe gun storage. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

Shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations.

The inability to obtain sufficient quantities of raw materials and components, including those necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with any suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components.

Our reliance on third-party suppliers for various raw materials and components for our products exposes us to volatility in the availability, quality, and price of these raw materials and components. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. A disruption in deliveries from our third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

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We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

Our customers do not provide us with firm, long-term volume purchase commitments, but instead issue purchase orders for our products as needed. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for products with third party manufacturers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

●	an increase or decrease in consumer demand for our products or for the products of our competitors;

●	our failure to accurately forecast consumer acceptance of new products;

●	new product introductions by us or our competitors;

●	changes in our relationships within our distribution channels;

●	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

●	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports; and

●	changes in laws and regulations regarding the possession and sale of medical or recreational controlled- substances.

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Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, our suppliers may not be able to react quickly enough to meet consumer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced sales.

We operate in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which we operate is based on a number of factors, including price, quality, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

Our competitors include nationwide safe manufacturers and various smaller manufacturers and importers. Most of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to consumer requirements more quickly than we can.

Our competitors could introduce products with superior features at lower prices than our products and could also bundle existing or new products with other more established products to compete with us. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

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Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause our sales to decline, which would harm our financial position and results of operations.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in developing, producing, marketing, and successfully selling new products;

●	our ability to efficiently manage our operations;

●	our ability to implement our strategies and business plans;

●	our ability to achieve future operating results;

●	our ability to address the needs of our consumer customers;

●	the pricing, quality, performance, and reliability of our products;

●	the quality of our customer service;

●	the efficiency of our production; and

●	product or technology introductions by our competitors.

Because we believe technological and functional distinctions among competing products in our markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in our business.

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We have a limited operating history on which you can evaluate our company.

We have a limited operating history on which you can evaluate our company. The corporate entity has existed since 2014 and started engaging in its current primary business operations in April 2019. As a result, our business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a relatively new business enterprise.

We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. Our business and prospects must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new line of products. The risks include, in part, the possibility that we will not be able to develop functional and scalable products, or that although functional and scalable, our products and will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that our competitors have such a significant advantage in brand recognition that our products will not be considered by potential customers; that we are not able to upgrade and enhance our technologies and products to accommodate new features as the market evolves; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues. It is difficult to accurately forecast future revenues because our business is relatively new, and our market is rapidly developing. If our forecasts prove incorrect, the business, operating results and our financial condition will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

We are highly dependent on Charles A. Ross, our Chief Executive Officer. The loss of our Chief Executive Officer, whose knowledge, leadership and industry reputational upon which we rely, could harm our ability to execute our business plan.

We are highly dependent on Charles A. Ross, our Chief Executive Officer, Chairman of our Board of Directors and a large stockholder. Our success depends heavily upon the continued contributions of Mr. Ross, whose leadership, industry reputation entrepreneurial background and creative marketing skills may be difficult to replace at this stage in our business development, and on our ability to attract and retain similarly positioned prominent leaders. If we were to lose the services of our Chief Executive Officer, our ability to execute our business plan may be harmed and we may be forced to limit operations until such time as we could hire suitable replacements.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when or if we will achieve profitability. We have experienced net losses since our inception in December 2014.

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We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of December 31, 2022, we had an accumulated deficit of $34,112,810.

We have limited financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We have recorded net losses since inception and have significant accumulated deficits. We have relied upon loans and equity financings for operating capital. Total revenues will be insufficient to pay off existing debt and fund operations. We may be required to rely on further debt financing, further loans from related parties, and private placements of our common and preferred stock for our additional cash needs. Such funding sources may not be available, or the terms of such funding sources may not be acceptable to the Company.

American Rebel has limited financial resources. There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional funds.

We expect to require additional funds to further develop our business plan, including the anticipated launch of new products, in addition to continuing to market our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake may be dilutive to existing stockholders.

The sales of our safes are dependent in large part on the sales of firearms.

We market safes and other personal security products for sale to a wide variety of consumers. Although our customer base is large and diverse, and our products serve our customers’ different needs, our products have been particularly popular among collectors, hunters, sportsmen, competitive shooters, and gun enthusiasts. The sale of safe firearms storage and security components is influenced by the sale and usage of firearms. Sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales.

Our financial results may be affected by tariffs or border adjustment taxes or other import restrictions.

Our current backpack and apparel suppliers have facilities both in China and Mexico and the imposition of tariffs or border adjustment taxes may affect our financial results. The current political climate is hostile to companies manufacturing goods outside of the US. At the current manufacturing levels, it is impractical to seek manufacturing facilities in the United States as US manufacturers are unable to meet or even approach the cost of manufacturing small quantities of custom-made goods. We are in the process of locating an alternative supplier which will have the capacity to produce commercial volumes of our backpacks and apparel to meet our expected demands. However, we have not yet located a suitable supplier and, even if we are able to do so, there is no guarantee that our manufacturing process will scale to produce our products in quantities sufficient to meet demand.

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An inability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target could reduce our future growth and impact our business and operating results.

Consumers are increasingly purchasing products online. We operate a direct-to-consumer e-commerce store to maintain an online presence with our end users. The future success of our online operations depends on our ability to use our marketing resources to communicate with existing and potential customers. We face competitive pressure to offer promotional discounts, which could impact our gross margin and increase our marketing expenses. We are limited, however, in our ability to fully respond to competitor price discounting because we cannot market our products at prices that may produce adverse relationships with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on lower e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business to respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of state, federal or international laws, including those relating to firearms and ammunition sales; online privacy; credit card fraud; telecommunication failures; electronic break-ins and similar disruptions; and disruption of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our business and operating results.

We sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Our products are used to store, in part, items that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

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Despite the Company’s indebtedness levels, we are able to incur substantially more debt. This could further increase the risks associated with its leverage.

We may incur substantial additional indebtedness in the future, although certain terms of current debt agreements prohibit us from doing so. To the extent that we incur additional indebtedness, the risks associated with its substantial indebtedness describe above, including its possible inability to service its debt, will increase.

At this stage of our business operations, even with our good faith efforts, investors in our company may lose some or all of their investment.

Because the nature of our business is expected to change as a result of shifts in the industries in which we operate, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. Further, we have raised substantial debt and equity to fund our business operations, which to date have generated insufficient revenue to support our working capital needs.

While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated. If our revenues do not increase to a level to support our working capital needs, we will be forced to seek equity capital to fund our operations and repay our substantial debt balances, which may not be available to us on acceptable terms or at all.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. The Company may not properly anticipate customer applications of our products and our products may fail to survive such unanticipated customer use. If the Company’s products fail to adequately perform to meet the customer’s expectations, the customer may demand refunds or replacements which will negatively affect the Company’s profitability.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

Our products support the use and access to firearms and if our products are ineffective, we could require protection against potential product liability claims.

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We will not be profitable unless we can demonstrate that our products can be manufactured at low prices.

To date, we have manufactured our products in limited volume. As the Company creates demand for its products, our projections require the benefit of volume discounts as we increase the size of our order. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

Our profitability in part is dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level that will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

War, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the outbreak of COVID-19).

Such events may cause customers to suspend their decisions on using the Company’s products and services, make it impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services and commitments to develop new products and services. These events also pose significant risks to the Company’s personnel and to physical facilities, transportation and operations, which could materially adversely affect the Company’s financial results.

Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 or other public health crisis by governmental agencies, could make it difficult for the Company to deliver goods services to its customers. War, riots, or other disasters may increase the need for our products and demand by government and military may make it difficult for use to provide products to customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to the Omicron variant or otherwise) will have on our results of operations, liquidity or long-term financial results.

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Escalating global trade tensions, and the conflict between Russia and Ukraine, and the adoption or expansion of tariffs and trade restrictions could negatively impact us.

The current military conflict between Russia and Ukraine could lead to disruption, instability and volatility in global markets and industries that could negatively impact our operations and could adversely affect our business and/or our supply chain, business partners or customers in other countries beyond Russia and Ukraine. The U.S. government and other governments in jurisdictions in which we operate have imposed severe sanctions and export controls against Russia and Russian interests and threatened additional sanctions and controls. It is not possible to predict the broader consequences of this conflict, which could include sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets. The impact of these measures, as well as potential responses to them by Russia, is currently unknown and they could adversely affect our business, supply chain, partners or customers. Any further sanctions imposed or actions taken by the U.S. or other countries, and any retaliatory measures by Russia in response, such as restrictions on energy supplies from Russia to countries in the region, could increase our costs, reduce our sales and earnings or otherwise have an adverse effect on our operations.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $700 million in public float market capitalization.

If our revenues are insufficient or non-existent, or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

Any acquisitions that we potentially undertake will involve significant risks, and any acquisitions that we undertake in the future could disrupt our business, dilute stockholder value, and harm our operating results.

Part of our growth strategy is to expand our operations through strategic acquisitions to enhance existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and enhance our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. The Champion Safe Acquisition, if completed, could provide significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to complete acquisitions that we desire to make will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

●	the ability of management to devote sufficient attention to acquisition efforts; and

●	the ability to obtain any requisite governmental or other approvals.

We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, financial condition, and results of operations could be adversely affected.

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Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our Common Stock.

If we finance any future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our Common Stock for acquisitions will depend on the market price of our Common Stock from time-to-time and the willingness of potential acquisition candidates to accept our Common Stock as full or partial consideration for the sale of their businesses. Our inability to use our Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings to pursue an acquisition could limit our growth.

We may not be able to successfully fund future acquisitions of new businesses due to the lack of availability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy and materially adversely impact our financial condition, business and results of operations.

In order to make future acquisitions, we intend to raise capital primarily through debt financing, additional equity offerings, the sale of stock or assets of our businesses, and by offering equity in the businesses to the sellers of target businesses or by undertaking a combination of any of the above. Since the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow funds on acceptable terms. Another source of capital for us may be the sale of additional shares of Common Stock, subject to market conditions and investor demand for the shares at prices that we consider to be in the interests of our stockholders. These risks may materially adversely affect our ability to pursue our acquisition strategy successfully and materially adversely affect our financial condition, business and results of operations.

RISKS RELATED TO OUR LEGAL AND REGULATORY ENVIRONMENT

Failure to comply with applicable laws and changing legal and regulatory requirements could harm our business and financial results.

Our policies and procedures are reasonably designed to comply with applicable laws, accounting and reporting requirements, tax rules and other regulations and requirements, including those imposed by the SEC, and foreign countries, as well as applicable trade, labor, safety, environmental, labeling and gun safety related laws, such as the Protection of Lawful Commerce in Arms Act as well as state laws. The complexity of the regulatory environment in which we operate, and the related cost of compliance are both increasing due to additional or changing legal and regulatory requirements, our ongoing expansion into new markets and new channels, and the fact that foreign laws occasionally conflict with domestic laws. In addition to potential damage to our reputation and brand, failure by us or our business partners to comply with the various applicable laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in litigation, civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements and have an adverse impact on our business and financial results.

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Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, and December 31, 2021, we had net operating loss carryforwards, or NOLs, for federal and state income tax purposes of $34,112,810 and $26,969,657, respectively, which begins to expire in 2034. Net operating loss carryforwards are available to reduce future taxable income. The federal net operating losses generated before 2018 will begin to expire in 2032. The federal net operating losses generated in and after 2018 may be carried forward indefinitely. The expiration of state NOL carryforwards vary by state and begin to expire in 2024. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future (which may be outside our control).

Under the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the CARES Act, NOLs arising in tax years beginning after December 31, 2017, are subject to an 80% of taxable income limitation (as calculated before taking the NOLs into account) for tax years beginning after December 31, 2020. In addition, NOLs arising in tax years 2018, 2019, and 2020 are subject to a five-year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020, also are subject to indefinite carryforward but cannot be carried back. Our NOLs may also be subject to limitations in other jurisdictions. For example, California recently enacted legislation suspending the use of NOLs for taxable years 2020, 2021, and 2022 for many taxpayers. In future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, and patents in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents. Company owned trademarks are listed under the heading Intellectual Property on page 52.

We are subject to the periodic reporting requirements of Section 15(d) and 12(g) of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in, and the complexity of our reports cannot be determined at this time and will affect the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced financial statement disclosure in registration statements, which must include two years of audited financial statements, reduced financial statement disclosure in annual reports on Form 10-K, and exemptions from the auditor attestation of management’s assessment of internal control over financial reporting. We may take advantage of these reporting exemptions until we are no longer a smaller reporting company.

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If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;
●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and
●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Furthermore, our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require our management to make estimates about matters that are inherently uncertain. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company.

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RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Stockholders’ voting power and ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Second Amended and Restated Articles of Incorporation, as amended, authorizes our Board of Directors to issue up to 600,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock, of which we have designated 100,000 shares as Series A - Super Voting Convertible Preferred Stock (“Series A Preferred Stock”) (which were issued to two members of our current management, Messrs. Charles A. Ross, Jr. and Doug E. Grau, and have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes). While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person. The power of the Board of Directors to issue shares of Common Stock, preferred stock or warrants or options to purchase shares of Common Stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the company’s outstanding Common Stock or voting power.

While we just completed a capital raise utilizing a financial institution, we may attempt to raise additional capital by returning to the market to sell shares, possibly at a deep discount. These actions may result in dilution of the ownership interests and voting power of existing stockholders, further dilute Common Stock book value, and may delay, defer or prevent a change of control.

Additionally, series of preferred stock may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, superior voting or conversion rights and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to Common Stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Second Amended and Restated Articles of Incorporation, as amended allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

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Our Common Stock may be affected by limited trading volume and our share price may be volatile, which could adversely impact the value of our Common Stock.

There can be no assurance that an active trading market in our Common Stock will be maintained. Our Common Stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our Common Stock without regard to our operating performance and the market price of our Common Stock may drop below the price paid by investors. In addition, we believe that factors such as our operating results, quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, including as the result of the COVID-19 pandemic, could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

Warrants are speculative in nature.

The Company’s outstanding warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the outstanding warrants may exercise their right to acquire the Common Stock until the specific expiration date of the warrant in question after which date any unexercised warrants will expire and have no further value. Until holders of the outstanding warrants acquire Common Stock upon exercise of the outstanding warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of the outstanding warrants. Upon exercise of the outstanding warrants, the holder will be entitled to exercise the rights of a Stockholder as to the security exercised only as to matters for which the record date occurs after the exercise. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the outstanding warrants, and consequently, whether it will ever be profitable for holders of the outstanding warrants to exercise the outstanding warrants.

Provisions of the outstanding warrants (including those sold in June 2023) could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our governing organizational documents, certain provisions of the outstanding warrants could make it more difficult or expensive for a third party to acquire us. The outstanding warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the outstanding warrants. These and other provisions of the outstanding warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our stockholders.

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Two of our executive officers are able to exert significant control over matters subject to stockholder approval.

As referenced above, we issued 100,000 shares of Series A Preferred Stock to two members of our current management, Messrs. Charles A. Ross, Jr. and Doug E. Grau, which have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes. While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

Accordingly, these two stockholders may, as a practical matter, continue to be able to control the election of a majority of our directors and the determination of all corporate actions after this offering. This concentration of ownership could delay or prevent a change in control of the Company.

We do not anticipate that we will pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never paid cash dividends on our Common Stock. We do not expect to pay cash dividends on our Common Stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our Common Stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our Common Stock.

RISKS RELATED TO THE INDUSTRY

The industry in which we operate is competitive, price sensitive and subject to risks of governmental regulations or laws. If our competitors are better able to develop and market products that are more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The safe and personal security industry is characterized by intense competition. We will face competition on the basis of product features, reliability, price, apparent value, and other factors. Competitors may include large safe makers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging styles, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our industry could experience greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

The rapidly growing interest in new concealed carry products that this rapidly growing market may attract the attention of government regulators and legislators. The current trend in legislation is to roll back or minimize access to firearms restrictions, but there can be no assurance that this trend will continue.

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RISKS RELATED TO THE CANNABIS INDUSTRY

Federal regulation and enforcement may adversely affect the implementation of medical controlled substance laws and regulations may negatively impact our revenues and profits.

Currently, many states plus the District of Columbia have laws or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana.

Variations in state and local regulation and enforcement in states that have legalized medical controlled substance that may restrict marijuana-related activities, including activities related to medical cannabis and Biotech complex work on cannabis, may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Nineteen states and the District of Columbia and Guam have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

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It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from using our products, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational marijuana growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to the sale of our dispensaries is found in the definition of “drug paraphernalia.” Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance, possession of which is unlawful.

Marijuana remains illegal under federal law.

Cannabis is illegal under U.S. federal law. In those states in which the use of cannabis has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act (21 U.S.C. § 811). The Controlled Substances Act classifies cannabis as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law. Unless and until Congress amends the Controlled Substances Act with respect to cannabis (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, enforcement of federal law regarding cannabis is a significant risk and would likely result in our inability to precede with our business plans, especially in respect of expanding the reach of our dispensaries sale.

We are indirectly engaged in the medical and adult use cannabis industry in the United States where local state law permits such activities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge, and management may not be able to predict all such risks.

Thirty-nine U.S. states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Twenty-one of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as adult use).

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. While we are not subject to these laws, the uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations present risks for our dispensary safes business, including incurring substantial costs associated with compliance or altering certain aspects of our business plan.

Because marijuana is illegal under U.S. federal law, we may be unable to access to U.S. bankruptcy protections in the event of our bankruptcy.

We have no plans and no current need to seek bankruptcy protection. However, in the event we ever need to seek bankruptcy protection, we may have difficulty accessing bankruptcy courts considering our indirect involvement in the medial and adult use cannabis industry in the United States. Many courts have denied cannabis businesses bankruptcy protections because the use of cannabis is illegal under federal law. If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us, which would have a material, adverse effect on the Company.

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USE OF PROCEEDS

We are not selling any securities under this prospectus. We are registering shares of our Common Stock for the Selling Stockholder. We will not receive any of the proceeds from any sale or other disposition of the Common Stock covered by this prospectus. All proceeds from the sale of the Common Stock will be paid directly to the Selling Stockholder. We may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all 686,499 shares of Common Stock, would result in gross proceeds of $2,910,755 to us.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock has been traded on the Nasdaq Capital Market under the symbol “AREB” since February 2022. Prior to February 2022, our common stock traded on the OTCQB marketplace.

Holders of Common Equity

As of July 17, 2023, there were approximately 2,842,311 shares of Common Stock issued and outstanding and approximately 123 stockholders of record of our Common Stock. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

Dividend Information

We have not paid any cash dividends to our holders of common stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Securities Transfer Corporation is our registrar and transfer agent. The principal business address of 2901 Dallas Parkway, Suite 380, Plano, Texas 75093. Its telephone number is (469) 633-0101.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

Management’s Discussion and Analysis should be read in conjunction with the financial statements included in this Form S-1 (the “Financial Statements”). The financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”). Except as otherwise disclosed, all dollar figures included therein and in the following management discussion and analysis are quoted in United States dollars.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that in addition to the description of historical facts contained herein, this report contains certain forward-looking statements that involve risks and uncertainties as detailed herein and from time to time in the Company’s other filings with the Securities and Exchange Commission and elsewhere. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. These factors include, among others: (a) the Company’s fluctuations in sales and operating results; (b) risks associated with international operations; (c) regulatory, competitive and contractual risks; (d) development risks; (e) the ability to achieve strategic initiatives, including but not limited to the ability to achieve sales growth across the business segments through a combination of enhanced sales force, new products, and customer service; and (f) pending litigation.

Results of Operations for the fiscal year ended December 31, 2022

Revenue and cost of goods sold

For the year ended December 31, 2022, we reported Sales of $8,449,800, compared to Sales of $986,826 for the year ended December 31, 2021. The increase is primarily attributable to the Company’s recent acquisition of the Champion Entities that closed on July 29, 2022. For the year ended December 31, 2022, we reported Cost of Sales of $6,509,382, compared to Cost of Sales of $812,130 for the year ended December 31, 2021. The increase in Cost of Sales was again primarily attributable to the acquisition of the Champion Entities. For the year ended December 31, 2022, we reported Gross Profit of $1,940,418, compared to Gross Profit of $174,696 for the year ended December 31, 2021. The increase in Gross Profit was primarily attributable to the acquisition of the Champion Entities. Please review our footnotes to the Consolidated Financial Statements for its presentation on the pro forma financial information as if the Company and the Champion Entities had been combined since January 1, 2021. This represents a significant difference if we were able to include a full year of revenue and costs of sales for the Champion Entities for 2022.

Expenses

Total operating expenses for the year ended December 31, 2022 were $7,003,704 compared to $3,486,135 for the year ended December 31, 2021 as further described below.

For the year ended December 31, 2022, we incurred consulting and business development expenses of $2,000,624, compared to consulting and business development expenses of $2,012,803 for the year ended December 31, 2021. The slight decrease in consulting and business development expenses is due to the decrease in outside corporate consultants offset by additional payroll expenses for the Company as a result of the acquisition of the Champion Entities.

For the year ended December 31, 2022, we incurred rental expense, warehousing and outlet expense of $508,527, compared to rental expense, warehousing and outlet expense of $0 for the year ended December 31, 2021. Since the acquisition of the Champion Entities that closed on July 29, 2022, the Company now has a much larger physical footprint. Our rental expense, warehousing, etc. was negligible in years prior to 2022 and was included in our general and administrative expense line item.

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For the year ended December 31, 2022, we incurred product development expenses of $746,871, compared to product development expenses of $330,353 for the year ended December 31, 2021. The increase in the amount of product development expenses was due to the increase in product development activity.

For the year ended December 31, 2022, we incurred marketing and brand development expenses of $507,503, compared to marketing and brand development expenses of $171,030 for the year ended December 31, 2021. The increase in marketing and brand development expenses relates primarily to the expanded size of the Company and the return of trade shows post the COVID-19 pandemic.

For the year ended December 31, 2022, we incurred general and administrative expenses of $3,190,092, compared to general and administrative expenses of $968,306 for the year ended December 31, 2021. The increase relates primarily to an increase in professional, consulting and operating fees due to the expanded size of the Company.

For the year ended December 31, 2022, we incurred depreciation expense of $50,087, compared to depreciation expense of $3,643 for the year ended December 31, 2021. The increase in depreciation expense is due to the increased size of the Company and the assets acquired in the Champion Entities purchase.

Other income and expenses

For the year ended December 31, 2022, we incurred interest expense of $358,689, compared to interest expense of $2,061,782 for the year ended December 31, 2021. The decrease in interest expense is due to the Company retiring or converting to common stock most of its outstanding debt in late 2021. Retirement or converting to common stock of debt in 2022 was smaller in comparison. Additionally, the Company incurred interest expense of $350,000 for the release of pre-emptive rights from a certain lender to the Company.

Net Loss

Net loss for the year ended December 31, 2022, amounted to $7,143,153, resulting in a loss per share of $23.91, compared to a net loss of $6,098,944 for the year ended December 31, 2021, resulting in a loss per share of $121.20. The increase in the net loss from the year ended December 31, 2021 to the year ended December 31, 2022 is primarily due to acquisition costs of the Champion Entities and our increased expenditures on financing and other activities for growth.

Three Months Ended March 31, 2023 Compared To Three Months Ended March 31, 2022

From inception through March 31, 2023, we have generated an operating deficit of $34,339,865. We expect to incur additional losses during the fiscal year ending December 31, 2023, and beyond, principally as a result of our increased investment in inventory, marketing expenses, and growth initiatives.

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Revenue (‘Sales’) and cost of goods sold (‘Cost of Sales’)

	Three months ended March 31, 2023	Three months ended March 31, 2022
Revenue	$4,402,099	$154,080
Cost of goods sold	2,791,326	96,719
Gross margin	1,610,773	57,361

Expenses:
Consulting/payroll and other costs	944,599	462,989
Rental expense, warehousing, outlet expense	226,660	-
Product development costs	16,495	33,273
Marketing and brand development costs	252,725	80,970
Administrative and other	361,149	438,305
Depreciation and amortization expense	29,090	900
	1,830,718	1,016,437
Operating income (loss)	(219,945)	(959,076)

Other Income (Expense)
Interest expense, net	(7,110)	(292,405)
Gain/(loss) on extinguishment of debt	-	(1,376,756)
Net income (loss) before income tax provision	(227,055)	(2,628,237)
Provision for income tax	-	-
Net income (loss)	$(227,055)	$(2,628,237)

For the three months ended March 31, 2023, we reported Revenues of $4,402,099 compared to Revenues of $154,080 for the three months ended March 31, 2022. The increase in Revenues of $4,248,109 (or 2,757% period over period (PoP)) for the current quarter compared to the three months ended March 31, 2022, is attributable to the closing of the Champion acquisition on July 29, 2022 and a general increase from Champion average quarterly sales of product. For the three months ended March 31, 2023, we reported Cost of Goods Sold of $2,791,326, compared to Cost of Goods Sold of $96,719 for the three months ended March 31, 2022. The increase in Cost of Goods Sold of $2,694,607 (or 2,786% period over period (PoP)) for the current quarter is due to a significantly greater number of sales of product during the quarter compared to the three months ending March 31, 2022 and again attributable to the closing of the Champion acquisition on July 29, 2022. For the three months ended March 31, 2023, we reported Gross Margin of $1,610,773, compared to Gross Margin of $57,361 for the three months ended March 31, 2022. The increase in Gross Margin of $1,553,412 (or 2,708% period over period (PoP)) for the three months ending March 31, 2023, compared to the three months ending March 31, 2022 is once again due to the closing of the Champion acquisition on July 29, 2022. Gross Margin percentages for the three months ended March 31, 2023 was 36.6% compared to 37.2% for the three months ended March 31, 2022. We expect our Gross Margin percentages to stay consistent within these two parameters until we achieve sufficient sales volume to increase our margins from better pricing power, from better buying power on our costs of goods, inventory and inventory management.

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Operating Expenses

Total operating expenses for the three months ended March 31, 2023 were $1,830,718 compared to $1,016,437 for the three months ended March 31, 2022 as further described below. Overall we saw only an $814,281 increase in operating expenses or an 80% period over period (PoP) increase in operating expenses from the prior year comparable period. With the acquisition and integration of the Champion acquisition we expect this to be about the same going forward dropping as a percentage of Revenues as we increase overall sales volume.

For the three months ended March 31, 2023, we incurred consulting/payroll and other costs of $944,599 compared to consulting/payroll and other costs of $462,989 for the three months ended March 31, 2022. The increase in consulting/payroll and other costs of $481,610 (or 104% period over period (PoP)) was due to the increase in the number of employees and the size of the Company post-acquisition of the Champion Entities. The Company expects to try and maintain its consulting/payroll and other costs as we further expand our sales volume.

For the three months ended March 31, 2023, we incurred rental expense, warehousing, outlet expense of $226,660, compared to rental expense, warehousing, outlet expense of $0 for the three months ended March 31, 2022. The increase in rental expense, warehousing, outlet expense of $226,660 is due to the significant number of leases and properties that the Company rents to conduct the Champion business acquisition. Prior to the Champion business acquisition, the Company included lease expense in the Administrative and other account. The significant number of leases and properties that the Company rents to conduct the Champion business provides a better presentation of expenses with a separate account line. The Company expects to maintain this level of expense on a go-forward basis with its leases and rented properties for the near term. The Company may look to consolidate some of its space as needed as it fine tunes the Champion business.

For the three months ended March 31, 2023, we incurred product development expenses of $16,495, compared to product development expenses of $33,273 for the three months ended March 31, 2022. The decrease in product development expenses of $16,778 (or -50% period over period (PoP)) is due to some of the Company’s current product development expenses being included in consulting/payroll and other costs account which provides for a better presentation of those expenses than pure product development expense. The Company expects to maintain this level of expense on a go-forward basis with new products and efforts being expended for future sales growth and product needs.

For the three months ended March 31, 2023, we incurred marketing and brand development expenses of $252,725, compared to marketing and brand development expenses of $80,970 for the three months ended March 31, 2022. The increase in marketing and brand development expenses of $171,755 (or 212% period over period (PoP)) relates primarily to an increase of activities including major trade shows and the availability of working capital for these types of expenses as well as increased costs attributable to our acquisition and integration of the Champion business.

For the three months ended March 31, 2023, we incurred administrative and other expense of $361,149, compared to administrative and other expense of $438,305 for the three months ended March 31, 2022. The decrease in administrative and other expense of $77,156 (or -17% period over period (PoP)) relates directly to the significant 2022 legal and other professional fees that we incurred in our registered public offerings, offset by some additional expenses picked up from our acquisition of Champion. The Company believes as it grows its sales base it will also need to increase its administrative and other expense commensurate with the increased profits for the future.

For the three months ended March 31, 2023, we incurred depreciation and amortization expense of $29,090, compared to depreciation and amortization expense of $900 for the three months ended March 31, 2022. The increase in depreciation and amortization expense relates primarily to the acquisition of Champion and its significant and additional depreciable asset base that it provided to the Company’s financial position.

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Other income and expenses

For the three months ended March 31, 2023, we incurred interest expense of $7,110, compared to interest expense of $292,405 for the three months ended March 31, 2022. The decrease in interest expense of $285,295 is due to a significant number of notes being paid during 2022 that were able to be paid in full from the various financings. During the three months ended March 31, 2023, we incurred a loss on extinguishment of debt of $0, compared to $1,376,756 during the three months ended March 31, 2022. The decrease in loss on extinguishment of debt is due to the charge necessary through the amortization of the debt discount recorded for the issuance of shares of common stock in connection with working capital loans retired during 2022. The Company expects to manage and maintain its interest expense exposure despite the increase in interest rates for this year over last year, as well keeping our debt obligations to a minimum as we grow the business and its sales volume.

Net Loss

Net loss for the three months ended March 31, 2023, amounted to $227,055, resulting in a loss per share of $0.34, compared to $2,628,237 for the three months ended March 31, 2022, resulting in a loss per share of $20.73. The significant decrease in the net loss from the three months ended March 31, 2022 to the three months ended March 31, 2023 is primarily due to one-time transactional costs related to 2022 financings and as well our preparation costs for the Champion acquisition. The Company’s management believes with increasing sales volume and strict adherence on cost cutting measures and best practices that net positive income can be achieved for the business.

Liquidity and Capital Resources

We are a company in the growth and acquisition stage and our revenue from our planned operations does not cover our operating expenses. We had a working capital asset of $6,678,562 at December 31, 2022 and working capital asset of $6,477,127 at March 31, 2023 due to the successful closings of our two public financing transactions (one in February 2022 and the other in July 2022) and have incurred a deficit of $34,339,865 from inception to March 31, 2023. We have funded our operations primarily through the issuance of capital stock, convertible debt, and other securities.

During the three months ended March 31, 2023, we raised net cash of approximately $0 through the issuance of common and preferred shares, as compared to approximately $10,500,000 for the three months ended March 31, 2022. During the three months ended March 31, 2023, we raised net cash of approximately $0 through the issuance of notes payable secured by inventory, as compared to approximately $60,000 for the three months ended March 31, 2022.

As we continue with the launch of the American Rebel branded safes and concealed carry product line as well our recently acquired Champion line of products we expect to continue to devote significant resources in the areas of capital expenditures and marketing, sales, and operational expenditures.

We expect to require additional funds to further develop our business and acquisition plan, including the launch of additional products in addition to aggressively marketing our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake will likely be dilutive to existing stockholders.

In addition, we expect to also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, developing or acquiring new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our product lines.

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Debt Restructuring

The Company during early 2022 engaged in and completed a financial restructuring (the “Debt Restructuring”), that included extending, renewing, and restructuring the terms of loans with several investors and third-party creditors. The completion of the registered public offering in February 2022 provided the necessary funds to pay off multiple loans with several investors and third-party creditors, leaving a small but manageable amount of debt on the books.

Promissory Notes – Working Capital

As part of the Debt Restructuring (as defined above), the Company entered into several replacement notes to extend the maturities on certain notes with working capital lending partners.

On July 1, 2022, the Company entered into a $600,000 unsecured promissory note with an accredited investor, our working capital lending partner. The unsecured promissory note bears interest at 12% per annum. The principal of the unsecured promissory note is due on March 31, 2023. The unsecured promissory note contains customary warranties, covenants and representations of the Company.

Line of Credit

During the month of February 2023, the Company entered into a $2 million Line of Credit. The Line of Credit accrues interest at a rate as determined by BSBY Daily Floating Rate plus 2.05 percentage points (which at March 31, 2023 was in total 6.95%), and is secured by all of the assets of the Champion Entities. The Line of Credit expires February 28, 2024. The outstanding liability of the Line of Credit at March 31, 2023 was $1.7 million. A copy of the Line of Credit Agreement is attached hereto as Exhibit 4.6.

Critical Accounting Policies

The preparation of financial statements and related footnotes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 1 to the financial statements, included elsewhere in this report, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

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BUSINESS

Corporate Summary

American Rebel Holdings, Inc. was incorporated on December 15, 2014, in the State of Nevada and is authorized to issue 600,000,000 shares of $0.001 par value common stock (“Common Stock”) and 10,000,000 shares of $0.001 par value preferred stock (“Preferred Stock”).

The Company operates primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded apparel and accessories.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories and other valuables, and we aim to make our products accessible at various price points for home and office use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our manufacturing facilities and various suppliers to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

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American Rebel is boldly positioning itself as “America’s Patriotic Brand” in a time when national spirit and American values are being rekindled and redefined. American Rebel is an advocate for the 2nd Amendment and conveys a sense of responsibility to teach and preach good common practices of gun ownership. American Rebel products keep you concealed and safe inside and outside the home. American Rebel Safes protect your firearms and valuables from children, theft, fire and natural disasters inside the home; and American Rebel Concealed Carry Products provide quick and easy access to your firearm utilizing American Rebel’s Proprietary Protection Pocket in its backpacks and apparel outside the home. The initial company product releases embrace the “concealed carry lifestyle” with a focus on concealed carry products, apparel, personal security and defense. “There’s a growing need to know how to protect yourself, your family, your neighbors or even a room full of total strangers,” says American Rebel’s Chief Executive Officer, Andy Ross. “That need is in the forethought of every product we design.”

The “concealed carry lifestyle” refers to a set of products and a set of ideas around the emotional decision to carry a gun everywhere you go. The American Rebel brand strategy is similar to the successful Harley-Davidson Motorcycle philosophy, referenced in this quote from Richard F. Teerlink, Harley’s chairman and former chief executive, “It’s not hardware; it is a lifestyle, an emotional attachment. That’s what we have to keep marketing to.” As an American icon, Harley has come to symbolize freedom, rugged individualism, excitement and a sense of “bad boy rebellion.” American Rebel – America’s Patriotic Brand has significant potential for branded products as a lifestyle brand. Its innovative Concealed Carry Product line and Safe line serve a large and growing market segment; but it is important to note we have product opportunities beyond Concealed Carry Products and Safes.

American Rebel Safes

Keeping your guns in a location only appropriate trusted members of the household can access should be one of the top priorities for every responsible gun owner. Whenever a new firearm is purchased, the owner should also look for a way to store and secure it. Storing the firearm in a gun safe will prevent it from being misused by young household members, and it will also prevent it from being stolen in a burglary or damaged in a fire or natural disaster. Gun safes may seem pricy at first glance, but once the consumer is educated on their role to protect expensive firearms and other valuables such as jewelry and important documents, the price is justified.

American Rebel produces large floor safes in a variety of sizes as well as small portable keyed safes. Additional opportunities exist for the Company to develop Wall Safes and Handgun Boxes.

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Reasons gun owners should own a gun safe:

●	If you are a gun owner and you have children, many states have a law in place that you have to have your gun locked in a safe, away from children. This will prevent your children from getting the gun and hurting themselves or someone else.

●	Some states have a law in place that you have to keep your gun locked away when it is not in use even if you don’t have children in your home. California has a law that you have to have your gun locked in a firearms safety device that is considered safe by the California Department of Justice (DOJ). When you buy a safe, you should see if it has approval from the California DOJ.

●	Many gun owners own more guns than insurance will cover. Many insurance companies only cover $3,000 worth of guns. Are your weapons worth more? If so, you should invest in a gun safe to make sure your guns are protected from fire, water, and thieves.

●	Many insurance companies may give you a discount if you own a gun safe. If you own a gun safe or you purchase one, you should see if your insurance company is one that offers a discount for this. A safe can protect your guns and possibly save you money.

●	Do people know you own guns? You might not know that many burglaries are carried out by people they know.

●	If a person you know breaks into your home, steals your gun, and murders someone you could be charged with a crime you didn’t commit, or the victim’s family could sue you.

●	Gun safes can protect your guns in the event your home goes up in flames. When buying a safe, you should see if it will protect your firearm or any other valuables from fire damage.

●	You might be the type of person that has a gun in your home for protection. A gun locked in a safe can still offer you protection. There are quick access gun safes on the market. With a quick access gun safe, you can still retrieve your gun in a few seconds, but when it isn’t needed it will be protected.

A gun safe is the best investment a gun owner can make because the safe can protect guns from thieves, fire, water, or accidents. Bills or ballot measures to require safe storage have been discussed in Delaware, Washington, Oregon, Missouri and Virginia; and various laws are on the books in California and Massachusetts. Even a figure as staunchly pro-gun as Texas’s Republican lieutenant governor, Dan Patrick, called on gun-owning parents to lock up their weapons after the Santa Fe shooting. The gun safe industry is experiencing rapid growth and innovation. American Rebel Chief Executive Officer Andy Ross and the rest of the American Rebel team are committed to fulfilling the opportunity in the gun safe market and filling the identified void with American Rebel Gun Safes.

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Below is a summary of the different safes we offer:

i.	Large Safes – our current large model safe collection consists of six premium safes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. Each of these safes provide up to 75 minutes of fire protection at 1200 degrees Fahrenheit. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. There are optional additions such as Rifle Rod Kits and Handgun Hangers to increase the storage capacity of the safe. These large safes offer greater capacity for secure storage and protection, and our safes are designed to prevent unauthorized access, including in the event of an attempted theft, natural disaster or fire. We believe that a large, highly visible safe also acts as a deterrent to any prospective thief.

ii.	Personal Safes – the safes in our compact safe collection are easy to operate and carry as they fit into briefcases, desks or under vehicle seats. These personal safes meet Transportation Security Administration (“TSA”) airline firearm guidelines and fit comfortably in luggage when required by travel regulations.

iii.	Vault Doors – our U.S.-made vault doors combine style with theft and fire protection for a look that fits any decor. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it’s in the context of a safe room, a shelter, or a place to consolidate valuables, our American Rebel in- and out-swinging vault doors provide maximum functionality to facilitate a secure vault room. American Rebel vault doors are constructed of 4 ½” double steel plate thickness, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. Active boltworks, which is the locking mechanism that bolts the safe door closed so that it cannot be pried open and three external hinges that support the weight of the door, are some of the features of the vault door. For safety and when the door is used for a panic or safe room, a quick release lever is installed inside the door.

iv.	Dispensary Safes - our HG-INV Inventory Safe, a safe tailor-made for the cannabis community, provides cannabis and horticultural plant home growers a reliable and safe solution to protect their inventory. Designed with medical marijuana or recreational cannabis dispensaries in mind and increasing governmental and insurance industry regulation to lock inventory after hours, we believe our HG-INV Inventory Safe delivers a high-level user experience.

Upcoming Product Offerings

To further complement our diverse product offerings, we intend to introduce additional products in the second half of 2023 and 2024. Below is a summary of potential upcoming product offerings:

i. Biometrics Safes – we intend to introduce a line of handgun boxes with biometrics, WiFi and Bluetooth technologies. These Biometric Safes have been designed, engineered and are ready for production.

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ii. 2A Lockers – we have developed a unique steel lockbox with a 5-point locking mechanism to provide a secure place to lock up ammunition and other items that may not require the safety and security of a safe, but prevents unauthorized access. We believe there is a strong market for this product that is priced between $349 - $449 depending on the model.

iii. Wall Safes – wall safes can be easily hidden and provide “free” storage space since they are able to be tucked into the space between your wall and studs.

iv. Economy Safe Line – we are exploring enhancing our safe line through the introduction of entry level safes built in North America to compete with other safes imported from overseas.

In addition to introducing additional products to add to our existing lines, we are actively seeking acquisition opportunities to diversify our product offerings and enhance stockholder value.

Our Competitive Strengths

We believe we are progressing toward long-term, sustainable growth, and our business has, and our future success will be driven by, the following competitive strengths:

● Powerful Brand Identity – we believe we have developed a distinctive brand that sets us apart from our competitors. This has contributed significantly to the success of our business. Our brand is predicated on patriotism and quintessential American character: protecting our loved ones. We strive to equip our safes with technologically advanced features that offer customers advanced security to provide the peace of mind they need. Maintaining, protecting and enhancing the “American Rebel” brand is critical to expanding our loyal enthusiasts base, network of dealers and other partners. Through our branded apparel and accessories, we seek to further enhance our connection with the American Rebel community and share the values of patriotism and safety for which our Company stands for. We strive to continue to meet their need for our safes and our success will depend largely on our ability to maintain customer trust, become a gun safe storage leader and continue to provide high-quality safes.

● Product Design and Development – our current safe model relies on time-tested features, such as Four-Way Active Boltworks, pinning the door shut on all four sides (compared to Three-Way Bolt works, which is prevalent in many of our competitors’ safes), and benefits that would not often be available in our price point, including 12-gauge and heavier US-made steel. The sleek exterior of our safes has garnered attention and earned the moniker from our dealers as the “safe with an attitude.” When we set out to enter the safe market, we wanted to offer a safe that we would want to buy, one that would get our attention and provide excellent value for the cost.

● Focus on Product Performance - since the introduction of our first safes, we have maintained a singular focus on creating a full range of safe, quality, reliable safes that were designed to help our customers keep their family and valuables safe at all times. We incorporate advanced features into our safes that are designed to improve strength and durability. Key elements of our current model safes’ performance include:

Double Plate Steel Door - 4 ½” Thick

Reinforced Door Edge – 7/16” Thick

Double-Steel Door Casement

Steel Walls – 11-Gauge

Diameter Door Bolts – 1 ¼” Thick

Four-Way Active Boltworks – AR-50(14), AR-40(12), AR-30(10), AR-20(10), AR-15(8), AR-12(8)

Diamond-Embedded Armor Plate

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* Double Plate Steel Door is formed from two U.S.-made steel plates with fire insulation sandwiched inside. Thicker steel is placed on the outside of the door while the inner steel provides additional door rigidity and attachment for the locking mechanism and bolt works. The door edge is reinforced with up to four layers of laminated steel. Pursuant to industry-standard strength tests performed, this exclusive design offers up to 16 times greater door strength and rigidity than the “thin metal bent to look thick” doors.

* Double-Steel Door Casement is formed from two or more layers of steel and is welded around the perimeter of the door opening. Pursuant to industry-standard strength tests performed, it more than quadruples the strength of the door opening and provides a more secure and pry-resistant door mounting. Our manufacturer installs a Double-Steel Door Casement™ on our safes. We believe the reinforced door casement feature provides important security as the safe door is often a target for break-in attempts.

* Diamond-Embedded Armor Plate Industrial diamond is bonded to a tungsten steel alloy hard plate. Diamond is harder than either a cobalt or carbide drill. If drilling is attempted the diamond removes the cutting edge from the drill, thus dulling the drill bit to where it will not cut.

● Trusted Brand - we believe that we have developed a trusted brand with both retailers and consumers for delivering reliable, secure safe solutions.

● Customer Satisfaction - we believe we have established a reputation for delivering high-quality safes and personal security products in a timely manner, in accordance with regulatory requirements and our retailers’ delivery requirements and supporting our products with a consistent merchandising and marketing message. We also believe that our high level of service, combined with strong consumer demand for our products and our focused distribution strategy, produces substantial customer satisfaction and loyalty. We also believe we have cultivated an emotional connection with the brand which symbolizes a lifestyle of freedom, rugged individualism, excitement and a sense of bad boy rebellion.

● Proven Management Team - our founder and Chief Executive Officer, Charles A. Ross, Jr., has led the expansion and focus on the select product line we offer today. We believe that Mr. Ross had an immediate and positive impact on our brand, products, team members, and customers. Under Mr. Ross’s leadership, we believe that we have built a strong brand and strengthened the management team. We are refocusing on the profitability of our products, reinforcing the quality of safes to engage customers and drive sales. We believe our management team possesses an appropriate mix of skills, broad range of professional experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our management team also reflects a balanced approach to tenure that will allow the Board to benefit from a mix of newer members who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

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Our Growth Strategy

Our goal is to enhance our position as a designer, producer and marketer of premium safes and personal security products. We have established plans to grow our business by focusing on three key areas: (1) organic growth and expansion in existing markets; (2) targeted strategic acquisitions that increase our on-premise and online product offerings, distributor and retail footprint and/or have the ability to increase and improve our manufacturing capabilities and output, and (3) expanding the scope of our operation activities to the dispensaries U.S. community.

We have developed what we believe is a multi-pronged growth strategy, as described below, to help us capitalize on a sizable opportunity. Through methodical sales and marketing efforts, we believe we have implemented several key initiatives we can use to grow our business more effectively. We believe we made significant progress in 2022 and in the first half of 2023 in the largest growing segment of the safe industry, sales to first-time buyers. We also intend to opportunistically pursue the strategies described below to continue our upward trajectory and enhance stockholder value. Key elements of our strategy to achieve this goal are as follows:

Organic Growth and Expansion in Existing Markets - Build our Core Business

The cornerstone of our business has historically been our safe product offerings. We are focused on continuing to develop our home, office and personal safe product lines. We are investing in adding what we believe are distinctive and advanced technological solutions for our safes and protective product lines.

We are working to increase floor space dedicated to our safes and strengthen our online presence in order to expand our reach to new enthusiasts and build our devoted American Rebel community. We intend to continue to endeavor to create and provide retailers and customers with what we believe are responsible, safe, reliable and stylish products, and we expect to concentrate on tailoring our supply and distribution logistics in response to the specific demands of our customers.

Additionally, our Concealed Carry Product line and Safe line serve a large market segment. We believe that interest in safes increase, as well as in our complimentary concealed carry backpacks and apparel as a byproduct, when interest of the general population in firearms increase. To this extent, the FBI’s National Instant Criminal Background Check System (NICS), which we believe serves as a proxy for gun sales since a background check is generally needed to purchase a firearm, reported a record number of background checks in 2020, 39,695,315. The prior annual record for background checks was 2019’s 28,369,750. In 2021, there were 38,876,673 background checks conducted, similar to that of 2020’s annual record which was 40% higher than the previous annual record in 2019. In 2022, the number of background checks normalized to 31,596,646, which was 11.3% higher than the pre-pandemic 2019 annual record. Background checks in 2023 are on pace to eclipse the 2022 number. While we do not expect this increase in background checks to necessarily translate to an equivalent number of additional safes purchased, we do believe it might be an indicator of the increased demand in the safe market. In addition, certain states (such as Massachusetts, California, New York and Connecticut) are starting to legislate new storage requirements in respect of firearms, which is expected to have a positive impact on the sale of safes.

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We continue to strive to strengthen our relationships and our brand awareness with our current distributors, dealers, manufacturers, specialty retailers and consumers and to attract other distributors, dealers, and retailers. We believe that the success of our efforts depends on the distinctive features, quality, and performance of our products; continued manufacturing capabilities and meeting demand for our safes; the effectiveness of our marketing and merchandising programs; and the dedicated customer support.

In addition, we seek to improve customer satisfaction and loyalty by offering distinctive, high-quality products on a timely and cost-attractive basis and by offering efficient customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support for growing our business.

Furthermore, we intend to continue improving our business operations, including research and development, component sourcing, production processes, marketing programs, and customer support. Thus, we are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

We believe that by enhancing our brand recognition, our market share might grow correspondingly. Industry sources estimate that 70 million to 80 million people in the United States own an aggregate of more than 400 million firearms, creating a large potential market for our safes and personal security products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Targeted Strategic Acquisitions for Long-term Growth

We are consistently evaluating and considering acquisition opportunities that fit our overall growth strategy as part of our corporate mission to accelerate long-term value for our stockholders and create integrated value chains.

Champion Safe

On June 29, 2022, the Company entered into a stock and membership interest purchase agreement with Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, Champion Safe De Mexico, S.A. de C.V. (the “Champion Entities” or “Champion”) and Mr. Ray Crosby (the “Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock and membership interests of the Champion Entities from the Seller.

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The acquisition closed on July 29, 2022. Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration of approximately $9,150,000, along with (ii) cash deposits in the amount of $350,000, and (iii) reimbursed the Seller for approximately $400,000 of agreed upon acquisitions and equipment purchases completed by the Seller and the Champion Entities since June 30, 2021. In addition to the payments to the Seller, the Company paid costs on behalf of and specifically associated with the acquisition of Champion and its integration into the Company’s operations of $350,000; $200,000 was paid to our investment banker in analyzing the acquisition and purchase of Champion prior to the purchase and subsequent financing in July as well as $150,000 paid to Champion’s independent PCAOB registered accounting firm to conduct their two years of audit and subsequent interim review reports.

Based in Provo, Utah and founded in 1999, Champion Safe is what we believe to be one of the premier designers, manufacturers and marketers of home and gun safes in North America. Champion Safe Co. has three safe lines, which we believe feature some of the most secure and highest quality gun safes.

Following the acquisition, we operate Champion Safe in the same manner as it operated pre-acquisition. Champion Safe, Superior Safe and Safe Guard Security Products are valuable and prominent identifiable brands in the safe industry. We plan to expand our manufacturing throughput to fill our significant backlog of orders and aggressively open new dealer accounts. As a division of the combined company, Champion Safe Company will shift its emphasis to growing revenue and increasing profitability of the combined company.

We believe the combined company will continue to benefit greatly from Champion founder Mr. Ray Crosby’s vast experience and expertise in the industry. Mr. Crosby is a foundational figure in the safe business with over 40 years of experience in the industry. Mr. Crosby and his brother Jay founded Fort Knox Safe in 1982 and Liberty Safe, in 1988, which recently sold to a middle market private investment firm for approximately $147.5 million. In 1999, Mr. Crosby founded Champion Safe, later expanding to include Superior Safe and Safe Guard Security Products. Champion Safe employs over 60 employees in their Utah factory and over 150 employees in their Nogales, Mexico facility just south of the U.S. border. The majority of the midline and value priced safes industry-wide are manufactured in China, but Mr. Crosby had the foresight to build his own facility in Mexico and utilize American-made steel exclusively. Steep tariffs were imposed on China manufactured safes by the Trump administration and were continued under the first half of the Biden administration. The prices of components for the made-in-China safes have dramatically increased as well as the transportation costs to import these Chinese-made safes. Mr. Crosby’s decision to build his own facility in Mexico as opposed to importing Chinese-made safes has proven to be insightful and beneficial for Champion Safe.

Mr. Crosby was eager to expand his manufacturing operation and seize upon the growth opportunities in the safe business. Working closing with the American Rebel team, Mr. Crosby expanded his paint-line capacity and hinge assembly workstations. Mr. Crosby has experience in many prior economic cycles and has found the safe business to be sound in good and bad economic times. Furthermore, the current emphasis on safe storage and the capital infusion from American Rebel positions the Champion operation to grow its footprint.

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In addition to the access to capital for Champion to grow its business, American Rebel will benefit from Champion’s 350 dealers, nationwide distribution network and seniority with buying groups and trade shows. American Rebel will also benefit from the increased Champion manufacturing throughput as capacity restrictions have limited American Rebel’s inventory and potential growth. The collaboration between Champion and American Rebel management teams will focus on increased manufacturing efficiencies and volume expansion.

Expanding Scope of Operations Activities by Offering Servicing Dispensaries and Brand Licensing

We continually seek to target new consumer segments for our safes. As we believe that safes are becoming a must-have household appliance, we strive to establish authenticity by selling our products to additional groups, and to expand our direct-to-consumer presence through our website and our showroom in Lenexa, Kansas.

Further, we expect the cannabis dispensary industry to be a material growth segment for our business. Several cannabis dispensary operators have expressed interest in the opportunity to help them with their inventory locking needs. Cannabis dispensaries have various insurance requirements and local ordinances requiring them to secure their inventory when the dispensary is closed. Dispensary operators have been purchasing gun safes and independently taking out the inside themselves to allow them to store cannabis inventory. Recognizing what seems to be a growing need for cannabis dispensary operators, we have designed a safe tailor-made for the cannabis industry. With the legal cannabis hyper-growth market expected to exceed $43 billion by 2025, and an increasing number of states where the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), we believe we are well positioned to address the need of dispensaries. American Rebel has a long list of dispensary operators, growers, and processors interested in the Company’s inventory control solutions. We believe that dispensary operators, growers, and processors are another fertile new growth market for our Vault Doors products, as many in the cannabis space have chosen to install entire vault rooms instead of individual inventory control safes—the American Rebel Vault Door has been the choice for that purpose.

Further, we believe that American Rebel has significant potential for branded products as a lifestyle brand. As the American Rebel Brand continues to grow in popularity, we anticipate generating additional revenues from licensing fees earned from third parties who wish to engage the American Rebel community. While the Company does not currently generate material revenues from licensing fees, our management team believes the American Rebel brand name may in the future have significant licensing value to third parties that seek the American Rebel name to brand their products to market to the American Rebel target demographic. For example, a tool manufacturer that wants to pursue an alternative marketing plan for a different look and feel could license the American Rebel brand name for their line of tools and market their tools under our distinct brand. This licensee would benefit from the strong American Rebel brand with their second line of American Rebel branded tools as they would continue to sell both of the lines of tools. Conversely, American Rebel could potentially also benefit as a licensee of products. If American Rebel determines a third party has designed, engineered, and manufactured a product that would be a strong addition to the American Rebel catalog of products, American Rebel could license that product from the third-party and sell the licensed product under the American Rebel brand.

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Description of Business

Our Company

American Rebel – America’s Patriotic Brand, operates primarily on designing and marketing branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded accessories and apparel, including with concealment pockets.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories and other valuables, and we aim to make our products accessible at various sizes and price points for home use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our manufacturing team and our suppliers to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices. We are in the process of developing an additional value-line model safe. Seventy percent of current industry-wide safe safes are from value-priced safes.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

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We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

Our Products

We design, manufacture, market and sell branded safes and personal security products, including concealed carry/self-defense products, and design and market an apparel line and complimentary accessories. We promote and sell our products primarily through retailers using a dealer network, as well as online, through our website, and on Amazon.com, where customers can place an order for our branded backpacks and apparel items.

Safes

We offer a wide range of home, office and personal safe models, in a broad assortment of sizes, features and styles, which are constructed with U.S.-made steel. Our safes exhibit the strength and rugged independence that America was built upon. American Rebel’s design makes keeping your firearms more secure in style. Products are marketed under the American Rebel brand. Although demand for our safes is strong across all segments of our customers, including individuals and families who wish to protect their valuables, to collectors and the dispensary servicing community, the demand for safe storage responsible solutions has been particularly strong among gun owners, sportsmen, competitive shooters and hunters alike. We expect to benefit from increasing awareness of and need for safe storage of firearms in future periods.

Large Safes

Our large safe collection consists of six safes in a range of sizes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. We believe that our large safes are ideal for storing valuables of significant size, and that they offer greater capacity for storage and protection. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. The large safes are designed to be resistant to break-ins, natural disasters and fire damage, and to prevent unauthorized access and to protect your family and their valuables. A large, highly visible safe also is believed to act as a deterrent to any prospective thief. Safe storage is also top priority of our customer base who seeks to responsibly secure their firearms. Whenever a new firearm is purchased, gun owners look for our premium solution to responsibly secure them and protect their loved ones.

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Our large safes selection includes the following:

AR-50

The AR-50 is our biggest safe. The AR-50 safe is designed to be strong, rugged, constructed of 11-gauge American-made steel and maintains capacity to comfortably store over 40 firearms comfortably. This premium gun safe with a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelf solution and optional additional accessories to increase the capacity to hold firearms. 72” tall, 40” wide with a depth of 28.5”.

AR-40

The AR-40 has the same footprint as the AR-50; however, it is 12” shorter with a capacity of over 30 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge, designed to give our customers secure storage. It provides 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a flexible shelving system to accommodate firearm storage. The dimensions include 60” tall, 40” wide with a depth of 28.5”.

AR-30

The AR-30 offers nearly 50,000 cubic inches of storage. Built with the same strength and ruggedness as the AR-50 and AR-40 models, this safe holds over 20 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge. It is designed to give our customers the ability to store their firearms and valuables securely, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 60” tall, 34” wide with a depth of 24.5”.

AR-20

The AR-20 shares the quality workmanship as the other sizes with a capacity for over 15 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge is designed to prevent theft and provide protection from fire, flood and accidental access, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 28” wide with a depth of 22.5”.

AR-15

The AR-15 fits the bill for narrow spaces with room for over 10 firearms. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 22” wide with a depth of 22.5”.

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AR-12

The AR-12 is our shortest safe. It is the perfect size to store AR rifles, handguns and personal valuables. It has a capacity of over 8 AR rifles. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers safe storage and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 40” tall, 26” wide with a depth of 23”.

Personal safes

Our compact safes, which come in two sizes, are a responsible solution to safely secure smaller valuables or handguns. The AR-110 weighs 5 pounds and is 9.5” x 6.5” x 1.75”. The AR-120 weighs 6 pounds and is 10.5” x 7.5” x 2.1875”. These small, personal safes are easy to operate and carry as they fit into a briefcase, desk or under a vehicle seat. These personal safes meet (“TSA”) airline firearm guidelines and fit comfortably in luggage where travel regulations require it.

Vault doors

Our U.S.-made Vault Doors combine style with theft and fire protection for a look that fits any decor. Designed to offer superior protection, vault rooms provide an ideal solution for the protection of the family and any valuables. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it is a safe room, a shelter, or a place to consolidate valuables, our American Rebel In-Swinging and Out-Swinging Vault Doors provide maximum functionality to a secure vault room. American Rebel vault doors are constructed of two thick, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. The active boltworks and three external hinges are some of the features of the vault door. For safety and to use the door for a panic or safe room door, a quick release lever is installed inside the door.

Dispensaries

Our inventory control safe, the HG-INV Inventory Safe, provides cannabis dispensaries a reliable and safe solution. With wide-spread legalization, medical marijuana or recreational cannabis dispensaries face increasing government regulation and insurance requirements to lock their inventory after hours. Our HG-INV Inventory Safe delivers a higher level user experience with customized shelving and our inventory notation system. The HG-INV has been introduced to the dispensary industry through trade show appearances and many of our dealers are actively cultivating dispensary business. Expanding our marketing of the HG-INV can open new markets to American Rebel.

Personal Security

Concealed Carry Backpacks – consist of an assortment of sizes, features and styles. Our XL, Large, and Medium concealed carry backpacks feature our proprietary “Personal Protection Pocket” which utilizes a sandwich method to keep handguns secure and in the desired and easily accessible position. The sandwich method is comprised of two foam pads that surround or sandwich the firearm in place. The user can access the isolated Protection Pocket from either side of the backpack. We believe these distinctive concealed carry products are designed for everyday use while keeping your firearm concealed, safe and easily accessible.

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The Extra-Large Freedom and Cartwright CCW Backpack

Our largest concealed carry backpack offers ample storage, including a dedicated top loading laptop pouch and additional tablet sleeve. Both compartments are padded to protect your devices. Two large open compartments make this backpack practical for carrying documents and folders or whatever you need to tote from one place to another. Our proprietary “Protection Pocket” allows quick and easy access to your handgun from either side. Multiple interior compartments are strategically placed to secure extra magazines and accessories. Available in the Freedom and Cartwright style as well as a variety of trim color options.

Large Freedom and Cartwright CCW Backpack

Our most popular concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and an additional tablet sleeve. Both compartments are padded to protect your devices. The size of the main compartment opening makes this backpack practical for carrying documents, folders or whatever you need to tote from one place to another. Includes our proprietary “Protection Pocket” and is available in the Freedom and Cartwright style as well as a variety of trim color options.

Medium Freedom CCW Backpack

This medium-sized backpack is designed for those who look to be more streamlined. This backpack offers ample storage, including a dedicated top loading laptop/tablet compartment and two liquid container pouches. The laptop/tablet compartment is padded to protect your devices. The main compartment is practical for carrying documents and folders or whatever you need for everyday use. Includes our proprietary “Protection Pocket”. Available in a variety of trim color options.

Small Plus CCW Backpack

Our small one-strap concealed carry backpack is designed for use while running, jogging, biking or riding a motorcycle. Our concealment pocket contains a holster and attaches to the interior with hook and loop material. Soft fleece lined pockets for your tablet, glasses case and accessories are also included. Available in dark blue or in our signature patriotic “We The People” design.

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Small Freedom CCW Backpack

This one strap pack also contains a holster and attaches to the interior with hook and loop material. There is also plenty of room for a small tablet, cell phone, chargers and other necessities. Available in a variety of trim color options.

Apparel

We offer a wide range of concealed carry jackets, vests and coats for men and women, including our Freedom Jacket 2.0 which incorporates a significant advance in the operation of the concealment pocket. We also proudly offer patriotic apparel for the whole family, with the imprint of the American Rebel brand. Our apparel line serves as “point man” for the brand, often the first exposure that people have to all things American Rebel. Our branded apparel line is forever relevant, current and bold. We place emphasis on styling that complements our enthusiast customers’ lifestyle, representing the values of our community and quintessential American character. The American Rebel clothing line style is not only a fashion statement; it is the sense of pride of belonging to our patriotic family, on your adventures and in life. Our apparel collection consists of the following:

Cartwright Coats and Vests

Engineered for comfort, warmth, and versatility and mobility. Our Cartwright Concealed Carry Coats and Vests are designed with purpose and informed by the rugged demands of the everyday hard worker. Its quality construction and workmanship are designed to keep you warm and shielded from the elements. Left-hand and right-hand concealment pocket access provides for secure and safe concealment of your firearm with easy access on either side.

Freedom 2.0 Jackets and Vests for men and women

Our lightweight jackets collection is designed with magnetic pocket closures for silent, secure and safe concealment. Our lightweight jackets are crafted to facilitate easy firearm access for both right-handed and left-handed carriers.

American Rebel T-Shirts Collection

American Rebel’s T-shirts collection is created to liberate the spirit of an endless summer inside everyone and to embrace their patriotism.

Competition

The North American safe industry is dominated by a small number of companies. We compete primarily on the quality, safety, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include companies such as Liberty Safe, Fort Knox Security Products, American Security, Sturdy Safe Company, Homeland Security Safes, SentrySafe and as well as certain other domestic manufacturers, as well as certain China-based manufactured safes. Safes manufactured in China, including Steelwater and Alpha-Guardian, have struggled under the import tariffs initiated under the administration of former U.S President Donald Trump and continued during the first half of the current administration. We believe that given the current substantial uncertainty related to the supply chain and delivery of international goods, we have a competitive advantage because our safes are not manufactured overseas.

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Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our brand and technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties and prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. We rely on a combination of patent, copyright and trade secret laws in the United States to protect our proprietary technology. We also rely on a number of United States registered, pending and common law trademarks to protect our brand “American Rebel”.

On May 29, 2018, US Patent No. 9,984,552, Firearm Detecting Luggage, was issued to us. The term of the patent is 20 years from the issuance date. In addition to our patent, we rely upon unpatented trade secrets and know-how and continuing technological development and maintain our competitive position. Trade secrets and know-how, however, can be difficult to protect. We seek to protect our proprietary information, in part, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

Regulation

The storage of firearms and ammunition is subject to increasing federal, state and local governmental laws. While the current legislative climate does not appear to seek to limit possession of firearms, there is apparent momentum to require safe storage of firearms and ammunition. Although our safes, which are the primary driver of our sales and revenues, are designed to protect any valuables, a significant number of our safes’ end users have traditionally been gun enthusiasts, collectors, hunters, sportsmen and competitive shooters. Therefore, we expect the increasing federal, state and local governmental regulation of gun storage to have a materially positive effect on our business.

Our Customers

We primarily market and sell our products to safe-only specialty stores and independent gun stores nationwide. We also sell our products online to individuals desiring home, personal and office protection, as well as to recreational shooters and hunters. Our customers choose us for a number of reasons, including the breadth and availability of the products we offer, our extensive expertise, and the quality of our customer service.

We believe the nature of our solutions and our high-touch customer service model strengthens relationships, builds loyalty and drives repeat business as our customers’ businesses expand. In addition, we feel as if our premium product lines and comprehensive product portfolio position us well to meet our customers’ needs. Furthermore, we fully anticipate that we will be able to leverage all of the data that we are collecting from our existing customer base to make continuous improvements to our offerings and better serve our current and new customers in the future.

We intend to expand our distribution to sporting goods stores, farm and home stores, other independent retailers as well as our online customer base upon securing additional funding and expanding our manufacturing facilities.

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Suppliers

We are dependent on the continued supply of materials for the manufacturing of our safes, as well as the continued supply and manufacturing of backpacks and apparel at third-party facilities locations, which are critical to our success. Any event that causes a disruption of the operation of these facilities for even a relatively short period of time would adversely affect our ability to ship and deliver our safes and other products and to provide service to our customers. We have previously experienced, including during the first months after the spread of the COVID-19 pandemic, and may in the future experience, launch and production ramp up delays for our products as a result of disruption at our suppliers and our suppliers’ manufacturing partners. Additionally, we have to date fully qualified only a very limited number of such suppliers and have limited flexibility in changing suppliers. Any disruption in the supply of materials for our branded safes from our suppliers could limit our sales.

Furthermore, the cost of safes depends in part upon the prices and availability of raw manufacturing materials such as steel, locks, fireboard, hinges, pins and other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Any reduced availability of these materials may impact our access to these parts and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased safe prices. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

We currently rely on third-party suppliers to ship our products to our customers. We have found that dedicated truckloads from our warehouse to our dealers reduce freight damage and provide the overall best shipping solution. Several companies offer dedicated truckload shipping. Increased sales will offer the opportunity to establish regional distribution centers.

Sales and Marketing

We market our products to consumers through independent safe specialty stores, select national and regional retailers, local specialty firearms stores, as well as via e-commerce. We maintain consumer-focused product marketing and promotional campaigns, which include print and digital advertising campaigns; social and electronic media; product demonstrations; point-of-sales materials; in-store training; and in-store retail merchandising. Our use of social media includes Facebook, and YouTube.

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Marketing Team Aligned with Sales Force to Maximize Our Industry Visibility to Drive Revenue

Our Chief Executive Officer, Charles A. Ross, is familiar to many in the industry due to his twelve years on television as the host of Maximum Archery World Tour and later American Rebel, that was broadcast on The Outdoor Channel, Sportsman Channel and the Pursuit Channel. Our Marketing and Sales teams have established American Rebel as a brand that our customers want and a brand that they are proud to embrace and bring into their homes.

Direct Marketing

In light of the expertise required to deliver and install safes that weigh 500-1000 pounds, direct marketing is utilized to create awareness and provide information. Our website, AmericanRebel.com, has proven to be a very valuable tool in introducing potential customers to our products. Infomercials and direct-to-consumer campaigns are vehicles to expand our reach at the appropriate time. Currently the demand from our current customers and future customer pool of independent safe specialty stores is high. As the Company grows and seeks out new customers to expand its customer base, direct marketing will be an asset for American Rebel. Chief Executive Officer, Charles A. Ross, was basically making infomercials to promote his Ross Archery products when he was filming Maximum Archery World Tour during the mid-2000s.

Social Media and Thought Leadership

A portion of marketing dollars will be directed to social media. American Rebel and Chief Executive Officer Charles A. Ross have large followings on social media and a dedicated social media campaign will efficiently reach large numbers of potential customers and brand adopters. We will leverage our social media assets to cross-promote locally with independent safe specialty store customers to pull out product through the sales channel. Driving demand and awareness of our products to our customers will expand their loyalty to American Rebel and increase each stores’ commitment to our brand.

Trade Shows

Trade shows have been an important medium to introducing our brand and our products. The NRA Annual Meeting, a consumer trade show, is a valuable opportunity to meet and greet our final customers. When we launched our Concealed Carry line of products at the NRA Annual Meeting in Atlanta, GA, in the Spring of 2017, the response from the meeting attendees was overwhelming. We immediately knew the product line resonated with consumers. Similarly, when we introduced our line of safes at the 2019 NRA Annual Meeting in the Spring of 2019, we knew we were on to something significant. The USCCA (United States Concealed Carry Association) has an annual Concealed Carry and Home Defense Expo. This is also an excellent opportunity to meet, greet and sell product to our final customers, the buying public. The Iowa Deer Classic and Illinois Deer Classic are carryovers from our Chief Executive Officer Charles A. Ross’ hosting duties on Maximum Archery World Tour, but we have found that many potential safe buyers attend these shows.

Three industry-only trade shows we attend are the SHOT Show, Nation’s Best Sports (NBS) Spring and Fall Buying Markets, and the Sports, Inc trade show. The SHOT Show is very high-profile show that most movers and shakers in the firearms industry attend. Operated by the National Shooting Sports Foundation, the SHOT Show is the first trade show of the calendar year and is a great opportunity to introduce the year’s new products. NBS operates buying group shows where retailers who are members of NBS attend the Spring and Fall Market Buying shows to place orders. NBS provides an excellent base of customers for us to introduce our products to. Sports, Inc. is also a buying group show where retailers who are members of Sports, Inc. attend to make purchases from attending vendors.

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Paid Advertising

We will occasionally purchase paid print advertising to support editorial and events. The American Shooting Journal has been very supportive of our business has featured an interview with our Chief Executive Officer in one of past issues of the magazine.

Legal Proceedings

There are no proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

From time to time, however, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Corporate History

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company. On July 29, 2022, the Company closed on its acquisition of the Champion Entities.

On November 28, 2022, the stockholders of the Company approved a Certificate of Amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s shares of common stock, par value $0.001 per share at a ratio of up to 1-for-25 (the “Reverse Stock Split”). Thereafter, on June 23, 2023, the Board set the Reverse Stock Split ratio at 1-for-25 and approved and authorized the filing of the Certificate of Amendment on June 23, 2023. The Certificate of Amendment became effective on June 27, 2023.

The Reverse Stock Split was intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of Common Stock (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market (“Nasdaq”). The Reverse Stock Split began trading on a Reverse Stock Split-adjusted basis on Nasdaq at the opening of the market on June 27, 2023. On July 12, 2023, the Company received a written notification from the staff of The Nasdaq Stock Market LLC indicating that, as of July 11, 2023, the Company had regained compliance with the Minimum Bid Price Requirement.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

All directors of the Company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. Officers of the Company are appointed by our Board and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Positions Held with the Company	Age	Date First Elected or Appointed
Executive Officers
Charles A. Ross, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	56	June 9, 2016

Doug E. Grau	President, Interim Principal Accounting Officer and Director	60	February 12, 2020

Non-Employee Directors

Corey Lambrecht	Lead Independent Director	53	February 12, 2020

Michael Dean Smith	Director	53	February 8, 2022
C. Stephen Chochennet	Director
		67	May 9, 2023

Name	Age	Position
Executive Officers
Charles A. Ross, Jr.	56	Chief Executive Officer, Chairman of the Board, principal executive officer and treasurer
Doug E. Grau	60	President, interim principal accounting officer and Director

Non-Employee Director

Corey Lambrecht	53	Director
Michael Dean Smith	53	Director
C. Stephen Chochennet	67	Director

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Executive Officers

Charles A. Ross, Jr., Chief Executive Officer and Director

Doug E. Grau, President

Mr. Ross is currently the Company’s CEO and a Director. He has held these positions since June 20, 2016. He is responsible for all duties required of a corporate officer and the development of the business. From December 15, 2014 through April 9, 2021, Mr. Ross served as the sole officer and director of American Rebel, Inc. He now serves as Secretary/Treasurer and a director. American Rebel, Inc. has developed a product line of concealed carry products that officially launch at the 2017 NRA Convention April 27 – 30 in Atlanta, GA. Prior to founding American Rebel, Inc. Mr. Ross founded many companies including Digital Ally, Inc. (NASDAQ: DGLY), which he established in 2004. In addition to his entrepreneurial accomplishments, Mr. Ross served as host for ten years of his own television show, Maximum Archery World Tour, where he bowhunted all over the world including traditional hunts and some of the world’s most dangerous game. Maximum Archery World Tour evolved into his new show, American Rebel, which featured Mr. Ross’s music, patriotism, his support of the 2nd Amendment and celebrated the “American Rebel Spirit” in all of us. Mr. Ross has released three CDs and his song “American Rebel” has become the theme song for American Rebel.

Doug E. Grau, President, Interim Principal Accounting Officer and Director

Mr. Grau is currently our president, interim principal accounting officer and a director. He also serves as a director of American Rebel, Inc., our wholly-owned operating subsidiary. Mr. Grau has produced Chief Executive Officer Andy Ross’s three CDs and has worked with Andy in various capacities for thirteen years. Mr. Grau worked as an executive at Warner Bros. Records in Nashville for fifteen years, developing the talents of Travis Tritt, Little Texas, David Ball, Jeff Foxworthy, Bill Engvall, Larry the Cable Guy, Ron White, and others. Mr. Grau graduated from Belmont University in Nashville, TN in 1985 with a Bachelor’s degree in Business Administration.

Non-Employee Directors

Corey Lambrecht, Lead Independent Director

Mr. Lambrecht is a 20+ year public company executive with broad experience in strategic acquisitions, corporate turnarounds, new business development, pioneering consumer products, corporate licensing, interactive technology services in addition to holding public company executive roles with responsibilities including day-to-day business operations, management, raising capital, board communication and investor relations. He is a Certified Director from the UCLA Anderson Graduate School of Management accredited Directors program. Since 2007 he has been a Director of CUI Global, Inc. (NASDAQ: CUI) and has served multiple terms on the Audit Committee and currently serves as the Compensation Committee Chairman. Mr. Lambrecht served on the Board of ORHub, Inc. (OTC: ORHB) from July 2016 through December 2019. On January 17, 2020, Mr. Lambrecht was appointed to serve as the Chief Financial Officer for Singlepoint Inc. (OTC: SING) and he previously served as a Board Member for Lifestyle Wireless, Inc. which, in 2012 merged into Singlepoint. In December 2011 he joined the Board of Guardian 8 Holdings, a leading non-lethal security product company, serving until early 2016. He most recently served as the President and Chief Operating Officer at Earth911 Inc., a subsidiary of Infinity Resources Holdings Company (OTC: IRHC) from January 2010 to July 2013.

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Michael Dean Smith, Director

Mr. Smith has been an independent director since February 2022 and has, since 2017, been Vice President of Industrial Maintenance, Inc. From 1997-2017, Mr. Smith served in various positions with Payless Shoe Source. Mr. Smith holds B.S. in Business Administration and Accounting from the University of Kansas, and MBA from Washburn University.

C. Stephen Cochennet, Director

Mr. Cochennet has served as CEO/President, of Kansas Resource Development Company, a private oil and gas exploration company since 2011. From 2011 through 2015 he was also the CEO and president of Guardian 8 Corporation. From 2005 to 2010 Mr. Cochennet was the Chairman, President, and Chief Executive Officer of EnerJex Resources, Inc., a publicly traded SEC registered Oil and Gas Company. Prior to joining EnerJex, Mr. Cochennet was President of CSC Group, LLC in which he supported several Fortune 500 corporations, international companies, and natural gas/electric utilities as well as various startup organizations. The services provided included strategic planning, capital formation, corporate development, executive networking and transaction structuring. From 1985 to 2002, he held several executive positions with UtiliCorp United Inc. (Aquila) in Kansas City, Missouri. His responsibilities included finance, administration, operations, human resources, corporate development, natural gas/energy marketing, and managing several new startup operations. Prior to his experience at Aquila Mr. Cochennet served 6 years with the Federal Reserve System managing problem and failed banking institutions primarily within the oil and gas markets. Mr. Cochennet graduated from the University of Nebraska with a B.A. in Finance and Economics.

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CORPORATE GOVERNANCE

Director Independence

The board of directors has reviewed the independence of our directors based on the listing standards of the Nasdaq Capital Market. Based on this review, the board of directors has determined that each of Corey Lambrecht, Michael Dean Smith and C. Stephen Cochennet are independent within the meaning of the Nasdaq Capital Market rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq Capital Market rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table identifies the independent and non-independent current Board and committee members through the date of this filing:

Name	Audit	Compensation	Nominating and Corporate Governance	Independent
Charles A. Ross, Jr.
Doug E. Grau
Corey Lambrecht	X	X	X	X
Michael Dean Smith	X	X	X	X
C. Stephen Cochennet	X	X	X	X

Audit Committee

Our board of directors established the audit committee for the purpose of overseeing the accounting and financial reporting process and audits of our financial statements. The audit committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

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●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Our audit committee consists of Corey Lambrecht, Michael Dean Smith and C. Stephen Cochennet. C. Stephen Cochennet serves as the chairman. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and C. Stephen Cochennet qualify as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K.

The Nasdaq Capital Market rules require us to have one independent audit committee member upon the listing of our Common Stock, a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and C. Stephen Cochennet meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq Capital Market rules.

Compensation Committee

Our board of directors has established the compensation committee for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. The compensation committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our compensation committee consists of C. Stephen Cochennet, Corey Lambrecht, and Michael Dean Smith. Corey Lambrecht serves as the chairman. In determining that each of Corey Lambrecht, Michael Dean Smith and C. Stephen Cochennet qualify as an “independent director” pursuant to Rule 10A-3 of the Exchange Act, the board of directors also considered all factors required by Rule 5605(d)(2)(A) and any other applicable regulations or rules promulgated by the SEC and the Nasdaq Capital Market rules relating to compensation committee composition.

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Nominating and Corporate Governance Committee

Our board of directors has established the nominating and corporate governance committee for the purpose of assisting the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. Our nominating committee consists of Michael Dean Smith, C. Stephen Cochennet, and Corey Lambrecht. Michael Dean Smith serves as the chairman.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

In December 2014, Mr. Ross was appointed as Chief Executive Officer and became Executive Chairman. Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. Mr. Grau, our President, focuses on allocation of resources.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors is responsible for overseeing the management of risks associated with the independence of our board of directors.

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Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. A copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the safes and concealed self-defense products industry, or background in finance or technology, and experience operating growing businesses.

Board Diversity Matrix (As of June 30, 2023)

Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	-	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	1	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	1	-	-
White	-	4	-	-
Two or More Ethnicities	-	1	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

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Communication with our Board

Although the Company does not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at American Rebel Holdings, Inc., at 909 18th Avenue South, Suite A, Nashville, TN, 37212, Attention: Corporate Secretary. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment.

In addition, directors must have the time available to devote to Board activities and to enhance their knowledge in the growing of our business. Accordingly, we have sought to attract and retain highly qualified independent directors who have the sufficient time to attend to their substantial duties and responsibilities to the Company.

Director Nominations

As of December 31, 2022, we did not make any material changes to the procedures by which our stockholders may recommend nominees to our Board.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board and the board of directors or the compensation committee of any other company, nor has any interlocking relationship existed in the past.

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EXECUTIVE AND DIRECTOR COMPENSATION

General Philosophy

During fiscal 2021, our board was solely responsible for establishing and administering our executive and director compensation plans. During 2022, the compensation committee of the board of directors was solely responsible for establishing and administering our executive and director compensation plans.

Executive Compensation

The following table sets forth the compensation we paid to our current executive officer(s) during the fiscal years ended December 31, 2022 and 2021, respectively:

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		All Other Compensation ($) (i)	Total ($) (j)

Charles A. Ross, Jr. (1)	2022	200,000	481,400	20,766	(2)	-	702,166
Chief Executive Officer	2021	200,000	-	393,490	(3)	-	593,490

Doug E. Grau(4)	2022	120,000	293,381	11,182	(5)	-	424,563
President	2021	120,000	-	393,490	(3)	-	513,490

Ronald A. Smith(6)	2022	-	-	-		-	-
Chief Operating Officer	2021	-	-	247,000	(6)	-	247,000

(1)	On January 1, 2021, the Company entered into a five-year employment agreement with Mr. Ross, with a base annual salary of $180,000.
(2)	Deemed value of 103,829 shares of Common Stock authorized for issuance on December 27, 2022 pursuant to the LTIP.
(3)	Deemed value of 26,813 shares of Common Stock issued on March 24, 2021 pursuant to the LTIP, 50,000 shares of preferred stock issued on April 9, 2021 pursuant to an employment agreement, and 9,416 shares of Common Stock issued on August 3, 2021 pursuant to the LTIP.
Represents cash compensation paid to the named executive officer.
(4)	On January 1, 2021, the Company entered into a five-year employment agreement with Mr. Grau, with a base annual salary of $120,000.
(5)	Deemed value of 55,908 shares of Common Stock authorized for issuance on December 27, 2022 pursuant to the LTIP.
(6)	Mr. Smith was appointed as Chief Operating Officer and the Company entered into a two-year employment agreement with Mr. Smith on April 9, 2021, with no cash salary; however, Mr. Smith was issued 59,375 shares of Common Stock, with a deemed value of $247,000, pursuant to the employment agreement.

Employment Agreements

Effective January 1, 2021, the Company entered into employment agreements with Charles A. Ross, Jr., its Chief Executive Officer, and Doug E. Grau, its President. These agreements were amended in April of 2021. Further, on April 9, 2021, the Company entered into an employment agreement with Ronald A. Smith, its Chief Operating Officer.

Charles A. Ross, Jr. Employment Agreement and Amendment

In general, Mr. Ross’ employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

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The original term of Mr. Ross’ employment agreement runs from January 1, 2021 until December 31, 2025.

Mr. Ross’ employment agreement provides for an initial annual base salary of $180,000, which may be adjusted by the board of directors of the Company.

In addition, Mr. Ross is eligible to receive annual short term incentive bonuses as determined by a review at the discretion of the Company’s board of directors.

Further, the Company granted and issued Mr. Ross 50,000 shares of Series A - Super Voting Convertible preferred stock. Pursuant to the amendment to his employment agreement, the Company issued 50,000 shares of Common Stock to Mr. Ross.

In the event of a termination of employment with the Company by the Company without “cause” or by Mr. Ross for “Good Reason” (as defined in the employment agreement), Mr. Ross would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Company by the Company for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Ross, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Ross’ employment with the Company by reason of change in control (as defined in the employment agreement), Mr. Ross, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to twelve (12) months Salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Ross’ employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Ross’ employment agreement was attached as Exhibit 10.42 to the Form 10-K filed on May 17, 2021.

Doug E. Grau Employment Agreement and Amendment

In general, Mr. Grau’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Grau’s employment agreement runs from January 1, 2021 until December 31, 2025.

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Mr. Grau’s employment agreement provides for an initial annual base salary of $120,000, which may be adjusted by the board of directors of the Company.

In addition, Mr. Grau is eligible to receive annual short term incentive bonuses as determined by a review at the discretion of the Company’s board of directors.

Further, the Company granted and issued Mr. Grau 50,000 shares of Series A - Super Voting Convertible preferred stock. Pursuant to the amendment to his employment agreement, the Company issued 50,000 shares of Common Stock to Mr. Grau.

In the event of a termination of employment with the Company by the Company without “cause” or by Mr. Grau for “Good Reason” (as defined in the employment agreement), Mr. Grau would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Company by the Company for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Grau, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Grau’s employment with the Company by reason of change in control (as defined in the employment agreement), Mr. Grau, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to twelve (12) months Salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Grau’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Grau’s employment agreement was attached as Exhibit 10.43 to the Form 10-K filed on May 17, 2021.

Ronald A. Smith Employment Agreement

In general, Mr. Smith’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Smith’s employment agreement runs from April 9, 2021 until March 31, 2023. Mr. Smith’s employment agreement expired and was not renewed for an additional term.

Mr. Smith will not be paid a salary for his services.

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In addition, Mr. Smith is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Company’s board of directors.

Further, the Company issued 2,375 shares of Common Stock to Mr. Smith.

In the event of a termination of employment with the Company by the Company without “cause” or by Mr. Smith for “Good Reason” (as defined in the employment agreement), Mr. Smith would receive immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of Mr. Smith’s employment with the Company by reason of change in control (as defined in the employment agreement), Mr. Smith, would receive: (i) a lump sum payment equal to 100% of his prior year’s Bonus; and (ii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Smith’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.40 to the Form 10-K filed on May 17, 2021.

Options Exercised and Stock Vested Table

None of the named executive officers exercised any stock options, nor were there any restricted stock units held by our named executive officers vested, during the fiscal years ended December 31, 2022 and December 31, 2021.

Outstanding Equity Awards at Fiscal Year-end Table

None of the named executive officers held any unexercised options and unvested stock awards previously awarded as of December 31, 2022.

Potential Payments upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. On January 1, 2021 we entered into employment agreements with Charles A. Ross, Jr. and Doug E. Grau and on April 9, 2021, we entered into an employment agreement with Ronald A. Smith. All of these agreements provide for certain payments to be made in the event of a termination of their employment agreements by reason of change in control (as defined in the employment agreements). Each of them would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment (not applicable to Smith as he receives no salary); (ii) a lump sum payment equal to twelve (12) months Salary (not applicable to Smith as he receives no salary) plus 100% of his prior year’s bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares). No changes were made to these agreements for the year ended December 31, 2022.

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Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement.

Compensation of Directors

During the year ended December 31, 2021, we did not have a standard arrangement for compensation of our directors for services provided as a director, including services for committee participation or for special assignments. In March of 2022, our Board adopted compensation specific to and for non-employee directors. Non-employee directors are entitled to receive compensation of $60,000 per year for their service, payable in restricted shares of the Company’s common stock at a price determined by the average monthly closing price for each month in service, and are to be paid nominal cash fees and reimbursement of costs for director and committee meetings.

The following table sets forth summary compensation information for the year ended December 31, 2022 for each of our non-employee directors.

Name	Fees Earned or Paid in Cash $	Stock Awards $		Option Awards $	All Other Compensation $	Total $
Corey Lambrecht	$63,000	$54,194	(1)	$-	$122,000	$239,194

Michael Dean Smith	$-	$54,194	(1)	$-	$-	$54,194

Ken Yonika(2)	$30,500	$54,194	(1)	$-	$-	$84,694

(1)	Effective February 7, 2022, our non-employee directors were eligible for the payment of $60,000 per year as a non-employee director fee for their services, which is payable in shares of our common stock. The value is pro-rated for the partial year ended December 31, 2022. As of the date of this Annual Report no shares of common stock have been issued; however, we anticipate issuing each non-employee director approximately 98,000 shares of common stock for their services for fiscal 2022.

(2)	Effective April 4, 2023, Mr. Yonika resigned from the board and its committees.

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PRINCIPAL STOCKHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock of:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The calculations in the table below are based on 2,842,311 shares of Common Stock issued and outstanding as of July 17, 2023 (following rounding adjustments effected pursuant to the Reverse Stock Split) and assumes the issuance of all (i) 615,000 shares of Common Stock issuable upon exercise of the Prefunded Warrants issued to the Selling Stockholder on June 30, 2023 pursuant to the Purchase Agreement and (iii) 686,499 shares of Common Stock issuable upon exercise of the Warrants issued to the Selling Stockholder on June 30, 2023 pursuant to the Purchase Agreement.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o American Rebel Holdings, Inc., 909 18th Avenue South, Suite A, Nashville, Tennessee 37212.

Title of Class (1)	Beneficial Owner	Amount of Beneficial Ownership After the Offering	Percent Beneficially Owned After the Offering
Named Executive Officers:
Common Stock	Charles A. Ross, Jr. (1)	11,030	0.26	%*
Common Stock	Doug E. Grau (1)	8,186	0.19	%*
Directors:
Common Stock	Corey Lambrecht *	500	*
Common Stock	Michael Dean Smith *	0	*
Common Stock	C. Stephen Cochennet *	0	*
Officers and Directors as a group (5 persons)		19,716	0.47%

*	Less than 1%.

(1)	Does not include 50,000 shares of Series A Preferred Stock, whereby each share is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred Stock on all matters presented to the stockholders of the Company for stockholder vote.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded or will exceed $77,760, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and a director. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 1,073 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Charles A. Ross, Jr. and authorized the issuance of 2,000 shares of Common Stock to Mr. Ross. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 377 shares of Common Stock. On December 27, 2022, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross was awarded 4,153 shares of Common Stock.

Ronald Smith served as the Company’s Chief Operating Officer until March 31, 2023, and on April 9, 2021, the Company entered into an employment agreement with Mr. Smith and authorized the issuance of 2,375 shares of Common Stock. On April 9, 2021, the Company entered into a Bridge Loan agreement with Mr. Smith and issued 1,000 warrants to purchase shares of the Company’s Common Stock at an exercise price of $200.00 per share with a five-year term.

Doug Grau is the Company’s President. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 1,073 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Doug Grau and authorized the issuance of 2,000 shares of Common Stock to Mr. Grau. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 377 shares of Common Stock. On December 27, 2022, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau was awarded 2,236 shares of Common Stock.

Corey Lambrecht is an independent director of the Company’s board of directors. On March 24, 2021, the Company authorized 250 shares of Common Stock to Mr. Lambrecht for services.

The Company leases multiple facilities from Utah–Tennessee Holding Company, LLC and Champion Holdings, LLC, two companies owned by Champion Entities founder and former CEO Mr. Ray Crosby. The Company believes these facilities are adequate for its needs at this time and priced at or below market rate.

The Company has agreements with related parties for services, notes payable and stock grants. See Notes to Financial Statements numbers 5, 7, 9 and 10.

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

Review, Approval or Ratification of Transactions with Related Persons

Although we adopted a Code of Ethics, we still rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

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DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Articles of Incorporation, Certificate of Designation of the Series A Preferred Stock (the “Series A COD”), Certificate of Designation of the Series B Preferred Stock (the “Series B COD”), and our Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should refer to our Second Amended and Restated Articles of Incorporation, as amended, including the Series A COD and the Series B COD, our Amended and Restated Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 600,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

As of July 17, 2023 there were 2,842,311 shares of our Common Stock outstanding. Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

As of July 17, 2023, we had two classes of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Common Stock, and a registered class of warrants, each to purchase one share of Common Stock (the “Warrants”).

The shares of Common Stock and Warrants are listed on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively, and began trading on February 7, 2022.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

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Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

As of the date of this prospectus, the shares of our designated preferred stock that will be outstanding will be 100,000 shares of Series A Preferred Stock and 75,143 shares of Series B Preferred Stock.

Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock (the “Existing Series A Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them.

Dividend Rights

Holders of shares of the Existing Series A Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series A Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis. Each Existing Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Existing Series A Preferred stock.

Conversion Rights

While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

Series B Preferred Stock

No Maturity, Sinking Fund or Pre-Determined Mandatory Redemption

The Series B (the “Existing Series B Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or pre-determined mandatory redemption. Shares of the Existing Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

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Dividend Rights

Holders of shares of the Existing Series B Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series B Preferred Stock shall not have any voting rights, except in the case of voting on a change in the preferences of the Existing Series B Preferred Stock shares.

Conversion Rights

Each holder of the Existing Series B Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Series B Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Series B Preferred Stock is convertible into our Common Stock at the conversion rate of 20 shares of Existing Series B Preferred Stock to 1 share of Common Stock, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock. Should the Company issue a redemption notice the conversion shall occur on or prior to the fifth (5th) day prior to the redemption date, as may have been fixed in any redemption notice with respect to the Existing Series B Preferred Stock shares, at the office of the Company or any transfer agent for such stock.

Liquidation Preference

The Existing Series B Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Series B Preferred Stock shares are entitled to receive cash based upon a stated value per share of $7.00 .

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Series B Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, and our articles of incorporation and bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and Securities Stock Transfer (formerly Action Stock Transfer), as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

The Warrants entitle the registered holder to purchase shares of Common Stock at a price equal to $129.6875 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, on February 9, 2027.

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The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of shares of Common Stock purchasable upon exercise of the Warrants is $129.6875. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of Common Stock will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Warrants are issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Warrants are initially represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the applicable warrant agency agreement are governed by New York law.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for our Common Stock is Securities Transfer Corporation, 2901 Dallas Parkway, Suite 380, Plano, Texas 75093. Its telephone number is (469) 633-0101.

74

SELLING STOCKHOLDER

The 1,372,998 shares of our Common Stock being offered by the Selling Stockholder include: (i) 71,499 shares of Common Stock, (ii) 615,000 shares of Common Stock issuable upon exercise of the Prefunded Warrants issued to the Selling Stockholder on June 30, 2023 pursuant to the Purchase Agreement and (iii) 686,499 shares of Common Stock issuable upon exercise of the Warrants issued to the Selling Stockholder on June 30, 2023 pursuant to the Purchase Agreement. For additional information regarding the issuance of the securities, see “Armistice Agreement and Private Placement” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Purchase Agreement, neither the Selling Stockholder nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by the Selling Stockholder.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Prefunded Warrants and the Warrants, a Selling Stockholder may not convert the Prefunded Warrants or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% or 9.99%, as applicable, of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholder as of July 17, 2023, except as otherwise noted below. The Selling Stockholder may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholder sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering	Shares Offered Hereby		Number of Shares Owned After Offering		Percentage of Shares Beneficially Owned After Offering
Armistice Capital Master Fund Ltd.	71,499	1,372,998	(1)	0	(3)	0	(3)%

(1)	Issued pursuant to the Private Placement.

(2)	Includes (i) 71,499 shares of Common Stock, (ii) 615,000 shares of Common Stock issuable upon exercise of the Prefunded Warrants and (iii) 686,499 shares of Common Stock issuable upon exercise of the Warrants, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Pre-Funded Warrants and Warrants are both subject to 4.99% beneficial ownership limitation that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our Common Stock would exceed the ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Assumes that all securities registered within this offering will be sold. Due to the 4.99% beneficial ownership limitation, the number and percentage of shares owned after the offering does not include (i) 2,302,188 warrants, as adjusted for the Reverse Stock Split, issued in July 2022 that have an exercise price of $4.37 or (ii) 19,278 warrants, as adjusted for the Reverse Stock Split, issued in February 2022 that have an exercise price of $50.25.

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PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Securities offered hereby, and other certain legal matters, will be passed upon for us by Lucosky Brookman, LLP. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2022 and 2021, included in this prospectus have been so included in reliance on the report of BF Borgers CPA, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us, the Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are summaries only of the material provisions of such documents, and each statement is qualified in its entirety by reference to the full text of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We also maintain a website at www.americanrebel.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

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AMERICAN REBEL HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Rebel Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Rebel Holdings, Inc. (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the two years in the period ended December 31, 2022, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the two years in the period ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2020

Lakewood, CO

April 14, 2023

F-2

AMERICAN REBEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$356,754	$17,607
Accounts receivable	1,613,489	100,746
Prepaid expense	207,052	163,492
Inventory	7,421,696	685,854
Inventory deposits	309,684	-
Total Current Assets	9,908,675	967,699

Property and Equipment, net	456,525	900

OTHER ASSETS:
Lease deposits	18,032	-
Right-of-use lease assets	1,977,329	-
Goodwill	4,200,000	-
Total Other Assets	6,195,361	-

TOTAL ASSETS	$16,560,561	$968,599

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	$2,523,551	$1,032,264
Accrued interest	103,919	203,972
Loan – Officers – related party	-	10,373
Loans – Working capital	602,643	3,879,428
Loans - Nonrelated parties	-	12,939
Right-of-use lease liability, current	992,496	-
Total Current Liabilities	4,222,609	5,138,976
Right-of-use lease liability, long-term	984,833	-

TOTAL LIABILITIES	5,207,442	5,138,976

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 175,000, and 376,501 issued and outstanding, respectively at December 31, 2022 and December 31, 2021
Preferred Shares A	100	100
Preferred Shares B	75	277
Common Stock, $0.001 par value; 600,000,000 shares authorized; 677,221 and 63,895 issued and outstanding, respectively at December 31, 2022 and December 31, 2021	677	64
Additional paid in capital	45,465,077	22,798,839
Accumulated deficit	(34,112,810)	(26,969,657)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	11,353,119	(4,170,377)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$16,560,561	$968,599

See Notes to Financial Statements.

F-3

AMERICAN REBEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue	$8,449,800	$986,826
Cost of goods sold	6,509,382	812,130
Gross margin	1,940,418	174,696

Expenses:
Consulting/payroll and other costs	2,000,624	2,012,803
Rental expense, warehousing, outlet expense	508,527	-
Product development costs	746,871	330,353
Marketing and brand development costs	507,503	171,030
Administrative and other	3,190,092	968,306
Depreciation and amortization expense	50,087	3,643
	7,003,704	3,486,135
Operating income (loss)	(5,063,286)	(3,311,439)

Other Income (Expense)
Interest expense	(358,689)	(2,061,782)
Interest expense – pre-emptive rights release	(350,000)	-
Interest income	5,578	-
Gain/(loss) on extinguishment of debt	(1,376,756)	(725,723)
Net income (loss) before income tax provision	(7,143,153)	(6,098,944)
Provision for income tax	-	-
Net income (loss)	$(7,143,153)	$(6,098,944)
Basic and diluted income (loss) per share	$(23.91)	$(121.20)
Weighted average common shares outstanding - basic and diluted	298,760	50,320

See Notes to Financial Statements.

F-4

AMERICAN REBEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock	Common Stock Amount	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2020	36,404	$36	$-	$15,858,240	$(20,870,713)	$(5,012,437)

Issuance of common stock as compensation	21,852	22	-	2,502,423	-	2,502,445
Issuance of preferred stock Series A	-	-	100	(100)	-	-
Issuance of preferred stock Series B	-	-	50	547,455	-	547,505
Conversion of debt	3,853	4	227	2,691,710	-	2,691,941
Warrants issued as compensation	-	-	-	974,113	-	974,113
Sale of common stock, net	1,786	2	-	224,998	-	225,000

Net loss	-	-	-	-	(6,098,944)	(6,098,944)

Balance – December 31, 2021	63,895	64	377	22,798,839	(26,969,657)	(4,170,377)

Sale of common stock through registered offering, net of offering costs, includes reverse stock split round lot shares of 5,140	106,345	106	-	9,038,350	-	9,038,456
Issuance of common stock to pay for expenses	9,345	10	-	969,525	-	969,535
Preferred stock converted to common stock	10,068	10	(202)	192	-	-
Debt converted into warrants	-	-	-	1,566,559		1,566,559
Sale of common stock	20,372	20	-	565,315	-	565,335
Sale of pre-funded common stock warrants $27.50 per share, exercise price of $0.25	-	-	-	12,322,542	-	12,322,542
Prefunded common stock warrant offering costs and fees	-	-	-	(1,972,578)	-	(1,972,578)
Issuance of common stock as compensation	4,000	4	-	60,996	-	61,000
Exercise of $27.50 prefunded warrants	448,096	448	-	111,577	-	112,025
Exercise of $103.75 prefunded warrants	15,099	15	-	3,760	-	3,775

Net loss	-	-	-	-	(7,143,153)	(7,143,153)

Balance – December 31, 2022	677,221	$677	$175	$45,465,077	$(34,112,810)	$11,353,119

See Notes to Financial Statements.

F-5

AMERICAN REBEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the year ended December 31, 2021

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(7,143,153)	$(6,098,944)
Depreciation	50,087	3,643
Gain on disposition of property	(1,994)	-
Compensation paid through issuance of common stock	1,030,535	3,476,559
Amortization of loan discount	1,000,457	1,262,109
Adjustments to reconcile net loss to cash (used in) operating activities (net of acquired amounts from Champion):
Accounts receivable	613,104	75,334
Prepaid expenses	(34,286)	(8,010)
Inventory	(2,289,695)	(4,145)
Inventory deposits and other	(3,149)	141,164
Accounts payable and accrued expense	(50,042)	304,445
Net Cash (Used in) Operating Activities	(6,828,136)	(847,845)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of Champion	(10,247,420)	-
Purchase of property and equipment	(20,888)	-
Net Cash (Used in) Investing Activities	(10,268,308)	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of common and preferred stock, net of offering costs	9,603,791	772,505
Proceeds from sale of prefunded warrants, net of offering costs	10,349,964	-
Proceeds from exercise of prefunded warrants	115,798	-
Proceeds (repayments) of loans – officer - related party	(81,506)	35,548
Proceeds of working capital loan	60,000	2,244,100
Repayment of loans – nonrelated party	(2,612,456)	(2,247,600)
Net Cash Provided by Financing Activities	17,435,591	804,553

CHANGE IN CASH	339,147	(43,292)

CASH AT BEGINNING OF PERIOD	17,607	60,899

CASH AT END OF PERIOD	$356,754	$17,607

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$270,146	$214,798
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of debt to equity	$2,011,224	$2,691,940

See Notes to Financial Statements.

F-6

AMERICAN REBEL HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The “Company” was incorporated on December 15, 2014 (date of inception) under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The acquisition of American Rebel, Inc. was accounted for as a reverse merger. The Company issued 8,711 shares of its common stock and issued warrants to purchase 250 shares of common stock to stockholders of American Rebel, Inc. and cancelled 4,500 shares of common stock owned by American Rebel, Inc.

The Company filed a registration statement on Form S-1 which was declared effective by the Securities and Exchange Commission on October 14, 2015. Twenty six (26) investors invested at a price of $20.00 per share for a total of $60,000 and closed on December 11, 2015. On July 29, 2022, the Company closed on the acquisition of the Champion Entities.

Nature of operations

The Company develops and sells branded products in the self-defense, safe storage and patriotic product areas that are promoted and sold using a wholesale distribution network, personal appearance, music, Internet and television avenues. The Company’s products are marketed under the American Rebel Brand and imprinted with such branding. Through its recent acquisition of the “Champion Entities” (which consists of Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, and Champion Safe De Mexico, S.A. de C.V.) the Company promotes and sells its products through a growing network of dealers, in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as through a multitude of online avenues, including its website and various e-commerce platforms such as Amazon.com.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, American Rebel, Inc., and the Champion Entities. All significant intercompany accounts and transactions have been eliminated.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximate fair value.

Inventory and Inventory Deposits

Inventory consists of safes, backpacks, jackets and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or net realizable value. The Company determines the estimate for the adjustment for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales, and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Fixed assets and depreciation

Property and equipment are stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from five to seven years.

F-7

Revenue recognition

In accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: 1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

These steps are met when an order is received, a price agreed, and the product shipped or delivered to that customer.

Advertising costs

Advertising costs are expensed as incurred; Marketing costs incurred were $507,503 and $171,030 for the years ended December 31, 2022 and 2021, respectively.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022 and December 31, 2021, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short-term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: The FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached by ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

F-8

Earnings per share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by ASC 260 - Earnings per Share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. Dilutive common share equivalents are negligible or immaterial as dilutive shares to be issued during net loss years were non-existent. For the years ended December 31, 2022 and 2021, net loss per share was $(23.91) and $(121.20), respectively.

Fully diluted shares outstanding is the total number of shares that the Company would theoretically have if all dilutive securities were exercised and converted into shares. Dilutive securities include options, warrants, convertible debt, preferred stock and anything else that can be converted into shares. Potential dilutive shares consist of the incremental common shares issuable upon the exercise of dilutive securities, calculated using the treasury stock method. The calculation of dilutive shares outstanding excludes out-of-the-money options (i.e., such options’ exercise prices were greater than the average market price of our common shares for the period) because their inclusion would have been antidilutive. Out-of-the-money stock options totaled none and none as of December 31, 2022 and December 31, 2021, respectively. All other dilutive securities are listed below.

The following table illustrates the total number of common shares that would be converted from common stock equivalents issued and outstanding at the end of each period presented; as of December 31, 2022 and as of December 31, 2021, respectively.

	December 31, 2022	December 31, 2021

Shares used in computation of basic earnings per share for the year ended	298,760	50,320
Total dilutive effect of outstanding stock awards or common stock equivalents	674,560	27,280
Shares used in computation of fully diluted earnings per share for the year ended	973,320	77,600

Net income (loss)	$(7,143,153)	$(6,098,944)
Fully diluted income (loss) per share	$(7.34)	$(78.59)

In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Income taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by taxing authorities. As of December 31, 2022 and December 31, 2021, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the years ended December 31, 2022 and 2021, respectively, no income tax expense has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Warranties

The Company’s safe manufacturing business estimates their exposure to warranty claims based on both current and historical (Champion Entities) product sales data and warranty costs (actual) incurred. The Company assesses the adequacy of its recorded warranty liability quarterly and adjusts the amount as necessary. Warranty liability is included in accrued expenses in the accompanying consolidated balance sheets. We estimate that warranty liability is nominal or negligible based on the quality of products and our excellent customer relationships. Warranty liability is $93,458 as of December 31, 2022. We had no warranty liability as of December 31, 2021.

Business Combinations

The Company accounts for business combinations in accordance with ASC Topic 805, Business Combinations, and as further defined by ASU 2017-01, Business Combinations (Topic 805), which requires the purchase price to be measured at fair value. When the purchase consideration consists entirely of shares of our common stock, the Company calculates the purchase price by determining the fair value, as of the acquisition date, of shares issued in connection with the closing of the acquisition and, if the transaction involves contingent consideration based on achievement of milestones or earn-out events, the probability-weighted fair value, as of the acquisition date, of shares issuable upon the occurrence of future events or conditions pursuant to the terms of the agreement governing the business combination. If the transaction involves such contingent consideration, our calculation of the purchase price involves probability inputs that are highly judgmental due to the inherent unpredictability of drug development, particularly by development-stage companies. The Company recognizes estimated fair values of the tangible assets and intangible assets acquired, including in process research and development (“IPR&D”), and liabilities assumed as of the acquisition date, and we record as goodwill any amount of the purchase price of the tangible and intangible assets acquired and liabilities assumed in excess of the fair value (see Note 8 - Goodwill and Acquisition Of Champion Entities and Note 15 - Pro Forma Condensed Combined Financial Information (Unaudited) for further information in accordance with ASC 805-10-55-37 through ASC 805-10-55-50).

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019 are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

F-9

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’ lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating leases are included in operating lease Right-of-Use assets and operating lease liabilities, current and non-current, on the Company’s consolidated balance sheets.

Recent pronouncements

The Company evaluated recent accounting pronouncements through December 31, 2022, and believes that none have a material effect on the Company’s financial statements.

Concentration Risk

In 2022 prior to the closing of the Champion Entities, the Company purchased a substantial portion (over 20%) of inventory from two third-party vendors. With the closing of the Champion Entities, the Company no longer purchases a substantial portion (over 20%) of its inventory from these specific third-party vendors. As of December 31, 2022, the net amount due to these specific third-party vendors (accounts payable and accrued expense) was $0. Similarly, as of December 31, 2021, the net amount due to these specific third-party vendors (accounts payable and accrued expenses) was also $0. The loss of manufacturing vendor relationships could have a material effect on the Company, however the Company believes numerous other suppliers that could be substituted should these specific third-party vendors/suppliers become unavailable or non-competitive.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the growth and acquisition stage and, accordingly, has not yet reached profitability from its operations (which now includes the Champion Entities business). Since inception, the Company has been engaged in financing activities and executing its plan of operations and incurring costs and expenses related to product development, branding, inventory buildup and product launch. As a result, the Company has continued to incur significant net losses for the years ended December 31, 2022 and 2021 amounting to ($7,143,153) and ($6,098,944), respectively. The Company’s accumulated deficit was ($34,112,810) as of December 31, 2022 and ($26,969,657) as of December 31, 2021. The Company’s working capital surplus was $6,678,562 as of December 31, 2022 compared to a working capital deficit of ($4,171,277) as of December 31, 2021. The increase in working capital from December 31, 2021, to December 31, 2022, is due primarily to the Company closing on its registered public offering in February 2022 its July 2022 private investment in public equity (“PIPE”) transaction and its acquisition and integration of the Champion Entities. Until most recently the Company’s activities have been primarily sustained through equity/debt financing and the continued usage of deferral of payments on accounts payable and other expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to raise capital from the sale of its equity and, ultimately, the achievement of significant operating revenues.

Management believes funding can be secured through the obtaining of loans, as well as future offerings of its preferred and common stock. However, no assurance can be given that the Company will obtain this additional working capital, or if obtained, that such funding will not cause substantial dilution to its existing stockholders. If the Company is unable to secure such additional funds from these sources, it may be forced to change or delay some of its business objectives and efforts. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-10

NOTE 3- INVENTORY AND DEPOSITS

Inventory and deposits include the following:

	December 31, 2022	December 31, 2021

Inventory - Finished goods	$7,421,696	$685,854
Inventory - Deposits and other	309,684	-
Total Inventory	$7,731,380	$685,854

With the Champion acquisition we will soon eliminate the need to hold inventory with our American Rebel, Inc subsidiary at its facility. We do not believe we have a risk of concentration in our purchasing of inventory materials, sourcing needs or manufacturing. The Champion acquisition added approximately $5,400,000 in inventory on the date of purchase less intercompany deposits of approximately $600,000. We have added approximately $1,600,000 in new inventory purchases over the past 5 months and 3 days, enabling us to take advantage of pricing discounts.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment include the following:

	December 31, 2022	December 31, 2021

Plant, property and equipment	$367,317	$32,261
Vehicles	448,542	277,886
Property and equipment gross	815,859	310,147
Less: Accumulated depreciation	(359,334)	(309,247)
Net property and equipment	$456,525	$900

For the years ended December 31, 2022 and 2021 we recognized $50,087 and $3,643 in depreciation expense, respectively. We depreciate these assets over a period of sixty (60) months which has been deemed their useful life. We recognized 5 months and 3 days of depreciation expense from the assets that we acquired with the Champion acquisition. The Champion acquisition added approximately $400,000 in assets on the date of the purchase.

NOTE 5 –RELATED PARTY NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

For the year ended December 31, 2016, the Company received loans from its sole officer and director at the time totaling $221,155. Balances outstanding during the year ended December 31, 2021 were paid in full during 2021.

During the year ended December 31, 2016, the Company acquired three vehicles from various related parties and assumed the debt secured by each one of the vehicles. Accordingly, the recorded value for each vehicle is the total debt assumed under each related loan, or a total of $277,886. All of the loans associated with these transactions were paid in full as of December 31, 2022.

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and director. Compensation for Mr. Ross was $681,400 and $200,000 plus stock awards of $20,766 and $393,490, respectively for the years ended December 31, 2022 and 2021. Doug E. Grau serves as the Company’s President, Interim Principal Accounting Officer and a director. Compensation for Mr. Grau was $413,381 and $200,000 plus stock awards of $11,182 and $393,490, respectively for the years ended December 31, 2022 and 2021.

F-11

NOTE 6 – NOTES PAYABLE – NONRELATED PARTIES

Effective January 1, 2016, the Company acquired three vehicles from various related parties in exchange for the assumption of the liabilities related to those vehicles. The liabilities assumed are as follows at December 31, 2022 and December 31, 2021.

	December 31, 2022	December 31, 2021

Loan secured by a tour bus, payable in monthly payments of $1,426 including interest at 12% per annum through January 2023 when the remaining balance is payable.	$-	$12,939

Total recorded as current liability	$-	$12,939

Current and long-term portion. Total loan balance was paid in full prior to December 31, 2022.

NOTE 7 – NOTES PAYABLE – WORKING CAPITAL

During the year ending December 31, 2021, the Company and the Company’s wholly-owned operating subsidiary completed the sale of several additional short term notes and extensions of short term notes under similar terms with additional principal amount totaling $2,244,100. The notes were secured by a pledge of certain of the Company’s current inventory and the chief executive officer’s personal guaranty. These short-term working capital notes mature in 30-180 days. In connection with these notes, the Company issued 546,292 shares of its common stock, warrants to purchase 662,713 shares of its common stock. The fair value of these share incentives was calculated to be $1,437,432. The fair value of the share incentive was recorded as a discount to the note payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2021 was $1,261,695.

During the year ended December 31, 2021, the Company and the Company’s wholly-owned operating subsidiary completed the conversion of short term notes with a face value of $1,713,904 and accrued interest into 96,336 shares of common stock with a fair value of $2,691,940, resulting in a loss on extinguishment of debt of $725,723 recorded in our consolidated statement of operations.

During the year ended December 31, 2022, the Company through one of its wholly-owned operating subsidiaries completed the sale of several short-term notes under similar terms totaling $60,000. The notes are secured by a pledge of certain items of the Company’s current inventory and the chief executive officer’s personal guaranty.

During the year ended December 31, 2022, the Company and one of its wholly-owned operating subsidiaries repaid $2,541,634 of these short-term notes and completed the conversion of short-term notes with a face value of $1,950,224 and accrued interest into shares of common stock with a fair value of $2,803,632, resulting in a loss on extinguishment of debt of $1,376,756 recorded in our consolidated statement of operations. The conversion of a substantial portion of the outstanding short-term notes payable and accrued interest was accomplished and done in connection with the Company’s public offering completed during February of 2022.

As of December 31, 2022, and 2021, the outstanding balance due on the working capital notes was $602,643 and $3,879,428, respectively.

F-12

NOTE 8 – GOODWILL AND ACQUISITION OF CHAMPION ENTITIES

Goodwill

Goodwill is initially recorded as of the acquisition date, and is measured as any excess of the purchase price over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized, but rather is subject to impairment testing annually (on the first day of the fourth quarter), or between annual tests whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying amount. We first perform a qualitative assessment to evaluate goodwill for potential impairment. If based on that assessment it is more likely than not that the fair value of the reporting unit is below its carrying value, a quantitative impairment test is necessary. The quantitative impairment test requires determining the fair value of the reporting unit. We use the income approach, whereby we calculate the fair value based on the present value of estimated future cash flows using a discount rate that approximates our weighted average cost of capital. The process of evaluating the potential impairment of goodwill is subjective and requires significant estimates and assumptions about the future such as sales growth, gross margins, employment costs, capital expenditures, inflation and future economic and market conditions. Actual future results may differ from those estimates. If the carrying value of the reporting unit’s assets and liabilities, including goodwill, exceeds its fair value, impairment is recorded for the excess, not to exceed the total amount of goodwill allocated to the reporting unit.

As of December 31, 2022 and December 31, 2021, we had goodwill of $4,200,000 and none, respectively, presented within other long-term assets in our consolidated balance sheets, primarily related to our 2022 acquisition of Champion Entities. In the 4th quarter of 2022, we performed a qualitative assessment of potential goodwill impairment and determined it was more likely than not that the fair value of our reporting units exceeded its carrying value. Accordingly, no further impairment testing of goodwill was performed, and we did not recognize any goodwill impairment for the 4th quarter or for the year ending December 31, 2022.

The Company will review its goodwill for impairment periodically (based on economic conditions) and more specifically in the 4th quarter of its financial reporting year and determine whether impairment is to be recognized within its consolidated statement of operations. See Note 1, Summary of Significant Accounting Policies, for more information on the impairment testing.

Business Combination Consideration

On June 29, 2022, the Company entered into a stock and membership interest purchase agreement with Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, Champion Safe De Mexico, S.A. de C.V. (the “Champion Entities” or “Champion”) and Mr. Ray Crosby (the “Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock and membership interests of the Champion Entities from the Seller.

The acquisition occurred on July 29, 2022. Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration of approximately $9,150,000, along with (ii) cash deposits in the amount of $350,000, and (iii) reimbursed the Seller for approximately $400,000 of agreed upon acquisitions and equipment purchases completed by the Seller and the Champion Entities since June 30, 2021. In addition to the payments to the Seller, the Company paid costs on behalf of and specifically associated with the acquisition of Champion and its integration into the Company’s operations of $350,000; $200,000 was paid to our investment banker in analyzing the acquisition and purchase of Champion prior to the purchase and subsequent financing in July as well as $150,000 paid to Champion’s independent PCAOB registered accounting firm to conduct their two years of audit and subsequent interim review reports.

Accounting for the Business Combination

Under the acquisition method of accounting, the acquired tangible and intangible assets and assumed liabilities are recognized based on their estimated fair values as of the business combination closing date. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2022 and have been prepared to illustrate the estimated effect of the business combination (see Note 15 – Pro Forma Condensed Combined Financial Information (Unaudited).

The Company may recognize a deferred tax benefit as a result of the acquisition. Due to the acquisition, a temporary difference between the book and the tax basis for the intangible assets acquired may be created resulting in a deferred tax liability and additional goodwill. No deferred tax benefit was recorded in the combined pro forma financial statements.

The acquisition was accounted for as a business combination in accordance with ASC 805. As such, the total purchase consideration was allocated to the assets acquired and liabilities assumed based on their fair values as of July 29, 2022. The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the business combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following is the preliminary estimate of the fair value of the assets acquired, liabilities assumed, and ensuing goodwill identified, reconciled to the purchase price transferred:

Cash	$-
Accounts receivable	1,337,130
Inventory	5,229,426
Fixed assets	473,326
Deposits and other assets	53,977
Customer list and other intangibles**	637,515
Accounts payable	(1,609,657)
Accrued expenses and other	(84,297)
Goodwill	4,200,000
Consideration	$10,237,420
Consideration:
Payments of cash direct to Seller	$8,455,177
Debt payments on behalf of Seller - guarantor	1,442,243
Payments to various service providers	340,000
$10,237,420

The Company’s preliminary estimates of fair values of the net assets acquired are based solely on the information that was available at the date of the acquisition, and the Company is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the date of the acquisition. (**- Customer list and other intangibles are combined with goodwill at the end of each period and evaluated as to fair value. At December 31, 2022 it was determined that total intangible assets (which includes goodwill) has a fair value of $4.2 million).

F-13

NOTE 9 – INCOME TAXES

At December 31, 2022 and December 31, 2021, the Company had a net operating loss carryforward of $34,112,810 and $26,969,657, respectively, which begins to expire in 2034.

Components of net deferred tax asset, including a valuation allowance, are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset:
Net operating loss carryforward	$7,163,690	$5,663,628
Total deferred tax asset	7,163,690	5,663,628
Less: Valuation allowance	(7,163,690)	(5,663,628)
Net deferred tax asset	$-	$-

Valuation allowance for deferred tax assets as of December 31, 2022 and December 31, 2021 was $7,163,690 and $5,663,628, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not deferred tax assets will not be realized as of December 31, 2022 and December 31, 2021 and recognized 100% valuation allowance for each period.

Reconciliation between statutory rate and the effective tax rate for and as of December 31, 2022 and 2021:

Federal statutory rate	(21.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

NOTE 10 – SHARE CAPITAL

The Company is authorized to issue 600,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock.

Common and Preferred stock

For the month of January 2021 the following transactions occurred: On January 5, 2021, the Company issued 155 shares of common stock of the Company valued at $120.00 per share as an interest payment on an outstanding note payable. On January 12, 2021, the Company received an equity investment of $50,000 to purchase 417 shares of the Company’s common stock by subscription agreement at $120.00 per share.

For the month of March 2021 the following transactions occurred: The Company entered into a one-year promissory note dated March 4, 2021 in the amount of $50,000. The Company will pay monthly interest payments at 12% per annum to the holder of the note. As a component of the note we issued 300 shares of common stock to the note holder. On March 5, 2021 the Company received an equity investment of $100,000, to purchase 833 shares of the Company’s common stock by subscription agreement at $120.00 per share. On March 10, 2021, the Company issued 140 shares of common stock to pay interest on an outstanding note. On March 10, 2021, the Company issued 155 shares of common stock to pay interest on an outstanding note. On March 10, 2021, the Company issued 160 shares of common stock of the Company valued at $120.00 per share as payment for services rendered.

F-14

For the month of April 2021 the following transactions occurred: On April 9, 2021, in connection with a $1,000,000 bridge loan, the Company issued Ronald A. Smith, our Chief Operating Officer, a warrant to purchase 1,000 shares of the Company’s common stock at an exercise price of $200.00 per share with a five-year term. On April 9, 2021, the Company entered into two employment agreements with recently appointed officers, whereby it agreed to issue 4,375 shares of common stock to such officers. In addition, the Company entered into amendments to the current employment agreements with its Chief Executive Officer and President, whereby it agreed to issue 4,000 shares of its common stock. On April 20, 2021, the Company issued 75 shares of common stock in return for services rendered. On April 22, 2021, the Company entered into a settlement agreement with a current debt holder, whereby the Company agreed to repay the $151,688 balance owing on the note owed with a cash payment of $50,000 and the issuance of 1,000 shares of common stock, with a stated value of $100,688.

For the month of June 2021 the following transactions occurred: On June 11, 2021, the Company sold 10,000 units at $7 per unit consisting of 10,000 shares of Series B preferred stock and 500 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor. On June 14, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B preferred stock and 250 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor. On June 14, 2021, a holder of various outstanding notes converted outstanding principal and interest to 42,658 units at $7 per unit consisting of 42,658 shares of Series B Preferred Stock and 2,133 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 15, 2021, a holder of various outstanding notes converted outstanding principal and interest to 57,143 units at $7 per unit consisting of 57,143 shares of Series B preferred stock and 2,857 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 15, 2021, a holder of an outstanding note converted outstanding principal and interest to 75,143 units at $7 per unit consisting of 75,143 shares of Series B preferred stock and 3,757 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 18, 2021, the Company sold 28,572 units at $7 per unit consisting of 28,572 shares of Series B preferred stock and 1,429 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor. On June 21, 2021, a holder of an outstanding note converted a portion of outstanding principal to 50,000 units at $7 per unit consisting of 50,000 shares of Series B preferred stock and 2,500 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 28, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B preferred stock and 250 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor. On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 16,000 units at $7 per unit consisting of 16,000 shares of Series B preferred stock and 800 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 8,000 units at $7 per unit consisting of 8,000 shares of Series B preferred stock and 400 three-year warrants to purchase 1 share of common stock per warrant at $200.00. On June 30, 2021, the Company sold 15,000 units at $7 per unit consisting of 15,000 shares of Series B preferred stock and 750 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor. On June 30, 2021, the Company sold 7,143 units at $7 per unit consisting of 7,143 shares of Series B preferred stock and 357 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor.

F-15

For the month of July 2021 the following transactions occurred: On July 21, 2021, the Company issued 610 shares of common stock as interest payments on an outstanding note. On July 22, 2021, the Company issued 650 shares of common stock as a component of a note payable. On July 26, 2021, the Company filed a Certificate of Designation and Amendment with the Nevada Secretary of State to increase the number of shares constituting the Series B Convertible preferred stock from 250,000 to 350,000. On July 26, 2021, the Company sold 7,500 units at $7 per unit consisting of 7,500 shares of Series B preferred stock and 375 three-year warrants to purchase 1 share of common stock per warrant at $200.00 to an accredited investor by subscription agreement. On July 29, 2021, the Company issued 400 shares of common stock as a conversion of Series B preferred stock. On July 30, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 377 shares of common stock to Rocco LaVista, our VP of Business Development, for services.

For the month of August 2021 the following transactions occurred: On August 3, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 377 shares of common stock to Charles A. Ross, Jr., our CEO, for services. On August 4, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 377 shares of common stock to Doug E. Grau, our President, for services. On August 12, 2021, the Company issued 155 shares of common stock as an interest payment on an outstanding note. On August 18, 2021, the Company issued 2,133 shares of common stock upon conversion of 42,658 shares of Series B preferred stock.

For the month of September 2021 the following transactions occurred: On September 3, 2021, the Company issued 17 shares of common stock as a component of a note. On September 8, 2021, the Company issued 155 shares of common stock as an interest payment on an outstanding note. On September 21, 2021, the Company issued 50 shares of common stock as a component of a note. On September 21, 2021, the Company issued 250 shares of common stock as a component of a note. On September 30, 2021, the Company issued 63 shares of common stock as a component of a note extension. On September 30, 2021, the Company issued 150 shares of common stock as an interest payment on an outstanding note. On September 30, 2021, the Company issued 1,380 shares of common stock as an interest payment on outstanding notes.

F-16

For the month of October 2021 the following transactions occurred: On October 25, 2021, the Company issued 536 shares of common stock and 536 three-year warrants to purchase common stock for $200.00 for an investment of $75,000 by an accredited investor. On October 29, 2021, the Company issued 590 shares of common stock as an interest payment on an outstanding note. On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of common stock to a legal consultant of the Company for services. On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of common stock to a financial consultant of the Company for services.

For the month of December 2021 the following transactions occurred: On December 2, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of common stock to a consultant of the Company for services. On December 2, 2021, the Company issued 1,765 shares of common stock as interest payments on outstanding notes. On December 2, 2021, the Company issued 755 shares of common stock to convert three outstanding notes to equity. On December 2, 2021, the Company issued 948 shares of common stock as a conversion of Series B Preferred stock. On December 2, 2021, the Company issued 50 shares of common stock in return for services.

For the month of February 2022 the following transactions occurred: On February 3, 2022, multiple Series B Convertible Preferred stockholders converted 201,358 shares of their Series B Convertible preferred stock to 10,068 shares of common stock of the Company. On February 3, 2022, the Company converted two outstanding notes into 7,443 shares of common stock of the Company. On February 10, 2022, the Company received an equity investment of $10,500,000 to purchase 101,205 shares of the Company’s common stock through a registered public offering at $103.75 per share.

For the month of July 2022 the following transactions occurred: On July 12, 2022, we entered into a PIPE transaction with Armistice Capital Master Fund Ltd. for the purchase and sale of $12,887,976.31 of securities, consisting of (i) 20,372 shares of common stock at $27.75 per share, (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 448,096 shares of common stock (the “Prefunded Warrant Shares”) at $27.50 per Prefunded Warrant, and (iii) immediately exercisable warrants to purchase up to 936,937 shares of common stock at an initial exercise price of $21.50 per share and will expire five years from the date of issuance.

For the month of August 2022 the following transactions occurred: On August 22, 2022, 4,000 shares of common stock were issued in return for services as a component of a February 2022 services agreement. During the month of August 2022, Armistice Capital Master Fund Ltd. exercised 17,618 Prefunded Warrants. Along with the exercise notice and payment of $4,404.41, 17,618 shares of common stock were issued.

For the month of September 2022 the following transactions occurred: During the month of September 2022, Armistice Capital Master Fund Ltd. exercised 107,318 Prefunded Warrants. Along with several exercise notices and payments totaling $26,829.60, 107,318 shares of common stock were issued.

For the month of October 2022 the following transactions occurred: During the month of October 2022, Armistice Capital Master Fund Ltd. exercised 323,160 Prefunded Warrants. Along with several exercise notices and payments totaling $80,790.00, 323,160 shares of common stock were issued.

For the month of November 2022 the following transactions occurred: During the month of November 2022, Calvary Fund exercised 15,099 Calvary Warrants (see Note 11 – Warrants and Options). Along with an exercise notice and payment totaling $3,774.84, 15,099 shares of common stock were issued.

At December 31, 2022 and December 31, 2021, there were 677,221 and 63,895 shares of common stock issued and outstanding, respectively; and 75,143 and 276,501 shares of Series B preferred stock issued and outstanding, respectively, and 100,000 and 100,000 shares of its Series A preferred stock issued and outstanding, respectively.

F-17

NOTE 11 – WARRANTS AND OPTIONS

In April 2021, the Company issued five-year warrants to purchase 1,000 shares of the Company’s common stock at $200.00 per share in connection with short term financing. In July 2021, the Company issued three-year warrants to purchase 948 shares of the Company’s common stock at $200.00 per share in connection with conversion of short-term debt to Preferred and common stock. In August 2021, the Company issued three-year warrants to purchase 375 shares of the Company’s common stock at $200.00 per share in connection with conversion of short-term debt to Preferred and common stock. In September 2021, the Company issued five-year warrants to purchase 7,667 shares of the Company’s common stock at $200.00 per share in connection with short term financing. In October 2021, the Company issued three-year warrants to purchase 536 shares of the Company’s common stock at $200.00 per share in connection with sale of common stock.

On February 10, 2022, the Company received an equity investment of $10,500,000 to purchase 101,205 shares of the Company’s common stock through a registered public offering at $103.75 per share. Along with the issuance of the shares of common stock, the Company issued immediately exercisable warrants to purchase up to 101,205 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance. Commensurate with the February 10, 2022 offering the Company issued to its underwriters immediately exercisable warrants to purchase up to 15,181 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance.

On February 11, 2022, we entered into a transaction with Calvary Fund, the provider of our 2021 bridge financing for the retirement of its debt instrument, principal and interest with a combined value of $1,566,659.00 through the issuance of securities, consisting of (i) prefunded warrants (the “Calvary Warrants”) that are exercisable into 15,099 shares of common stock (the “Calvary Warrant Shares”) at $103.75 per Calvary Warrant, and (iii) immediately exercisable warrants to purchase up to 15,099 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance.

On July 12, 2022, we entered into a PIPE transaction with Armistice Capital Master Fund Ltd. for the purchase and sale of $12,887,976.31 of securities, consisting of (i) 20,372 shares of common stock at $27.75 per share, (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 448,096 shares of common stock (the “Prefunded Warrant Shares”) at $27.50 per Prefunded Warrant, and (iii) immediately exercisable warrants to purchase up to 936,937 shares of common stock with an exercise price of $21.50 per warrant and will expire five years from the date of issuance.

As of December 31, 2022, no Prefunded Warrants remained issued and outstanding with respect to the July PIPE transaction. The Prefunded Warrants were purchased in their entirety by the holders of the warrants for $27.50 per warrant. The Prefunded Warrants required the payment of an additional $0.25 per warrant and the written notice of exercise to the Company to convert the Prefunded Warrant into one share of common stock of the Company. During the period from July 12, 2022 through December 31, 2022, the Company received notice on 448,096 Prefunded Warrants converting into 448,096 shares of common stock.

Calvary Fund exercised all of its Calvary Warrants by November 30, 2022 requiring the payment of an additional $0.25 per warrant and the written notice of exercise to the Company to convert the Calvary Warrant into one share of common stock of the Company. Calvary Fund continues to hold the 15,099 warrants exercisable at a price of $129.6875 per warrant.

Along with the Prefunded Warrants the PIPE investors were issued immediately exercisable warrants to purchase up to 936,937 shares of the Company’s common stock with an exercise price of $21.50 per share expiring five years from the date of issuance, or July 11, 2027. Each Prefunded Warrant and share of common stock issued in the PIPE transaction received two warrants that were exercisable at $21.50 per share with a five-year expiry. None of these warrants have been exercised by the holders.

As of December 31, 2022, there were 1,096,455 warrants issued and outstanding to acquire additional shares of common stock. As of December 31, 2021, there were 28,071 warrants issued and outstanding to acquire additional shares of common stock.

F-18

The Company evaluates outstanding warrants as derivative liabilities and will recognize any changes in the fair value through earnings. The Company determined that the Warrants have an immaterial fair value at December 31, 2022. The warrants do not trade in a highly active securities market, and as such, the Company estimated the fair value of these common stock equivalents using Black-Scholes and the following assumptions:

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term which due to their maturity period as expiry, it was three years. The Company had no reason to believe future volatility over the expected remaining life of these common stock equivalents was likely to differ materially from historical volatility. Expected life was based on three years due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the common stock equivalents.

	December 31, 2022	December 31, 2021

Stock Price	$4.75	$142.00
Exercise Price	$21.50	$200.00
Term (expected in years)	4.5	3.2
Volatility	38.14%	203.44%
Annual Rate of Dividends	0.0%	0.0%
Risk-Free Rate	4.69%	1.52%

Stock Purchase Warrants

The following table summarizes all warrant activity for the years ended December 31, 2022 and 2021.

	Shares	Weighted- Average Exercise Price Per Share	Remaining term	Intrinsic value

Outstanding and Exercisable at December 31, 2020	1,748	$520.00	3.48 years	-
Granted	26,509	$200.00	2.95 years	-
Exercised	-	-	-	-
Expired	(185)	-	-	-
Outstanding and Exercisable at December 31, 2021	28,072	$220.00	2.95 years	-
Granted	116,386	$129.6875	5.00 years	-
Granted in Debt Conversion	15,099	$129.6875	5.00 years
Granted Prefunded Warrants	463,195	$0.25	5.00 years
Granted in PIPE transaction	936,937	$21.50	5.00 years
Exercised	(463,195)	$0.25	-	-
Expired	(38)	-	-	-
Outstanding and Exercisable at December 31, 2022	1,096,455	$30.50	4.50 years	-

F-19

NOTE 12 – LEASES AND LEASED PREMISES

Rental Payments under Non-cancellable Operating Leases and Equipment Leases

The Company through its purchase of Champion acquired several long term (more than month-to-month) leases for two manufacturing facilities, three office spaces, five distribution centers and five retail spaces. Four of its distribution centers also have retail operations for which it leases facilities. Lease terms on the various spaces expiry from a month-to-month lease (30 days) to a long-term lease expiring in March of 2027.

Rent expense for operating leases totaled approximately $502,421 and $179,589 for the years ended December 31, 2022, and 2021, respectively.

The Company does not have any equipment leases whereby we finance this equipment needed for operations at competitive finance rates. New equipment to be financed in the near term, if necessary, may not be obtainable at competitive pricing with increasing interest rates.

Rental equipment expense for finance leases totaled approximately none and none for the years ended December 31, 2022, and 2021, respectively.

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019, are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’ lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

On January 1, 2019, the Company adopted ASC 842 which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. ASC 842 requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach with a cumulative-effect adjustment recorded on January 1, 2019.

The adoption of ASC 842 resulted in the recognition of ROU assets of $none and lease liabilities for operating leases of $none on the Company’s consolidated balance sheet as of January 1, 2019, with no material impact to its consolidated statements of operations. The difference between the ROU assets and the operating lease liability represents the reclassification of (i) deferred rent balances, resulting from the historical operating leases, and (ii) certain accrued restructuring liabilities. The Company’s accounting for finance leases remained substantially unchanged from its accounting for capital leases in prior periods.

The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity to use hindsight to determine the lease term and impairment of ROU assets and the expedient related to land easements which allows the Company not to retrospectively treat land easements as leases; however, the Company must apply lease accounting prospectively to land easements if they meet the definition of a lease.

For contracts entered into on or after the effective date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2019, are accounted for under ASC 840 and were not reassessed for classification.

F-20

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases, and is subsequently measured at amortized cost using the effective interest method. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. All ROU assets are reviewed for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs, net of lease incentives, and is recognized on a straight-line basis over the lease term. Lease expense for finance leases consists of the amortization of the asset on a straight-line basis over the earlier of the lease term or its useful life and interest expense determined on an amortized cost basis. The lease payments are allocated between a reduction of the lease liability and interest expense.

The Company’s operating leases are comprised primarily of a facility lease and we have no finance leases for our vehicles or equipment.

Balance sheet information related to our leases is presented below:

		December 31,
	Balance Sheet location	2022	2021
Operating leases:
Right-of-use lease assets	Right-of-use operating lease assets	$1,977,329	$-
Right-of-use lease liability, current	Other current liabilities	992,496	-
Right-of-use lease liability, long-term	Right-of-use operating lease liability	984,833	-

Finance leases:
Right-of-use lease assets	Property, plant and equipment	-	-
Right-of-use lease liability, current	Current portion of long-term debt	-	-
Right-of-use lease liability, long-term	Long-term debt	-	-

The following provides details of the Company’s lease expense:

	Years Ended December 31,
	2022	2021
Operating lease expense, net	$502,421	$-
Finance lease expense:
Amortization of assets	-	-
Interest on lease liabilities	-	-
Total finance lease expense	-	-
Operating lease expense, net	$502,421	$-

Other information related to leases is presented below:

	2022		2021
Right-of-use assets acquired in exchange for operating lease obligations	$1,977,329		$-
Cash Paid For Amounts Included In Measurement of Liabilities:
Operating cash flows from finance leases	-		-
Operating cash flows from operating leases	1,038,647		-
Weighted Average Remaining Lease Term:
Operating leases	3.0 years		0.0 years
Finance leases	0.0 years		0.0 years
Weighted Average Discount Rate:
Operating leases	5.00%		5.00%
Finance leases	n/a	%	n/a	%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

	Finance leases	Operating leases
2023	$-	$1,106,358
2024	-	688,526
2025	-	163,794
2026	-	62,792
2027	-	3,733
Thereafter	-	-
Total future minimum lease payments, undiscounted	-	2,025,203
Less: Imputed interest	(-)	(104,664)
Present value of future minimum lease payments	$-	$1,920,539

Rental expense totaled approximately $502,421 and $179,589 for years ended December 31, 2022 and 2021, respectively.

F-21

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

During the years ended December 31, 2022 and December 31, 2021, various claims and lawsuits, incidental to the ordinary course of our business, may be brought against the Company. In the opinion of management, after consultation with legal counsel, resolution of any of these matters is not expected to have a material effect on the Company’s consolidated financial statements.

Contractual Obligations

The Company does not believe there are any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company. As of December 31, 2022 and December 31, 2021 there was approximately none and none, respectively, in outstanding letters of credit issued in the normal course of business. These letters of credit would reduce our available borrowings, if we had any. The Company subsequent to year end entered into a line of credit with a major financial institution (see Note – 14 - Subsequent Events).

Executive Employment Agreements and Independent Contractor Agreements

The Company has written employment agreements with its Chief Executive Officer and various other executive officers. All payments made to its executive officers and other service providers are analyzed and determined by the board of directors compensation committee; some payments made to independent contractors (or officer payments as non-employee compensation) may be subject to backup withholding or the general withholding of payroll taxes which may make the Company responsible for the withholding of those taxes. Certain service providers are responsible for their own withholding and payment of taxes. Certain state taxing authorities may otherwise disagree with that analysis.

NOTE 14 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of December 31, 2022 through the date the financial statements were issued and determined that there were the following subsequent events.

On February 10, 2023, our wholly-owned subsidiary Champion Safe Company secured a line of credit with Bank of America which provides for up to $2,000,000 in additional funding secured by all of Champion Safe Company’s inventory and account receivables.

On April 14, 2023, the Company entered into a $1,000,000 Business Loan and Security Agreement (the “Secured Loan”) with an accredited investor lending source (the “Lender”). Under the Secured Loan, the Company received $980,000 on April 20, 2023, which was net of fees owed to the Lender. The Secured Loan requires 64 weekly payments of $20,000 each, for a total repayment of $1,280,000 to the Lender. The Secured Loan bears interest at 22.8%. The Secured Loan is secured by all of the assets of the Company and its subsidiaries second only to a previously secured line of credit and contains other customary terms and conditions for agreements of its type. Further, the Company’s Chief Executive Officer, provided a personal guaranty for the Secured Loan.

F-22

NOTE 15 – PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

Introduction

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of American Rebel Holdings, Inc. (the “Company”) and Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, Champion Safe De Mexico, S.A. de C.V. (collectively “Champion Entities”), after giving effect to the consummation of the transaction completed on July 29, 2022 (as disclosed on Current Report Form 8-K, dated August 4, 2022), by and among the Company and Champion Entities, and the related adjustments described in the accompanying notes. The transaction is accounted for under the acquisition method of accounting, which requires determination of the accounting acquirer.

The Company is considered to be the acquirer of Champion Entities for accounting purposes and will allocate the purchase price to the fair value of Champion Entities’ assets and liabilities as of the acquisition date, with any excess purchase price recorded as goodwill.

The unaudited pro forma condensed combined balance sheet data as of December 31, 2022, gives effect to the transaction as if it occurred on that date for which it is reported on, which incidentally the Company acquired Champion Entities on July 29, 2022. The unaudited pro forma condensed combined statement of operations for the years ended December 31, 2021 and 2022, gives effect to the transaction as if it had occurred on January 1, 2021, more than one full calendar year prior to the actual acquisition date of July 29, 2022.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in FASB ASC Topic 805 and reflect the preliminary allocation of the estimated merger consideration to the acquired assets and liabilities assumed based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The Company’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma condensed combined financial information, the Company allocated the estimated purchase price using its best estimates of fair value. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the dilution or costs of financing associated with the transaction, potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects that result directly from the transaction as described in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with both the Company’s and Champion Entities’ unaudited historical condensed consolidated financial statements as of December 31, 2022, (which includes the Champion Entities activities as of the acquisition date and financial activity through the end of the 2022 calendar year) and the audited historical consolidated financial statements as of and for the year ended December 31, 2021.

F-23

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED COMBINED CONSOLIDATED BALANCE SHEETS

	American Rebel Holdings, Inc	Champion Acquisition	Purchase Transaction Accounting	Financing Transaction Accounting	Pro Forma
	Historical	Historical	Adjustments	Adjustments	Combined
	31-Dec-22	31-Dec-22	31-Dec-22	31-Dec-22	31-Dec-22
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$85,339	$271,415	$-	$-	$356,754
Accounts receivable	496,898	1,116,591	(2,529)	-	1,619,960
Prepaid expense	178,559	28,493	-	-	207,052
Inventory	943,854	6,477,842	-	-	7,421,696
Inventory deposits and other	943,977	-	(943,977)	-	-
Total Current Assets	2,648,627	7,894,341	(946,506)	-	9,596,462

Property and Equipment, net	13,196	443,329	-	-	456,525

OTHER ASSETS:
Goodwill and Purchase Consideration	10,247,420	243,899	(5,674,420)	327,000	4,900,000
			(243,899)
Right of use - Assets	-	-	-	-	-
Lease deposits	4,750	13,282	-	-	18,032
	10,252,170	257,181	(5,918,319)	327,000	4,705,703

TOTAL ASSETS	$12,913,993	$8,594,851	$(6,864,825)	$327,000	$14,971,019

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	793,525	1,730,026	-	-	2,523,551
Accrued interest	103,919	-	-	-	103,919
Loan – officer - related party	-	-	-	-	-
Loan – working capital	602,643	600,000	(600,000)	-	602,643
Loans - nonrelated parties	-	-	-	-	-
Total Current Liabilities	1,500,087	2,330,026	(600,000)	-	3,230,113

Right of use - Liabilities	-	-	-	-	-
TOTAL LIABILITIES	1,500,087	2,330,026	(600,000)	-	3,230,113

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, Class A	100	-	-	-	100
Preferred stock, Class B	75	-	-	-	75

Common stock,	677	-	-	-	677
Additional paid in capital	45,465,077	6,264,825	(6,264,825)	-	45,465,077
Accumulated deficit	(34,052,022)	-	-	327,000	(33,725,022)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	11,413,906	6,264,825	(6,264,825)	327,000	11,740,906

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,913,993	$8,594,851	$(6,864,825)	$327,000	$14,863,359

F-24

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

	American Rebel Holdings, Inc	Champion Safe Et Al Company	Purchase Transaction Accounting	Financing Transaction Accounting	Pro Forma
	Historical	Historical	Adjustments	Adjustments	Combined
	31-Dec-21	31-Dec-21	31-Dec-21	31-Dec-21	31-Dec-21
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$986,826	$18,304,859	$-	$(600,000)	$18,691,685
Cost of goods sold	812,130	14,354,863	-	(600,000)	14,566,993
Gross margin	174,696	3,949,996	-	-	4,124,692

Expenses:
Consulting – business development	2,012,803	1,838,947	-	-	3,851,750
Product development costs	330,353	24,558	-	-	354,911
Marketing and brand development costs	171,030	828,890	-	-	999,920
Administrative and other	968,306	518,705	-	-	1,487,011
Depreciation expense	3,643	24,919	-	-	28,562
Operating expenses	3,486,135	3,236,019	-	-	6,722,154
Operating income (loss)	(3,311,439)	713,977	-	-	(2,597,462)

Other Income (Expense)
Interest expense	(2,061,782)	(77,752)	-	1,800,000	(339,534)
Interest Income	-	305			305
Payroll Protection Loan Forgiven	-	625,064		-	625,064
Gain (Loss) on extinguishment of debt	(725,723)	-	-	725,723	-
Net income (loss) before income tax provision	(6,098,944)	1,261,594	-	2,525,723	(2,311,627)
Provision for income tax	-	-	-	-	-
Net income (loss)	$(6,098,944)	$1,261,594	$-	$2,525,723	$(2,311,627)
Basic and diluted income (loss) per share	$(48.00)	$-	$-	$-	$(18.25)
Weighted average common shares outstanding - basic and diluted	126,760	-	-	-	126,760

F-25

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

	American Rebel Holdings, Inc	Champion Acquisition	Purchase Transaction Accounting	Financing Transaction Accounting	Pro Forma
	Historical	Historical	Adjustments	Adjustments	Combined
	31-Dec-22	31-Dec-22	31-Dec-22	31-Dec-22	31-Dec-22
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$1,018,363	$17,909,282	$-	$(301,762)	$18,625,883
Cost of goods sold	776,063	13,569,736	-	(549,629)	13,796,170
Gross margin	242,300	4,339,546	-	247,867	4,829,713

Expenses:
Consulting/payroll and other payroll	1,016,212	2,083,574	-	-	3,099,786
Product development costs	746,871	44,408	-	-	791,279
Marketing and brand development costs	487,624	30,442	-	-	518,066
Administrative and other	3,002,418	1,685,052	-	(79,133)	4,608,337
Depreciation expense	1,355	54,014	-	-	55,369
Operating expenses	5,254,480	3,897,490	-	(79,133)	9,072,837
Operating income (loss)	(5,012,180)	442,056	-	327,000	(4,243,124)

Other Income (Expense)
Interest expense	(699,149)	(59,950)	-	-	(759,099)
Interest income	4,892	6,926	-	-	11,818
Gain/loss on sale of assets	-	1,995	-	-	1,995
Gain (Loss) on extinguishment of debt	(1,376,756)	-	-	-	(1,376,756)
Net income (loss) before income tax provision	(7,083,193)	391,027	-	327,000	(6,365,166)
Provision for income tax	-	-	-	-	-
Net income (loss)	$(7,083,193)	$391,027	$-	$327,000	$(6,365,166)
Basic and diluted income (loss) per share	$(23.71)	$-	$-	$-	$(21.31)
Weighted average common shares outstanding - basic and diluted	298,760	-	-	-	298,760

F-26

Basis of Presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation was based on the fair values of assets acquired and liabilities assumed as of the date the transaction closed, which was July 29, 2022.

The Company’s and Champion Entities’ historical results reflect the audited condensed statements of operations for the twelve months ended December 31, 2022, and December 31, 2021, and the audited condensed balance sheet as of December 31, 2022.

Description of Transaction

On June 29, 2022, the Company entered into and executed a stock and membership interest purchase agreement with Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, Champion Safe De Mexico, S.A. de C.V. (the “Champion Entities”) and Mr. Ray Crosby (“Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company acquired all of the issued and outstanding capital stock and membership interests of Champion Entities from the Seller.

Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration of approximately $9,150,000, along with (ii) previously provided cash deposits in the amount of $350,000, and (iii) reimbursed Seller for approximately $397,000 of agreed upon acquisitions and equipment purchases which were completed by the Seller through Champion Entities since June 30, 2021. Of total cash consideration paid to the Seller, the Seller commensurate with the closing retired a line of credit held by Champion Entities of approximately $1,442,000 and approximately $291,000 in related party loans due to the Seller by Champion Entities. All were recorded on Champion Entities books and recorded prior to July 29, 2022, the closing date.

Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those as set out in the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2022, and for the fiscal year ended December 31, 2021. With the information currently available, the Company determined that no significant adjustments are necessary to conform Champion Entities’ consolidated financial statements to the accounting policies used by the Company. The Company determined that the Right-to-Use assets and liabilities of the Champion Acquisition provided a net, net effect of zero to its financial presentation and condition, therefore leaving out of the unaudited pro forma condensed combined financial information as of December 31, 2022.

The reclassification adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available, reasonable, and reflective of any adjustments necessary to report the Company’s financial condition and results of operations as if the acquisition were completed in the presentation.

The combined company finalized the review of all accounting policies and reclassifications, which were not deemed to be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein. The reclassification adjustments for proforma presentation currently identified are as follows:

Transaction Consideration

Total transaction consideration was approximately $9,900,000 as determined through the actual purchase price of $9,897,420 as described above in Note 2 to this unaudited pro forma condensed combined financial information.

The following table summarizes the consideration transferred as a result of the combination.

Deposits paid with contract	$350,000
Cash payment due at closing	9,150,000
Reimbursement for equipment purchased since June 30, 2021	400,000
Transaction Consideration	$9,900,000

Total additional costs directly attributed to the purchase of the Champion Entities was and additional $340,000 as determined through various expenditures or costs that the Company incurred in completing the transaction with the Champion Entities. Those costs were approximately $200,000 paid to the Company’s investment banker for its services on the acquisition as well as approximately $150,000 in fees paid to the auditors of Champion Entities which so happen to be the Company’s auditor.

F-27

Allocation of Consideration

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Champion Entities are recognized and measured at fair value as of the closing date of the combination and added to those of the Company. The determination of fair value used in the transaction-related adjustments presented herein are based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the effect of the acquisition. The Company used the assistance of outside professionals and valuation experts to determine if there should be any impairment charges or other to these estimated numbers as of December 31, 2022. Final allocation of consideration, upon completion of the acquisition, was based on Champion’s assets acquired and liabilities assumed as of the acquisition date, July 29, 2022.

The following table sets forth an allocation of the approximate consideration plus additional costs to acquire the identifiable tangible and intangible assets acquired and liabilities assumed of Champion Entities based on Champion Entities’ unaudited consolidated balance sheet as of December 31, 2022, with the estimated excess recorded to goodwill:

Total assets (approximate)	$7.070,000
Total liabilities (approximate)	1,730,000
Net acquired tangible assets	5,340,000
Goodwill and other intangible assets	4,900,000
Allocation of the Estimated Transaction Consideration	$10,240,000

Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

a.	To record estimated working capital financing (of which there was none required) in addition to Transaction Consideration, as of December 31, 2022.

	American Rebel Holdings, Inc.	Champion Entities		Total
Additional working capital	$-		$-	$-
Additional paid in capital	-		-	-
Pro forma net adjustment	$-	$		$-

Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

b.	To adjust Revenue and Cost of Goods Sold for estimated transactions between companies:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenue	$(300,000)	$(600,000)
Cost of Goods Sold	(550,000)	(600,000)
General and Administrative Costs	80,000	-
Pro forma net adjustment	$(330,000)	$-

c.	To adjust interest expense and loss on extinguishment of debt based upon debt obligations eliminated by working capital financing (of which there is none required) in connection with the acquisition:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Interest expense	$-	$(1,800,000)
Loss on extinguishment of debt	-	(725,000)
Pro forma net adjustment	$-	$(2,525,000)

F-28

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022 (audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$465,978	$356,754
Accounts receivable	2,342,350	1,613,489
Prepaid expense	169,896	207,052
Inventory	8,150,255	7,421,696
Inventory deposits	285,848	309,684
Total Current Assets	11,414,327	9,908,675

Property and Equipment, net	427,434	456,525

OTHER ASSETS:
Lease deposits	21,503	18,032
Right-of-use lease assets	1,733,829	1,977,329
Goodwill	4,200,000	4,200,000
Total Other Assets	5,955,332	6,195,361

TOTAL ASSETS	$17,797,093	$16,560,561

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	$2,430,835	$2,523,551
Accrued interest	103,919	103,919
Loan – Officer – related party	101,000	-
Loans – Working capital	601,446	602,643
Line of credit	1,700,000	-
Right-of-use lease liabilities, current	989,892	992,496
Total Current Liabilities	5,927,092	4,222,609

Right-of-use lease liabilities, long-term	743,937	984,833

TOTAL LIABILITIES	6,671,029	5,207,442

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 175,000, and 175,000 issued and outstanding, respectively at March 31, 2023 and December 31, 2022
Series A Preferred Shares	100	100
Series B Preferred Shares	75	75
Common Stock, $0.001 par value; 600,000,000 shares authorized; 677,221 and 677,221 issued and outstanding, respectively at March 31, 2023 and December 31, 2022	677	677
Additional paid in capital	45,465,077	45,465,077
Accumulated deficit	(34,339,865)	(34,112,810)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	11,126,064	11,353,119

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$17,797,093	$16,560,561

See Notes to Financial Statements.

F-29

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Revenue	$4,402,099	$154,080
Cost of goods sold	2,791,326	96,719
Gross margin	1,610,773	57,361

Expenses:
Consulting/payroll and other costs	944,599	462,989
Rental expense, warehousing, outlet expense	226,660	-
Product development costs	16,495	33,273
Marketing and brand development costs	252,725	80,970
Administrative and other	361,149	438,305
Depreciation and amortization expense	29,090	900
	1,830,718	1,016,437
Operating income (loss)	(219,945)	(959,076)

Other Income (Expense)
Interest expense, net	(7,110)	(292,405)
Gain/(loss) on extinguishment of debt	-	(1,376,756)
Net income (loss) before income tax provision	(227,055)	(2,628,237)
Provision for income tax	-	-
Net income (loss)	$(227,055)	$(2,628,237)
Basic and diluted income (loss) per share	$(0.34)	$(20.73)
Weighted average common shares outstanding - basic and diluted	677,200	126,760

See Notes to Financial Statements.

F-30

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY/(DEFICIT)

	Common Stock	Common Stock Amount	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2021	63,895	$64	$377	$22,798,839	$(26,969,657)	$(4,170,377)

Sale of common stock, net	106,345	106	-	9,038,350	-	9,038,456
Common stock issued as compensation	9,345	9	-	969,526	-	969,535
Preferred stock converted into common stock	10,068	10	(202)	192	-	-
Conversion of debt into warrants	-	-	-	1,566,559	-	1,566,559
Net loss for the three months ending March 31, 2022	-	-	-	-	(2,628,237)	(2,628,237)

Balance – March 31, 2022	189,653	$189	$175	$34,373,466	$(29,597,894)	$4,775,936
Balance – December 31, 2022	677,221	$677	$175	$45,465,077	$(34,112,810)	$11,353,119

Net loss for the three months ending March 31, 2023	-	-	-	-	(227,055)	(227,055)

Balance – March 31, 2023	677,221	$677	$175	$45,465,077	$(34,339,865)	$11,126,064

See Notes to Financial Statements.

F-31

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended March 31, 2023	For the three months ended March 31, 2022

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(227,055)	$(2,628,237)
Depreciation and amortization	29,090	900
Compensation paid through issuance of common stock	-	969,535
Amortization of loan discount	-	1,000,457
Adjustments to reconcile net loss to cash (used in) operating activities:
Accounts receivable	(728,861)	(61,507)
Prepaid expenses	37,156	(448,000)
Inventory	(704,724)	42,360
Inventory deposits and other	(3,472)	(647,147)
Accounts payable and accrued expense	(92,713)	(1,152,603)
Net Cash (Used in) Operating Activities	(1,690,579)	(2,924,242)

CASH FLOW FROM INVESTING ACTIVITIES:
Net Cash (Used in) Investing Activities	-	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of common, net of offering costs	-	9,038,456
Proceeds from line of credit	1,700,000	-
Proceeds (repayments) of loans – officer - related party	101,000	(81,506)
Proceeds (repayments) of working capital loan	(1,197)	60,000
Repayment of loans – nonrelated party	-	(2,601,634)
Net Cash Provided by Financing Activities	1,799,803	6,415,316

CHANGE IN CASH	109,224	3,491,074

CASH AT BEGINNING OF PERIOD	356,754	17,607

CASH AT END OF PERIOD	$465,978	$3,508,681

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$25,434	$188,607
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of debt into equity	$-	$1,950,224

See Notes to Financial Statements.

F-32

AMERICAN REBEL HOLDINGS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023

(unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. On June 19, 2017, the Company completed a business combination with its majority stockholder, American Rebel, Inc. As a result, American Rebel, Inc. became a wholly-owned subsidiary of the Company.

Nature of operations

The Company develops and sells branded products in the self-defense, safe storage and patriotic product areas that are promoted and sold using a wholesale distribution network, personal appearances, musical venues, e-commerce and television avenues. The Company’s products are marketed under the American Rebel Brand and imprinted with such branding. Through its recent acquisition of the “Champion Entities” (which consists of Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, and Champion Safe De Mexico, S.A. de C.V.) the Company also promotes and sells its products through a growing network of dealers, in select regional retailers and local specialty safe, sporting goods, hunting and firearms retail outlets, as well as through a multitude of online avenues, including its website and various e-commerce platforms such as Amazon.com. In addition to its American Rebel brand, the Company also sells products under the Champion Safe Co., Superior Safe Company and Safe Guard Safe Co. brands.

To varying degrees, the consequences of the COVID-19 pandemic continue to affect our operating businesses. Significant government and private sector actions have been taken since 2020 to control the spread and mitigate the economic effects of the virus and its variants. The development of geopolitical conflicts, supply chain disruptions and government actions to slow inflation in recent years have produced varying effects on our operating business. The economic effects from these events over longer terms cannot be reasonably estimated at this time. Accordingly, significant estimates used in the preparation of our financial statements, including those associated with evaluations of certain long-lived assets, goodwill and other intangible assets for impairment, expected credit losses on amounts owed to us (accounts receivable) and the estimations of certain losses assumed under warranty and other liability contracts, may be subject to significant adjustments in future periods.

Interim Financial Statements and Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the SEC set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by the U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read along with the Annual Report filed on Form 10-K of the Company for the period ended December 31, 2022, and notes thereto contained, filed on April 14, 2023.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, American Rebel, Inc., and the Champion Entities. All significant intercompany accounts and transactions have been eliminated.

Year-end

The Company’s year-end is December 31.

F-33

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Inventory and Inventory Deposits

Inventory consists of backpacks, jackets, safes and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Fixed assets and depreciation

Property and equipment are stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from five to seven years.

Revenue recognition

In accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

These steps are met when an order is received, a price agreed, and the product is shipped or delivered to that customer.

Advertising costs

Advertising costs are expensed as incurred; Marketing costs which we consider to be advertising costs incurred were $252,725 and $80,970 for the three-month periods ended March 31, 2023, and 2022.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2023, and December 31, 2022, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

F-34

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505-50.

Earnings per share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by ASC 260 - Earnings per Share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. Dilutive common share equivalents are negligible or immaterial as dilutive shares to be issued during net loss years were non-existent. For the three months ended March 31, 2023 and March 31, 2022, net loss per share was $(0.34) and $(20.73), respectively.

Fully diluted shares outstanding is the total number of shares that the Company would theoretically have if all dilutive securities were exercised and converted into shares. Dilutive securities include options, warrants, convertible debt, preferred stock and anything else that can be converted into shares. Potential dilutive shares consist of the incremental common shares issuable upon the exercise of dilutive securities, calculated using the treasury stock method. The calculation of dilutive shares outstanding excludes out-of-the-money options (i.e., such options’ exercise prices were greater than the average market price of our common shares for the period) because their inclusion would have been antidilutive. Out-of-the-money stock options totaled none and none as of March 31, 2023 and December 31, 2022, respectively. All other dilutive securities are listed below.

The following table illustrates the total number of common shares that would be converted from common stock equivalents issued and outstanding at the end of each period presented; as of March 31, 2023 and as of March 31, 2022, respectively.

	March 31, 2023	March 31, 2022

Shares used in computation of basic earnings per share for the periods ended	677,200	126,760
Total dilutive effect of outstanding stock awards or common stock equivalents	1,062,760	30,200
Shares used in computation of fully diluted earnings per share for the periods ended March 31, 2023 and March 31, 2022, respectively	1,739,960	156,960

Net income (loss)	$(227,055)	$(2,628,237)
Fully diluted income (loss) per share	$(0.13)	$(16.74)

In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Income taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

F-35

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by taxing authorities. As of March 31, 2023, and December 31, 2022, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the three-month periods ended March 31, 2023, and 2022, respectively, no income tax expense has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Warranties

The Company’s safe manufacturing business estimates their exposure to warranty claims based on both current and historical (Champion Entities) product sales data and warranty costs (actual) incurred. The Company assesses the adequacy of its recorded warranty liability quarterly and adjusts the amount as necessary. Warranty liability is included in accrued expenses in the accompanying condensed consolidated balance sheets. We estimate that warranty liability is nominal or negligible based on the quality of products and our excellent customer relationships. Warranty liability was $93,458 as of December 31, 2022 and $106,707 as of March 31, 2023.

Business Combinations

The Company accounts for business combinations in accordance with ASC Topic 805, Business Combinations, and as further defined by ASU 2017-01, Business Combinations (Topic 805), which requires the purchase price to be measured at fair value. When the purchase consideration consists entirely of shares of our common stock, the Company calculates the purchase price by determining the fair value, as of the acquisition date, of shares issued in connection with the closing of the acquisition and, if the transaction involves contingent consideration based on achievement of milestones or earn-out events, the probability-weighted fair value, as of the acquisition date, of shares issuable upon the occurrence of future events or conditions pursuant to the terms of the agreement governing the business combination. If the transaction involves such contingent consideration, our calculation of the purchase price involves probability inputs that are highly judgmental due to the inherent unpredictability of future results, particularly by growth-stage companies. The Company recognizes estimated fair values of the tangible assets and intangible assets acquired, including in process research and development (“IPR&D”), and liabilities assumed as of the acquisition date, and we record as goodwill any amount of the purchase price of the tangible and intangible assets acquired and liabilities assumed in excess of the fair value (see Note 8 - Goodwill and Acquisition of Champion Entities for further information in accordance with ASC 805-10-55-37 through ASC 805-10-55-50).

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019, are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating leases are included in operating lease Right-of-Use assets and operating lease liabilities, current and non-current, on the Company’s condensed consolidated balance sheets.

Recent pronouncements

The Company evaluated recent accounting pronouncements through March 31, 2023, and believes that none have a material effect on the Company’s financial statements.

F-36

Concentration risks

During 2022 prior to the closing of the Champion Entities, the Company purchased a substantial portion (over 20%) of inventory from two third-party vendors. With the closing of the Champion Entities, the Company no longer purchases a substantial portion (over 20%) of its inventory from these specific third-party vendors. As of March 31, 2023, the net amount due to these specific third-party vendors (accounts payable and accrued expense) was $0. Similarly, as of March 31, 2023, the net amount due to these specific third-party vendors (accounts payable and accrued expenses) was also $0. The loss of manufacturing vendor relationships could have a material effect on the Company; however, the Company believes numerous other suppliers could be substituted should these specific third-party vendors/suppliers become unavailable or non-competitive.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the growth and acquisition stage and, accordingly, has not yet reached profitability from its operations. Since inception, the Company has been engaged in financing activities and executing its business plan of operations and incurring costs and expenses related to product development, branding, inventory buildup and product launch. As a result, the Company has continued to incur net losses for the three months ended March 31, 2023, and 2022 of ($227,055) and ($2,628,237), respectively. The Company’s accumulated deficit was ($34,339,865) as of March 31, 2023, and ($34,112,810) as of December 31, 2022. The Company’s working capital was $6,477,127 as of March 31, 2023, compared to $6,678,562 as of December 31, 2022. The decrease in working capital from December 31, 2022, to March 31, 2023, is due to the Company incurring a net loss during the three months ending March 31, 2023. Until recently the Company’s activities since inception have been sustained through equity/debt financing and the continued usage of deferral of payments on accounts payable and other expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to raise capital from the sale of its equity and, ultimately, the achievement of significant operating revenues and profitability.

Management believes funding can be secured through the obtaining of loans, as well as future offerings of its preferred and common stock. However, no assurance can be given that the Company will obtain this additional working capital, or if obtained, that such funding will not cause substantial dilution to its existing stockholders. If the Company is unable to secure such additional funds from these sources, it may be forced to change or delay some of its business objectives and efforts. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – INVENTORY AND DEPOSITS

Inventory and deposits include the following:

	March 31, 2023 (unaudited)	December 31, 2022 (audited)

Inventory – finished goods	$8,150,255	$7,421,696
Inventory deposits	285,848	309,684
Total Inventory and deposits	$8,436,003	$7,731,380

With the Champion acquisition we will eliminate the need to hold any inventory with our American Rebel, Inc. subsidiary at its facility. We do not believe we have a risk of concentration in our purchasing of inventory materials, sourcing needs or manufacturing. As reported in our Annual Report filed on Form 10-K the Champion acquisition added approximately $5,400,000 in inventory on the date of purchase less intercompany deposits of approximately $600,000.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment include the following:

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)

Plant, property and equipment	$367,317	$367,317
Vehicles	448,542	448,542
Property and equipment gross	815,859	815,859
Less: Accumulated depreciation	(388,425)	(359,334)
Net property and equipment	$427,434	$456,525

F-37

For the three months ended March 31, 2023, and 2022 we recognized $29,090 and $900 in depreciation expense, respectively. We depreciate these assets over a period of sixty (60) months which has been deemed their useful life.

NOTE 5 – RELATED PARTY NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

Charles A. Ross, Jr. serves as the Company’s CEO. Compensation for Mr. Ross includes a base salary and a bonus based upon certain performance measures approved by the Board of Directors.

Doug Grau serves as the Company’s President. Compensation for Mr. Grau includes a base salary and a bonus based upon certain performance measures approved by the Board of Directors. Mr. Grau lent the Company approximately $100,000 during the three months ended March 31, 2023, the loan is an unsecured non-interest-bearing demand note.

NOTE 6 – LINE OF CREDIT – FINANCIAL INSTITUTION

During the month of February 2023, the Company entered into a $2 million master credit agreement (credit facility) with a major financial institution (“Line of Credit”). The Line of Credit accrues interest at a rate as determined by the Bloomberg Short-Term Bank Yield Index (“BSBY”) Daily Floating Rate plus 2.05 percentage points (which at March 31, 2023 was in total 6.95%), and is secured by all of the assets of the Champion Entities. The Line of Credit expires February 28, 2024. The outstanding liability of the Line of Credit was as follows at March 31, 2023 and December 31, 2022, respectively.

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)

Line of credit from a financial institution.	$1,700,000	$-

Total recorded as a current liability	$1,700,000	$-

Current and long-term portion. Total balance of $1,700,000 reported as current as the Line of Credit is to be repaid within one year, with subsequent drawdowns as needed by the Company. The Company paid a one-time loan fee equal to 0.1% of the Line of Credit amount available. In the likelihood of default, the default interest automatically increases to 6% over the BSBY plus 2.05% rate.

NOTE 7 – NOTES PAYABLE – WORKING CAPITAL

During the three months ending March 31, 2022, the Company completed the sale of several short-term notes under similar terms as its other short-term notes totaling $60,000. The notes are secured by a pledge of certain inventory items and the chief executive officer’s personal guaranty.

F-38

During the three months ending March 31, 2022, the Company repaid $2,541,634 of these short-term notes and completed the conversion of short-term notes with a face value of $1,950,224 along with accrued interest into shares of common stock with a fair value of $2,803,632, resulting in a loss on extinguishment of $1,376,756. The conversion was done in connection with the Company’s registered public offering completed in February 2022.

At March 31, 2023, and December 31, 2022, the outstanding balance due on the working capital notes payable was $601,466 and $602,643, respectively. These amounts do not include accrued interest payable on the various notes. The Company is currently in default on $600,000 of the notes payable – working capital as the notes were due and payable on March 31, 2023. The Company is currently in discussions with the holder(s) of the notes to extend the terms and repayment requirements of the notes.

NOTE 8 – GOODWILL AND ACQUISITION OF CHAMPION ENTITIES

Goodwill

Goodwill is initially recorded as of the acquisition date and is measured as any excess of the purchase price over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized, but rather is subject to impairment testing annually (on the first day of the fourth quarter), or between annual tests whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying amount. We first perform a qualitative assessment to evaluate goodwill for potential impairment. If based on that assessment it is more likely than not that the fair value of the reporting unit is below its carrying value, a quantitative impairment test is necessary. The quantitative impairment test requires determining the fair value of the reporting unit. We use the income approach, whereby we calculate the fair value based on the present value of estimated future cash flows using a discount rate that approximates our weighted average cost of capital. The process of evaluating the potential impairment of goodwill is subjective and requires significant estimates and assumptions about the future such as sales growth, gross margins, employment costs, capital expenditures, inflation and future economic and market conditions. Actual future results may differ from those estimates. If the carrying value of the reporting unit’s assets and liabilities, including goodwill, exceeds its fair value, impairment is recorded for the excess, not to exceed the total amount of goodwill allocated to the reporting unit.

As of March 31, 2023 and December 31, 2022, we had goodwill of $4,200,000 and $4,200,000, respectively, presented within other long-term assets in our condensed consolidated balance sheets, primarily related to our 2022 acquisition of Champion Entities. During the 1st quarter of 2023, we performed a qualitative assessment of potential goodwill impairment and determined it was more likely than not that the fair value of our reporting units exceeded its carrying value. Accordingly, no further impairment testing of goodwill was performed, and we did not recognize any goodwill impairment for the three months ending March 31, 2023.

The Company policy is to review its goodwill for impairment periodically (based on economic conditions) and more specifically in the 4th quarter of its financial reporting year and determine whether impairment is to be recognized within its condensed consolidated statement of operations. See Note 1, Summary of Significant Accounting Policies to our Annual Report filed on Form 10-K, for more information on impairment testing.

Business Combination Consideration

On June 29, 2022, the Company entered into a stock and membership interest purchase agreement with Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, Champion Safe De Mexico, S.A. de C.V. (the “Champion Entities” or “Champion”) and Mr. Ray Crosby (the “Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock and membership interests of the Champion Entities from the Seller.

The acquisition occurred on July 29, 2022. Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration of approximately $9,150,000, along with (ii) cash deposits in the amount of $350,000, and (iii) reimbursed the Seller for approximately $400,000 of agreed upon acquisitions and equipment purchases completed by the Seller and the Champion Entities since June 30, 2021. In addition to the payments to the Seller, the Company paid costs on behalf of and specifically associated with the acquisition of Champion and its integration into the Company’s operations of $350,000; $200,000 was paid to our investment banker in analyzing the acquisition and purchase of Champion prior to the purchase and subsequent financing in July as well as $150,000 paid to Champion’s independent PCAOB registered accounting firm to conduct their two years of audit and subsequent interim review reports.

F-39

Accounting for the Business Combination

Under the acquisition method of accounting, the acquired tangible and intangible assets and assumed liabilities are recognized based on their estimated fair values as of the business combination closing date. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2022 and have been prepared to illustrate the estimated effect of the business combination (see Note 15 – Pro Forma Condensed Combined Financial Information (Unaudited) to our Annual Report filed on Form 10-K).

The Company may recognize a deferred tax benefit as a result of the acquisition. Due to the acquisition, a temporary difference between the book and the tax basis for the intangible assets acquired may be created resulting in a deferred tax liability and additional goodwill.

The acquisition was accounted for as a business combination in accordance with ASC 805. As such, the total purchase consideration was allocated to the assets acquired and liabilities assumed based on their fair values as of July 29, 2022. The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the business combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following is the preliminary estimate of the fair value of the assets acquired, liabilities assumed, and ensuing goodwill identified, reconciled to the purchase price transferred:

Cash	$-
Accounts receivable	1,337,130
Inventory	5,229,426
Fixed assets	473,326
Deposits and other assets	53,977
Customer list and other intangibles**	637,515
Accounts payable	(1,609,657)
Accrued expenses and other	(84,297)
Goodwill	4,200,000
Consideration	$10,237,420
Consideration:
Payments of cash direct to Seller	$8,455,177
Debt payments on behalf of Seller - guarantor	1,442,243
Payments to various service providers	340,000
$10,237,420

The Company’s preliminary estimates of fair values of the net assets acquired are based solely on the information that was available at the date of the acquisition, and the Company is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the date of the acquisition. (**- Customer list and other intangibles are combined with goodwill at the end of each period and evaluated as to fair value. At March 31, 2023 and December 31, 2022, it was determined that total intangible assets (which includes goodwill) has a fair value of $4.2 million).

NOTE 9 – INCOME TAXES

At March 31, 2023 and December 31, 2022, the Company had a net operating loss carryforward of $34,339,865 and $34,112,810, respectively, which begins to expire in 2034.

Components of net deferred tax asset, including a valuation allowance, are as follows:

	March 31, 2023 (unaudited)	December 31, 2022 (audited)
Deferred tax asset:
Net operating loss carryforward	$7,211,370	$7,163,690
Total deferred tax asset	7,211,370	7,163,690
Less: Valuation allowance	(7,211,370)	(7,163,690)
Net deferred tax asset	$-	$-

Valuation allowance for deferred tax assets as of March 31, 2023, and December 31, 2022, was $7,211,370 and $7,163,690, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not deferred tax assets will not be realized as of March 31, 2023, and December 31, 2022, and recognized 100% valuation allowance for each period.

F-40

Reconciliation between the statutory rate and the effective tax rate for both periods and as of March 31, 2023 and December 31, 2022:

Federal statutory rate	(21.0)%
State taxes, net of federal benefit	(0.0)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

On August 16, 2022, the Inflation Reduction Act of 2022 (“the 2022 act”) was signed into law. The 2022 act contains numerous provisions, including a 15% corporate alternative minimum income tax on “adjusted financial statement income”, expanded tax credits for clean energy incentives and a 1% excise tax on corporate stock repurchases. The provisions of the 2022 act become effective for tax years beginning after December 31, 2022. On December 27, 2022, the IRS and Department of Treasury issued initial guidance for taxpayers subject to the corporate alternative minimum tax. The guidance addresses several, but not all, issues that needed clarification. The IRS and Department of Treasury intend to release additional guidance in the future. We will continue to evaluate the impact of the 2022 act as more guidance becomes available. We currently do not expect an impact on our consolidated financial statements.

NOTE 10 – SHARE CAPITAL

The Company is authorized to issue 600,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock.

Common stock and preferred stock

For the month of February 2022 the following transactions occurred: On February 3, 2022, multiple Series B Convertible Preferred stockholders converted 201,358 shares of their Series B Convertible preferred stock to 10,068 shares of common stock of the Company. On February 3, 2022, the Company converted two outstanding notes into 7,443 shares of common stock of the Company. On February 10, 2022, the Company received an equity investment of $10,500,000 to purchase 101,205 shares of the Company’s common stock through a registered public offering at $103.75 per share.

For the month of July 2022 the following transactions occurred: On July 12, 2022, we entered into a PIPE transaction with Armistice Capital Master Fund Ltd. for the purchase and sale of $12,887,976.31 of securities, consisting of (i) 20,372 shares of common stock at $27.75 per share, (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 448,096 shares of common stock (the “Prefunded Warrant Shares”) at $27.50 per Prefunded Warrant, and (iii) immediately exercisable warrants to purchase up to 936,937 shares of common stock at an initial exercise price of $21.50 per share and will expire five years from the date of issuance.

For the month of August 2022 the following transactions occurred: On August 22, 2022, 4,000 shares of common stock were issued in return for services as a component of a February 2022 services agreement. During the month of August 2022, Armistice Capital Master Fund Ltd. exercised 17,618 Prefunded Warrants. Along with the exercise notice and payment of $4,404.41, 17,618 shares of common stock were issued.

For the month of September 2022 the following transactions occurred: During the month of September 2022, Armistice Capital Master Fund Ltd. exercised 107,318 Prefunded Warrants. Along with several exercise notices and payments totaling $26,829.60, 107,318 shares of common stock were issued.

For the month of October 2022 the following transactions occurred: During the month of October 2022, Armistice Capital Master Fund Ltd. exercised 323,160 Prefunded Warrants. Along with several exercise notices and payments totaling $80,790.00, 323,160 shares of common stock were issued.

For the month of November 2022 the following transactions occurred: During the month of November 2022, Calvary Fund exercised 15,099 Calvary Warrants (see Note 11 – Warrants and Options). Along with an exercise notice and payment totaling $3,774.84, 15,099 shares of common stock were issued.

For the three months ended March 31, 2023 the following transactions occurred: None with respect to common stock, preferred stock or warrant conversions.

At March 31, 2023 and December 31, 2022, there were 677,221 and 677,221 shares of common stock issued and outstanding, respectively; and 75,143 and 75,143 shares of Series B preferred stock issued and outstanding, respectively, and 100,000 and 100,000 shares of its Series A preferred stock issued and outstanding, respectively.

F-41

NOTE 11 – WARRANTS AND OPTIONS

On February 10, 2022, the Company received an equity investment of $10,500,000 to purchase 101,205 shares of the Company’s common stock through a registered public offering at $103.75 per share. Along with the issuance of the shares of common stock, the Company issued immediately exercisable warrants (the “Uplist Warrants”) to purchase up to 101,205 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance. Commensurate with the February 10, 2022 offering the Company issued to its underwriters immediately exercisable warrants to purchase up to 15,181 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance. On July 8, 2022, the Company issued a dilutive issuance notice that in accordance with Section 3(b) of the Uplist Warrants, upon closing of the July 12, 2022 PIPE transaction, the exercise price of the Uplist Warrants shall be reduced from the current exercise price of $129.6875 to $50.25.

On February 11, 2022, we entered into a transaction with Calvary Fund, the provider of our 2021 bridge financing for the retirement of its debt instrument, principal and interest with a combined value of $1,566,659.00 through the issuance of securities, consisting of (i) prefunded warrants (the “Calvary Warrants”) that are exercisable into 15,099 shares of common stock (the “Calvary Warrant Shares”) at $103.75 per Calvary Warrant, and (iii) immediately exercisable Uplist Warrants to purchase up to 15,099 shares of common stock with an exercise price of $129.6875 per warrant and will expire five years from the date of issuance. On July 8, 2022, the Company issued a dilutive issuance notice that in accordance with Section 3(b) of the Uplist Warrants, upon closing of the July 12, 2022 PIPE transaction, the exercise price of the Uplist Warrants shall be reduced from the current exercise price of $129.6875 to $50.25.

On July 12, 2022, we entered into a PIPE transaction with Armistice Capital Master Fund Ltd. for the purchase and sale of $12,887,976.31 of securities, consisting of (i) 20,372 shares of common stock at $27.75 per share, (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 448,096 shares of common stock (the “Prefunded Warrant Shares”) at $27.50 per Prefunded Warrant, and (iii) immediately exercisable warrants to purchase up to 936,937 shares of common stock with an exercise price of $21.50 per warrant and will expire five years from the date of issuance.

As of December 31, 2022, no Prefunded Warrants remained issued and outstanding with respect to the July PIPE transaction. The Prefunded Warrants were purchased in their entirety by the holders of the warrants for $27.50 per warrant. The Prefunded Warrants required the payment of an additional $0.25 per warrant and the written notice of exercise to the Company to convert the Prefunded Warrant into one share of common stock of the Company. During the period from July 12, 2022 through December 31, 2022, the Company received notice on 448,096 Prefunded Warrants converting into 448,096 shares of common stock.

Calvary Fund exercised all of its Calvary Warrants by November 30, 2022 requiring the payment of an additional $0.25 per warrant and the written notice of exercise to the Company to convert the Calvary Warrant into one share of common stock of the Company. Calvary Fund continues to hold the 15,099 warrants exercisable at a price of $50.25 per warrant.

Along with the Prefunded Warrants the PIPE investors were issued immediately exercisable warrants to purchase up to 936,937 shares of the Company’s common stock with an exercise price of $21.50 per share expiring five years from the date of issuance, or July 11, 2027. Each Prefunded Warrant and share of common stock issued in the PIPE transaction received two warrants that were exercisable at $21.50 per share with a five-year expiry. None of these warrants have been exercised by the holders.

As of December 31, 2022, there were 1,096,455 warrants issued and outstanding to acquire additional shares of common stock. As of March 31, 2023, there were 1,096,455 warrants issued and outstanding to acquire additional shares of common stock.

The Company evaluates outstanding warrants as derivative liabilities and will recognize any changes in the fair value through earnings. The Company determined that the warrants have an immaterial fair value at December 31, 2022 and March 31, 2023. The warrants do not trade in a highly active securities market, and as such, the Company estimated the fair value of these common stock equivalents using Black-Scholes and the following assumptions:

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term which due to their maturity period as expiry, it was three years. The Company had no reason to believe future volatility over the expected remaining life of these common stock equivalents was likely to differ materially from historical volatility. Expected life was based on three years due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the common stock equivalents.

	March 31, 2023 (unaudited)	December 31, 2022 (audited)

Stock Price	$3.50	$4.75
Exercise Price	$21.50	$21.50
Term (expected in years)	4.3	4.5
Volatility	32.12%	38.14%
Annual Rate of Dividends	0.0%	0.0%
Risk Free Rate	4.64%	4.69%

F-42

Stock Purchase Warrants

The following table summarizes all warrant activity for the year ended December 31, 2022, and for the three months ended March 31, 2023.

	Shares	Weighted- Average Exercise Price Per Share	Remaining term	Intrinsic value

Outstanding and Exercisable at December 31, 2021	28,071	$220.00	2.95 years	-
Granted	116,386	$129.6875	5.00 years	-
Granted in Debt Conversion	15,099	$129.6875	5.00 years
Granted Prefunded Warrants	463,195	$0.25	5.00 years
Granted in PIPE transaction	936,937	$21.50	5.00 years
Exercised	(463,195)	$0.25	-	-
Expired	(38)	-	-	-
Outstanding and Exercisable at December 31, 2022 (audited)	1,096,455	30.50	4.50 years
Granted	-	$0.00	0.00 years	-
Exercised	-	$0.01	0.00 years	-
Expired	-	-	-	-
Outstanding and Exercisable at March 31, 2023 (unaudited)	1,096,455	$30.50	4.50 years	-

NOTE 12 – LEASES AND LEASED PREMISES

Rental Payments under Non-cancellable Operating Leases and Equipment Leases

The Company through its purchase of Champion acquired several long term (more than month-to-month) leases for two manufacturing facilities, three office spaces, five distribution centers and five retail spaces. Four of its distribution centers also have retail operations for which it leases facilities. Lease terms on the various spaces expiry from a month-to-month lease (30 days) to a long-term lease expiring in March of 2027.

Rent expense for operating leases totaled approximately $226,660 and $0 for the three months ended March 31, 2023, and 2022, respectively.

The Company does not have any equipment leases whereby we finance this equipment needed for operations at competitive finance rates. New equipment to be financed in the near term, if necessary, may not be obtainable at competitive pricing with increasing interest rates.

Rental equipment expense for finance leases totaled approximately $0 and $0 for the three months ended March 31, 2023, and 2022, respectively.

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019, are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

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On January 1, 2019, the Company adopted ASC 842 which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. ASC 842 requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach with a cumulative-effect adjustment recorded on January 1, 2019.

The adoption of ASC 842 resulted in the recognition of ROU assets of $0 and lease liabilities for operating leases of $0 on the Company’s condensed consolidated balance sheet as of January 1, 2019, with no material impact to its condensed consolidated statements of operations. The difference between the ROU assets and the operating lease liability represents the reclassification of (i) deferred rent balances, resulting from the historical operating leases, and (ii) certain accrued restructuring liabilities. The Company’s accounting for finance leases remained substantially unchanged from its accounting for capital leases in prior periods.

The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity to use hindsight to determine the lease term and impairment of ROU assets and the expedient related to land easements which allows the Company not to retrospectively treat land easements as leases; however, the Company must apply lease accounting prospectively to land easements if they meet the definition of a lease.

For contracts entered into on or after the effective date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2019, are accounted for under ASC 840 and were not reassessed for classification.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases, and is subsequently measured at amortized cost using the effective interest method. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. All ROU assets are reviewed for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs, net of lease incentives, and is recognized on a straight-line basis over the lease term. Lease expense for finance leases consists of the amortization of the asset on a straight-line basis over the earlier of the lease term or its useful life and interest expense determined on an amortized cost basis. The lease payments are allocated between a reduction of the lease liability and interest expense.

The Company’s operating leases are comprised primarily of facility leases and we have no finance leases for our vehicles or equipment.

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Balance sheet information related to our leases is presented below:

		March 31,
	Balance Sheet location	2023	2022
Operating leases:
Right-of-use lease assets	Right-of-use operating lease assets	$1,733,829	$-
Right-of-use lease liability, current	Other current liabilities	989,892	-
Right-of-use lease liability, long-term	Right-of-use operating lease liability	743,937	-

Finance leases:
Right-of-use lease assets	Property, plant and equipment	-	-
Right-of-use lease liability, current	Current portion of long-term debt	-	-
Right-of-use lease liability, long-term	Long-term debt	-	-

The following provides details of the Company’s lease expense:

	Three Months Ended March 31,
	2023	2022
Operating lease expense, net	$226,660	$-
Finance lease expense:
Amortization of assets	-	-
Interest on lease liabilities	-	-
Total finance lease expense	-	-
Operating lease expense, net	$226,660	$-

Other information related to leases is presented below:

	2023		2022
Right-of-use assets acquired in exchange for operating lease obligations	$1,733,829		$-
Cash Paid For Amounts Included In Measurement of Liabilities:
Operating cash flows from finance leases	-		-
Operating cash flows from operating leases	243,501		-
Weighted Average Remaining Lease Term:
Operating leases	3.0 years		0.0 years
Finance leases	0.0 years		0.0 years
Weighted Average Discount Rate:
Operating leases	5.00%		5.00%
Finance leases	n/a	%	n/a	%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

	Finance leases	Operating leases
2023 (nine months remaining)	$-	$862,857
2024	-	688,526
2025	-	163,794
2026	-	62,792
2027	-	3,733
Thereafter	-	-
Total future minimum lease payments, undiscounted	-	1,781,702
Less: Imputed interest	(-)	(104,664)
Present value of future minimum lease payments	$-	$1,677,038

Rental expense totaled approximately $226,660 and $0 for the three months ended March 31, 2023 and 2022, respectively.

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NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

During the three-month periods ended March 31, 2023 and 2022, various claims and lawsuits, incidental to the ordinary course of our business, may be brought against the Company. In the opinion of management, after consultation with legal counsel, resolution of any of these matters is not expected to have a material effect on the Company’s condensed consolidated financial statements.

Contractual Obligations

The Company does not believe there are any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company. As of March 31, 2023 and December 31, 2022 there was approximately $0 and $0, respectively, in outstanding letters of credit issued in the normal course of business. These letters of credit would reduce our available borrowings, if we had any. During the three months ended March 31, 2023 the Company entered into a line of credit with a major financial institution.

Executive Employment Agreements and Independent Contractor Agreements

The Company has written employment agreements with its Chief Executive Officer and various other executive officers. All payments made to its executive officers and other service providers are analyzed and determined by the board of directors compensation committee; some payments made to independent contractors (or officer payments as non-employee compensation) may be subject to backup withholding or the general withholding of payroll taxes which may make the Company responsible for the withholding of those taxes. Certain service providers are responsible for their own withholding and payment of taxes. Certain state taxing authorities may otherwise disagree with that analysis.

NOTE 14 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of March 31, 2023, through the date the financial statements were issued and determined that there were the following subsequent events:

On April 14, 2023, the Company entered into a $1,000,000 Business Loan and Security Agreement (the “Secured Loan”) with an accredited investor lending source (the “Lender”). Under the Secured Loan, the Company received $980,000 on April 20, 2023, which was net of fees owed to the Lender. The Secured Loan requires 64 weekly payments of $20,000 each, for a total repayment of $1,280,000 to the Lender. The Secured Loan bears interest at 22.8%. The Secured Loan is secured by all of the assets of the Company and its subsidiaries second only to a previously secured line of credit and contains other customary terms and conditions for agreements of its type. Further, the Company’s Chief Executive Officer, provided a personal guaranty for the Secured Loan.

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1,372,998 Shares of Common Stock

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the Company) that we may incur in connection with the securities being registered hereby.

Offering Expenses
SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Second Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933, as amended (the “Securities Act”).

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On October 25, 2021, the Company issued 536 shares of Common Stock and 536 three-year warrants to purchase Common Stock for $200.00 for an investment of $75,000 by an accredited investor.

On October 29, 2021, the Company issued 590 shares of Common Stock as an interest payment on an outstanding note.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of Common Stock to a legal consultant of the Company for services.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of Common Stock to a financial consultant of the Company for services.

On December 2, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 250 shares of Common Stock to a consultant of the Company for services.

On December 2, 2021, the Company issued 1,765 shares of Common Stock as an interest payment on an outstanding note.

On December 2, 2021, the Company issued 755 shares of Common Stock to convert three outstanding notes to equity.

On December 2, 2021, the Company issued 948 shares of Common Stock as a conversion of Series B Preferred stock.

On December 2, 2021, the Company issued 50 shares of Common Stock in return for services.

On February 3, 2022, multiple Series B Convertible Preferred stockholders converted 201,358 shares of Series B Convertible Preferred Stock to 10,068 shares of Common Stock of the Company.

On February 3, 2022, the Company converted two outstanding notes into 7,443 shares of Common Stock of the Company.

Effective February 6, 2022, Cavalry Fund I, L.P. converted a $1,150,000 note into 15,099 pre-funded units that include 15,099 pre-funded warrants with a restrictive legend with an exercise price of $0.25 per share and 15,099 warrants with an exercise price of $50.25 per the mandatory conversion provisions of the note.

On July 12, 2022, we sold $12,887,976.31 of securities to Armistice Capital Master Fund Ltd., an institutional purchaser. Such securities consisted of (i) 20,372 shares of Common Stock at $27.75 per share, (ii) prefunded warrants that are exercisable into 448,096 shares of Common Stock at $27.50 per prefunded warrant, and (iii) immediately exercisable warrants to purchase up to 936,937 shares of Common Stock at an initial exercise price of $21.50 per share, subject to adjustments as set forth therein, and will expire five years from the date of issuance. EF Hutton, a division of Benchmark Investments, LLC, acted as exclusive placement agent for the offering and was paid: (i) a commission of 10% of the proceeds ($1,288,797.63); (ii) non-accountable expenses of 1% of the proceeds ($128,879.76); and (iii) placement agent expenses of $125,000.

On June 27, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice”) for the purchase and sale of, subject to customary closing conditions, (i) an aggregate of 71,499 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) prefunded warrants (the “Prefunded Warrants”) that are exercisable into 615,000 shares of Common Stock (the “Prefunded Warrant Shares”) and (iii) warrants (the “Warrants”) to initially acquire up to 686,499 shares of Common Stock (the “Warrant Shares”) (representing 100% of the Common Shares and Prefunded Warrant Shares) in a private placement offering (the “Private Placement”) for gross proceeds of $3 million. The Private Placement closed on June 30, 2023.

All of the above-described issuances were exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption there from.

Item 16. Exhibits and Financial Statements.

The list of exhibits in the Index to Exhibits to this registration statement is incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation effective January 22, 2022 (Incorporated by reference to Exhibit 3.4 to Form 10-K, filed March 31, 2022)
3.2	Amended and Restated Bylaws of American Rebel Holdings, Inc. effective as of February 9, 2022 (Incorporated by reference to Exhibit 3.1 to Form 8-K, filed February 15, 2022)
3.3	Certificate of Amendment to the Second Amended and Restated Articles of Incorporation of American Rebel Holdings, Inc. effective as of December 14, 2022 (Incorporated by reference to Exhibit 3.1 to Form 8-K, filed June 26, 2023)
4.1	Certificate of Designation of Series A Preferred Stock (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 24, 2020)
4.2	Certificate of Designation of Series B Preferred Stock (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on June 3, 2021)
4.3	Amended Certificate of Designation of Series B Preferred Stock ((Incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 28, 2021)
4.4	Warrant Agency Agreement with Action Stock Transfer dated February 9, 2022 (Incorporated by reference to Exhibit 4. 2 to Form 8-K, filed February 10, 2022)
4.5	Form of February 2022 Representative’s Warrants (Incorporated by reference to Exhibit 4.2 to Form 8-K, filed February 10, 2022)
4.6	Form of February 2022 Pre-funded Warrant (Incorporated by reference to Exhibit 4.1 to Form 8-K, filed February 15, 2022)
4.7	Form of February 2022 Warrant (Incorporated by reference to Exhibit 4.2 to Form 8-K, filed February 15, 2022)
4.8	Form of July 2022 Warrant (Incorporated by reference to Exhibit 10.1 to Form 8-K, filed July 8, 2022)
4.9	Form of July 2022 Prefunded Warrant (Incorporated by reference to Exhibit 10.2 to Form 8-K, filed July 8, 2022)
4.10	Form of June 2023 Warrant (Incorporated by reference to Exhibit 10.2 to Form 8-K, filed June 28, 2023)
4.11	Form of June 2023 Prefunded Warrant (Incorporated by reference to Exhibit 10.3 to Form 8-K, filed June 28, 2023)
5.1	Opinion of Lucosky Brookman LLP
10.1	Ross Employment Agreement dated January 1, 2021 (Incorporated by reference to Exhibit 10.1 to Form 8-K, filed March 5, 2021)
10.2	Grau Employment Agreement dated January 1, 2021 (Incorporated by reference to Exhibit 10. 2 to Form 8-K, filed March 5, 2021)
10.3	2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.3 to Form 8-K, filed March 5, 2021)
10.4	Form of Director Agreement (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 10, 2022)
10.5	Business Loan and Security Agreement, dated April 14, 2023, by and among American Rebel, Inc. and an accredited investor named there (Incorporated by reference to Exhibit 4.1 to Form 10-K, filed April 14, 2023)
10.6	Securities Purchase Agreement, dated June 27, 2023, between American Rebel Holdings, Inc. and the Armistice Capital Master Fund Ltd. (Incorporated by Reference to Exhibit 10.1 to Form 8-K filed June 28, 2023)
10.7	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.4 to Form 8-K, filed June 28, 2023)
23.1	Consent of BF Borgers CPA, P.C.
23.2	Consent of Lucosky Brookman LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement)
107	Filing Fee Table

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(iv)	Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee on July 21, 2023.

American Rebel Holdings, Inc.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Charles A. Ross, Jr. and Doug E. Grau, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Ross, Jr.	Chief Executive Officer and Director	July 21, 2023
Charles A. Ross, Jr.	(Principal Executive Officer)

/s/ Doug E. Grau	President and Director	July 21, 2023
Doug E. Grau	(Principal Accounting Officer)

/s/ Michael Dean Smith	Director	July 21, 2023
Michael Dean Smith

/s/ Corey Lambrecht	Director	July 21, 2023
Corey Lambrecht

/s/ C. Stephen Cochennet	Director	July 21, 2023
C. Stephen Cochennet

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